UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN STANDARD ENERGY CORP.
(Exact Name of Small Business Issuer in its Charter)

Delaware	1381	20-2791397
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

4800 North Scottsdale Road, Suite 1400
Scottsdale, AZ 85251
Tel. No.: (480) 371-1929
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Scott Mahoney, CFA
Chief Financial Officer
4800 North Scottsdale Road, Suite 1400
Scottsdale, AZ 85251
Tel. No.: (480) 371-1929
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Kathleen Cunningham, Esq.
Kristina Trauger, Esq.
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Tel. No.: (212) 885-5339
 Fax No.: (917) 332-3840

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	10,818,879	$3.11	(2)	$33,646,714	$3,856
Common Stock, $0.001 par value per share, issuable upon exercise of investor’s warrants	9,023,382	$3.11	(2)	$28,062,718	$3,216
Common Stock, $0.001 par value per share, issuable upon exercise of placement agent’s warrants	419,543	$9.00	(3)	$3,775,887	$433
TOTAL	20,261,804			$65,485,319	$7,505

(1)           This Registration Statement covers the resale by our selling shareholders of (i) up to an aggregate of 10,818,879 shares of common stock issued in our private placement offerings, which includes 459,074 shares of common stock issued as penalty shares in connection with the delayed filing of the registration statement, (ii) up to 9,023,382 shares of common stock issuable upon the exercise of common stock purchase warrants issued in the offerings and (iii) up to 419,543 shares of common stock issuable upon exercise of placement agent’s warrants.  In accordance with Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Act.

(2)           The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c), promulgated under the Securities Act, based on the average of the high and low prices of our common stock on December 29, 2011, as reported on the OTC Bulletin Board.

(3)           The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated January 3, 2012

20,261,804 SHARES OF COMMON STOCK

AMERICAN STANDARD ENERGY CORP.

This prospectus relates to the resale by selling security holders of 20,261,804 shares of our common stock, $0.001 par value, including (1) 10,818,879 shares of our common stock, which includes 459,074 shares of common stock issued as penalty shares in connection with the delayed filing of a registration statement, (2) 9,023,382 shares of common stock issuable upon the exercise of warrants held by the selling security holders (the “Investor Warrants”) and (3) 419,543 shares of common stock issuable upon the exercise of warrants held by certain placement agents (the “Placement Agent Warrants”).

We are not selling any shares of our common stock and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus other than proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.  All of the net proceeds from the sale of our common stock will go to the selling security holders.

The selling security holders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board (“OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “ASEN.” On December 29, 2011, the closing bid price of our common stock was $3.16 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:    , 2011

TABLE OF CONTENTS

PAGE
Prospectus Summary	1
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	16
Use of Proceeds	16
Determination of Offering Price	17
Dilution	17
Selling Security Holders	17
Plan of Distribution	28
Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	30
Description of Securities	31
Interests of Named Experts and Counsel	70
Description of Business	33
Legal Proceedings	37
Disclosure Related to Oil and Gas Producing Activities	38
Management Discussion and Analysis of Financial Condition and Result of Operations	43
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	55
Directors, Executive Officers and Corporate Governance	56
Executive Compensation	60
Security Ownership of Certain Beneficial Owners and Management	67
Transactions with Related Persons, Promoters, and Certain Control Persons	69
Financial Statements	F-1
Other Expenses of Issuance and Distribution	II-1
Indemnification of Directors and Officers	II-1
Recent Sales of Unregistered Securities	II-2
Exhibits and Financial Statement Schedules	II-6
Undertakings	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ii

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or “the Company” are to the combined business of American Standard Energy Corp., a Delaware corporation, and its consolidated subsidiaries, including the Company’s wholly-owned subsidiary, American Standard Energy Corp., a Nevada corporation, which is also referred to herein as “Nevada ASEC.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

THE COMPANY

General

We are an independent, non-operator oil and natural gas company engaged in the acquisition of leaseholds of oil and natural gas properties.   We are actively contracting with third party operators to drill our majority leasehold acreage, and are participating in drilling activities through third party operators on our minority interest leasehold acreage for potential petroleum development.  Our leaseholds are located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken.  Our third party operating partners are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies for potential petroleum development.

Our operating subsidiary was formed to acquire certain oil and natural gas properties from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (Geronimo, XOG and CLW, collectively the “XOG Group”).  On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to Nevada ASEC in return for 80% of the common stock of Nevada ASEC.  As of December 29, 2011, we held working interests in approximately 40,100 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

We are affiliated with and have a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas that has been operating, developing and exploiting oil and gas properties in 14 states for over 30 years with its primary focus being the Permian Basin of West Texas.  This relationship has produced acquisition opportunities for the Company beginning in 2010 and is expected to provide the Company with additional opportunities for both production and oil and gas mineral right leasehold acquisitions, including areas of mutual interest (AMIs) and joint ventures, although XOG is not obligated to provide such opportunities to us.   XOG is currently contracted to operate the existing wells currently held by us in the Permian Basin region.  Randall Capps has controlling ownership of XOG, Geronimo and CLW, and is a member of the Company’s board of directors.  Through his ownership interest in the XOG Group, Mr. Capps beneficially owns approximately 49% of our common stock and is the largest shareholder of our common stock.  Mr. Capps is also the father-in-law of Scott Feldhacker, our chief executive officer and director.  We have acquired the majority of our oil and natural gas leasehold properties from the XOG Group.

Corporate History

We were incorporated as National Franchise Directors, Inc. under the laws of the state of Delaware on March 4, 2005.  On October 25, 2005, we changed our name to Famous Uncle Al’s Hot Dogs & Grille, Inc.

American Standard Energy Corp. (“Nevada ASEC”) was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain oil and natural gas properties from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on oil and natural gas producing properties .

On October 1, 2010, we entered into a Share Exchange Agreement, referred to as the Share Exchange Agreement by and among our then-controlling stockholder, Nevada ASEC and the former stockholders of Nevada ASEC.  Pursuant to the Share Exchange Agreement, we (i) spun-off our former restaurant franchise rights and related operations to the former controlling stockholder in exchange for the cancellation of 25,000,000 shares of our common stock and (ii) acquired 100% of the outstanding shares of common stock of Nevada ASEC from the former Nevada ASEC stockholders and received $25,000 of additional consideration.  In exchange, the Nevada ASEC stockholders received approximately 22,000,000 shares of our common stock on the closing date of the Share Exchange Agreement. As a result, Nevada ASEC became our wholly-owned subsidiary.

We will continue to focus on acquiring producing and non-producing mineral right interests and developing our currently held mineral rights leaseholds within the Permian Basin, Bakken, and Eagle Ford regions.  Additionally, we also anticipate pursuing the acquisition of leaseholds within other geographic areas.

Risk Factors

Our ability to operate our business successfully and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 4, including, for example, the following:

•	We depend on third-party operators, the loss of which could materially affect our ability to operate our business;

•	Our growth depends on successful acquisitions and our relationship with the XOG Group;

•
Our leases on certain undeveloped leasehold acreage will expire over the next one to eight years, at which time we will lose our right to develop the related properties unless the acreage is held by production;

•	Our lack of geographic and industry diversification increases the risk of investment in our Company;

•	The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business;

•	Fluctuations in oil and gas prices may adversely affect our financial condition;

•	Tax changes and the elimination of certain tax incentives could have an adverse affect on our financial position;

•	Exploration and drilling for oil and gas are high-risk activities and the estimated reserves and costs may be inaccurate;

•	Changes in federal and state regulation related to our industry and to hydraulic fracturing may have an adverse affect on our business; and

•	An active trading market for our shares may never develop.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate Information

We presently maintain our principal offices at 4800 North Scottsdale Road, Suite 1400, Scottsdale, AZ 85251.  Our telephone number is (480) 371-1929.

The Offering

Common stock offered by selling security holders
20,261,804 shares of common stock. This includes (i) 10,818,879 shares of common stock which includes 459,074 shares of common stock issued as penalty shares in connection with the delayed filing of the registration statement, (ii) 9,023,382 shares of common stock issuable upon exercise of the Investor Warrants, and (iii) 419,543 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding before the offering	39,512,293 common shares as of December 29, 2011.

Common stock outstanding after the offering	39,512,293 shares of common stock as of December 29, 2011, assuming that no warrants or options are exercised including the Investor Warrants and Placement Agent Warrants.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCBB Trading Symbol	ASEN

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. For further information see “Cautionary Statement Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

NEVADA ASEC’S LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

Our wholly-owned subsidiary, Nevada ASEC, was incorporated on April 2, 2010 and was initially funded by its founders, officers and accredited outside investors. Accordingly, Nevada ASEC has a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	the successful development and exploration of our properties;

•	demand for oil and natural gas;

•	the performance level of our competition;

•	our ability to attract and maintain key management and employees; and

•
our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

The business of acquiring, exploring for, developing and producing hydrocarbon reserves is inherently risky. We have a limited operating history for you to consider in evaluating our business and prospects. Our operations are therefore subject to all of the risks inherent in acquiring, exploring for, developing and producing hydrocarbon reserves, particularly in light of our limited experience in undertaking such activities. We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and natural gas reserves on terms that will be commercially viable for us. To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may never produce oil or natural gas.

WE ARE DEPENDENT ON THE SKILL, ABILITY AND DECISIONS OF THIRD-PARTY OPERATORS.  THE FAILURE OF ANY THIRD-PARTY OPERATOR TO PERFORM THEIR SERVICES OR COMPLY WITH LAWS COULD RESULT IN MATERIAL ADVERSE CONSEQUENCES TO OUR PROPERTY INTERESTS AND SUBSTANTIAL PENALTIES.

We do not operate any of our properties. The success of the drilling, development, production and marketing of the oil and natural gas from our properties is dependent upon the decisions of our third-party operators who drill, develop, produce and market the oil and natural gas present on our leasehold properties.  Such third party operators failure to comply with various laws, rules and regulations affecting our properties could result in adverse consequences to us, our properties and our production. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or could reduce the value of our properties, which could negatively affect our results of operations.

OUR THIRD-PARTY OPERATORS MAY BE UNABLE TO RENEW OR MAINTAIN CONTRACTS WITH INDEPENDENT PURCHASERS, WHICH WOULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

Independent purchasers buy our oil and natural gas and our third-party operators negotiate such contracts. Upon expiration of our independent purchasers’ contracts, we are subject to the risk that the oil and natural gas purchasers will cease buying our oil and gas production output. It is not always possible for our third-party operators to obtain replacement oil and natural gas purchasers immediately as the industry is extremely competitive. If these contracts are not renewed, it could result in a significant negative impact on our business as we would be unable to sell the oil or natural gas produced on our leasehold properties.

THE POSSIBILITY OF A GLOBAL FINANCIAL CRISIS MAY SIGNIFICANTLY IMPACT THE COMPANY’S BUSINESS AND FINANCIAL CONDITION FOR THE FORESEEABLE FUTURE.

The credit crisis and related turmoil in the global financial system may adversely impact our business and financial condition, and we may face challenges if conditions in the financial markets remain challenging. Our ability to access the capital markets may be restricted at a time when we would prefer or be required to raise financing. Such constraints could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could also have a material negative impact on the operators upon whom we are dependent on for drilling our wells, and our lenders, causing us to fail to meet our obligations to them or for them to fail to meet their obligations to the Company. Additionally, market conditions could have a material negative impact on any crude oil hedging arrangements we may employ in the future if our counterparties are unable to perform their obligations or seek bankruptcy protection.

THE FUTURE OF THE COMPANY IS DEPENDENT ON THE SUCCESSFUL ACQUISITION AND DEVELOPMENT OF PRODUCING AND RESERVE RICH PROPERTIES AND ON OUR RELATIONSHIP WITH XOG.

We are in the early stages of the acquisition of our portfolio of leaseholds and other natural resource holdings. We will continue to supplement our current portfolio with additional sites and leaseholds. Our ability to meet our growth and operational objectives will depend on the success of our acquisitions and our relationship with XOG, and there is no assurance that the integration of future assets and leaseholds will be successful. XOG is currently contracted to operate our existing wells in the Permian Basin region and provides us with a source of leasehold acquisitions. The loss of our relationship with XOG would make it more difficult to locate attractive leasehold acquisition targets. The possibility exists that future transactions between the Company and its affiliates may not be considered arms-length when executed due to the common ownership of our largest stockholder, Randall Capps, and his controlling ownership of the XOG Group.  Randall Capps is also a Director on the Company’s Board of Directors and the father-in-law of the Company’s Chief Executive Officer, Scott Feldhacker.

THE COMPANY’S LACK OF DIVERSIFICATION WILL INCREASE THE RISK OF AN INVESTMENT IN THE COMPANY, AND THE COMPANY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY DETERIORATE IF THE COMPANY FAILS TO DIVERSIFY.

Our business focus is on the oil and gas industry and initially, our interest will be in a limited number of properties in the Bakken, Eagle Ford and Permian Basin regions. Larger companies have the ability to manage their risk by greater geographic and industry diversification. However, we may lack comparable diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting the oil and gas industry or the regions in which we operate, than we would if we were a more diversified business. If we do not diversify the nature and geographic scope of our operations, our financial condition and results of operations could deteriorate in connection with downturns in the oil and gas industry or the oil and gas production in the geographic areas in which we operate.

THE COMPANY MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO IMPLEMENT ITS BUSINESS PLAN, WHICH COULD RESTRICT THE COMPANY’S ABILITY TO GROW.

We expect to be able to fund our 2011 capital budget partially with operating cash flows, in conjunction with additional stock offerings and our credit facility entered into on September 21, 2011. We will require additional capital to continue to grow our business via the drilling program through our third party operators associated with our current properties and expansion of our exploration and development and leasehold acquisition programs. We may be unable to obtain additional capital if and when required.

Future acquisitions and future exploration and development activity will require additional capital that may exceed operating cash flow. In addition, our administrative costs (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require cash resources.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. The Company may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the required capital by other means. If we are not successful in raising additional capital, our resources may be insufficient to fund the Company’s planned expansion of operations in 2011 or thereafter.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the nominal fair market value of the Company’s equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights, the issuance of other derivative securities and issuances of incentive awards under equity employee incentive plans, all of which may have a dilutive effect to existing investors.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties, prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to the Company) and the departure of key employees. Further, if oil or natural gas prices decline, our revenues will likely decrease and such decreased revenues may increase the Company’s requirements for capital. If the amount of capital we are able to raise from financing activities, together with revenues from our operations, are not sufficient to satisfy our capital needs (even if we reduce our operations), we may be required to cease operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

STRATEGIC RELATIONSHIPS UPON WHICH THE COMPANY MAY RELY ARE SUBJECT TO CHANGE, WHICH MAY DIMINISH THE COMPANY’S ABILITY TO CONDUCT ITS OPERATIONS.

Our ability to acquire additional leaseholds successfully, to increase our oil and natural gas reserves, to participate in drilling opportunities through our third party operators and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with XOG and industry participants, and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. Our inability to maintain close working relationships with XOG and other industry participants or continue to acquire suitable leaseholds may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of members of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources which we may use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them adequately. In addition, the dynamics of Nevada ASEC’s relationships with strategic partners may require the Company to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain Nevada ASEC’s relationships. For example, we may hold minority interests in a lease that has significant existing or prospective value due to current production or future reserve prospects.  We may be subject to contracts with a third-party operator that compel us to make certain financial commitments on that lease, otherwise we may be at risk of forfeiting existing or future rights to petroleum production from that lease if we fail to meet those financial obligations.  Such provisions may be included in any third party joint operating agreement, or JOA, drilling program under an area of mutual interest (AMI), or other joint venture projects which are common in our industry. If Nevada ASEC’s strategic relationships are not established or maintained, the Company’s business prospects may be limited, which could diminish our ability to conduct our operations.

WE MUST REACH AGREEMENTS WITH THIRD PARTY PROFESSIONALS AND EXPERTS TO SUPPLY US WITH THE EXPERTISE, SERVICES AND INFRASTRUCTURE NECESSARY TO OPERATE OUR BUSINESS, AND THE LOSS OF ACCESS TO THESE EXPERTS, THESE SERVICES AND INFRASTRUCTURE COULD CAUSE OUR BUSINESS TO SUFFER, WHICH, IN TURN, COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS.

We have certain contemplated strategic vendor relationships that will be critical to our strategy. As a non-operator, we must actively secure the services of drilling companies, hydrofracking and completion companies, contract operators, engineers and other service providers.  In our majority working interest leases in the Permian Basin, we rely on the contractual relationship with XOG for much of these services.  We also rely on the consulting expertise of Cambrian Management Ltd., an unaffiliated third-party consulting firm with expertise in the drilling and completion of specific wells in the Permian Basin.  We cannot assure that these relationships can be maintained or obtained on terms favorable to us. Our success depends substantially on obtaining relationships with additional strategic partners, such as investment banks, accounting firms, legal firms and operational entities. If we are unable to obtain or maintain relationships with strategic partners, our business, prospects, financial condition and results of operations may be materially adversely affected.

CERTAIN OF OUR UNDEVELOPED LEASEHOLD ACREAGE IS SUBJECT TO LEASES THAT WILL EXPIRE OVER THE NEXT SEVERAL YEARS UNLESS PRODUCTION IS ESTABLISHED ON SUCH ACREAGE OR THE LEASES ARE EXTENDED.

Our leases on certain undeveloped leasehold acreage may expire over the next one to eight years. A portion of our acreage is not currently held by production. Unless production in paying quantities is established on acres containing these leases during their initial terms or we obtain extensions of the leases, these leases will expire. If our leases expire, we will lose our right to develop the related properties covered by such leases.

THE COMPANY IS DEPENDENT ON CERTAIN KEY PERSONNEL.  THE LOSS OF SUCH PERSONNEL COULD IMPAIR OUR ABILITY TO FULFILL OUR BUSINESS PLAN.

We are dependent on the services of Scott Feldhacker, our Chief Executive Officer, Richard MacQueen, our President and Scott Mahoney, our Chief Financial Officer. The loss of services of any of these individuals could impair our ability to complete acquisitions of producing assets and leaseholds, perform relevant managerial and legal services and maintain key relationships with XOG and other market participants which could have a material adverse effect on our business, financial condition and results of operations.

RANDALL CAPPS, THE FATHER-IN-LAW OF OUR CHIEF EXECUTIVE OFFICER, IS THE LARGEST HOLDER OF OUR COMMON STOCK AND IS A DIRECTOR OF THE COMPANY.  THE INTERESTS OF MR. CAPPS MAY NOT BE ALIGNED WITH OUR INTERESTS OR THE INTERESTS OF OUR OTHER STOCKHOLDERS.  ACCORDINGLY, ANY LOSS OF OUR RELATIONSHIP WITH MR. CAPPS, OR A DISAGREEMENT WITH MR. CAPPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS, PROSPECTS, REVENUES AND RESULTS OF OPERATIONS.

Randall Capps is a member of our board of directors and, as of December 29, 2011, beneficially owns 19,492,616 shares of common stock or approximately 49% of the Company’s outstanding common stock. Mr. Capps is the sole owner of XOG and Geronimo and is the majority owner of CLW. This significant ownership allows Mr. Capps to be able to exert significant control over decisions requiring stockholder approval, including the election of directors and approval of the sale of assets and other business combinations. Additionally, as one of our directors, Mr. Capps is aware of our business plans and may disagree with management’s day-to-day operations of the Company.  Conflicts of interest may arise between Mr. Capps and his affiliates, including XOG, Geronimo and CLW, on the one hand, and the Company and our other stockholders, on the other hand. As a result of these conflicts, Mr. Capps and his affiliates may favor their own interests over the interests of our stockholders.

RANDALL CAPPS AND HIS AFFILIATED ENTITIES, THE XOG GROUP, ARE NOT LIMITED IN THEIR ABILITY TO COMPETE WITH US, WHICH COULD LIMIT OUR ABILITY TO ACQUIRE OR DEVELOP ADDITIONAL ASSETS OR BUSINESSES.

Mr. Capps and his affiliates are not limited in their ability to compete with us and are under no obligation to offer opportunities to us. In addition, Mr. Capps and his affiliates may compete with us with respect to any future acquisition opportunities.

Neither our charter documents nor any other agreement prohibits Mr. Capps or the XOG Group from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Mr. Capps and the XOG Group may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets. Competition from Mr. Capps and the XOG Group could adversely impact our business prospects and results of operations.

THE COMPANY NEEDS TO CONTINUE TO DEVELOP AND MAINTAIN A DIVERSE PORTFOLIO OF LEASEHOLDS AND PRODUCING PROPERTIES, OTHERWISE THE COMPANY WILL BE UNABLE TO EFFECTIVELY COMPETE IN THE INDUSTRY.

To remain competitive, we must continue to enhance and improve our oil and natural gas reserves and producing properties and leaseholds. The Company needs to seek available properties and leaseholds in various locations including the Bakken, Eagle Ford and Permian Basin formations, among others. These efforts may require us to choose one available property in lieu of another which increases risk to our potential holdings.  If we are unable to maintain a diverse portfolio of leasehold properties, we will be unable to compete effectively and may be negatively impacted financially if our leasehold properties in a certain location are unable to produce.

MARKET CONDITIONS OR TRANSPORTATION IMPEDIMENTS MAY HINDER ACCESS TO OIL AND NATURAL GAS MARKETS OR DELAY PRODUCTION.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations by our third party operators may restrict our access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas, the proximity of reserves to pipelines or trucking and terminal facilities and the availability of trucks and other transportation equipment. The operators we contract or partner with may be required to shut-in wells or delay initial production for lack of a viable market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we will be unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

Risks Related to the Company’s Industry

THE OIL AND GAS INDUSTRY IS SUBJECT TO SUBSTANTIAL COMPETITION.  IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and natural gas leases and other properties and services the Company requires to operate its business in the planned areas. This competition is increasingly intense as prices of oil and natural gas have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies who may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, existing or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE DEVELOPMENT AND EXPLORATION OF OIL, GAS, AND OTHER NATURAL RESOURCES, THEREBY HINDERING OUR ABILITY TO PRODUCE REVENUE.

A number of potential legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of oil, natural gas and other natural resources including within the primary geographic areas in which we hold properties. The adoption of new laws or the application of existing laws may decrease the growth in the demand or the cost of exploring for and developing natural resources which could in turn decrease the usage and demand for our production or increase our cost of doing business.

The recent trend in environmental legislation and regulation generally is toward stricter standards. These laws and regulations including the Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), the Federal Resource Conservation and Recovery Act (“RCRA”) and the Endangered Species Act (“ESA”) may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from its operations.  If operations of our properties are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of operations. Any penalties, damages, fines or curtailment of operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. In addition, many of these laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business.

Additionally, hydraulic fracturing, the process of creating or expanding cracks, or fractures, in formations underground where water, sand and other additives are pumped under high pressure into the formation, is currently used in completing greater than 90% of all oil and natural gas wells drilled in the United States. While hydraulic fracturing is typically regulated by state oil and gas commissions, the EPA recently asserted federal regulatory authority over hydraulic fracturing involving diesel fuels under the Safe Drinking Water Act’s Underground Injection Control Program and has begun the process of drafting guidance documents for permitting authorities and the industry on the process for obtaining a permit for hydraulic fracturing involving diesel fuel. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with results of the study anticipated to be available by late 2012. Also, for the second consecutive session, legislation has been introduced in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. We cannot predict whether additional hydraulic fracturing federal, state or local laws or regulations will be enacted and, if so, what actions any such laws or regulations would require or prohibit. If additional levels of regulation or permitting requirements were imposed through the adoption of new laws and regulations, our operations with respect to our leasehold properties could be subject to delays, increased operating and compliance costs and process prohibitions. Restrictions on hydraulic fracturing could also reduce the amount of oil, natural gas liquids and natural gas that we are ultimately able to produce in commercial quantities from our leasehold properties.

CRUDE OIL AND NATURAL GAS PRICES ARE VERY VOLATILE. A PROTRACTED PERIOD OF DEPRESSED OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The prices we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production and reserves depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas by both refineries and end users;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas.

Further, oil and natural gas prices do not necessarily fluctuate in direct relationship to each other. Because approximately 48.6% of our estimated proved reserves as of December 31, 2010 were oil, our financial results are more sensitive to fluctuations in oil prices. The price of oil has been extremely volatile, and we expect this volatility to continue for the foreseeable future. The slowdown in economic activity caused by the worldwide economic recession has reduced worldwide demand for energy and resulted in lower crude oil and natural gas prices. Crude oil prices declined from record high levels in early July 2008 of over $140 per Bbl to below $45 per Bbl in February 2009 before rebounding to over $95 per Bbl in November 2011. Natural gas prices declined from over $13 per MMBtu (million British thermal units) in mid-2008 to approximately $3 per MMBtu in November 2011.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures; we will be required to reduce spending or borrow to cover any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of the lenders based on the collateral value of proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations.

TAXATION OF NATURAL RESOURCES COULD SLOW THE DEMAND FOR INVESTMENT IN THE COMPANY’S INDUSTRY.

President Obama’s Proposed Fiscal Year 2012 Budget includes proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to the Company.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES.  THE OCCURRENCE OF ANY OF THESE UNCERTAINTIES MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

Our future success will depend on the success of our exploration, development, and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decision to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

OUR BUSINESS OF EXPLORING FOR OIL AND GAS IS RISKY AND MAY NOT BE COMMERCIALLY SUCCESSFUL, AND THE ADVANCED TECHNOLOGIES THE COMPANY USES CANNOT ELIMINATE EXPLORATION RISK.

Our future success will depend on the success of our exploratory drilling program through our third party operators. Oil and gas exploration and development involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage. Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;

•	domestic and foreign reserves and supply of oil and natural gas;

•	competitive measures implemented by competitors and domestic and foreign governmental bodies;

•	political climates in nations that traditionally produce and export significant quantities of oil and natural gas and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in less known formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and lost equipment, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

WE MAY NOT BE ABLE TO DEVELOP OIL AND GAS RESERVES ON AN ECONOMICALLY VIABLE BASIS, AND OUR RESERVES AND PRODUCTION MAY DECLINE AS A RESULT.

If we succeed in discovering oil or natural gas reserves, we cannot assure that these reserves will be capable of the production levels we project or that such levels will be in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future performance will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to distribute effectively our production into the markets.

 Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot assure you we will do so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and could result in the impairment of our oil and natural gas properties.

ESTIMATES OF OIL AND NATURAL GAS RESERVES THAT MAY BE INACCURATE AND ACTUAL REVENUES MAY BE LOWER THAN THE COMPANY’S FINANCIAL PROJECTIONS.

We make estimates of oil and natural gas reserves, upon which we have and will base our management decisions. We make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates rely in part on the ability of our management team, engineers and other advisors to make accurate assumptions.

Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. The process of estimating oil and natural gas reserves is complex and will require us to make significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and could result in the impairment of our oil and natural gas properties.

DRILLING NEW WELLS COULD RESULT IN NEW LIABILITIES, WHICH COULD ENDANGER THE COMPANY’S INTERESTS IN ITS PROPERTIES AND ASSETS.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We do our best to insure the Company with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

DECOMMISSIONING COSTS ARE UNKNOWN AND MAY BE SUBSTANTIAL. UNPLANNED COSTS COULD DIVERT RESOURCES FROM OTHER PROJECTS.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which the Company uses for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

THE COMPANY MAY HAVE DIFFICULTY DISTRIBUTING ITS PRODUCTION, WHICH COULD HARM THE COMPANY’S FINANCIAL CONDITION.

In order to sell the oil and natural gas that are produced from our properties, the operators of our wells may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

ENVIRONMENTAL RISKS MAY ADVERSELY AFFECT THE COMPANY’S BUSINESS.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

THE COMPANY’S BUSINESS MAY SUFFER IF IT CANNOT OBTAIN OR MAINTAIN NECESSARY LICENSES.

Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. The Company’s ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or the loss of or denial of extension of, any of these licenses or permits could result in our inability to utilize certain of our leasehold properties or wells and would therefore diminish our ability to produce revenue.

CHALLENGES TO OUR LEASEHOLDS PROPERTIES MAY IMPACT THE COMPANY’S FINANCIAL CONDITION.

Title to oil and gas properties is often not capable of conclusive determination without incurring substantial expense. While the Company intends to make appropriate inquiries into the title of properties and other development rights when we acquire leaseholds, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the leasehold properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

THE COMPANY WILL RELY ON TECHNOLOGY TO CONDUCT ITS BUSINESS, AND SUCH TECHNOLOGY COULD BECOME INEFFECTIVE OR OBSOLETE WHICH WOULD RESULT IN SUBSTANTIAL COSTS TO THE COMPANY.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We must continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than if our technology was more efficient.

FEDERAL AND STATE LEGISLATION AND REGULATORY INITIATIVES RELATING TO HYDRAULIC FRACTURING COULD RESULT IN INCREASED COSTS AND ADDITIONAL OPERATING RESTRICTIONS OR DELAYS.

Legislation was proposed in the last Congress to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. We expect that third parties will be engaged to provide hydraulic fracturing or other well stimulation services in connection with many of the wells for the operators. If similar legislation is ultimately adopted, it could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

In addition to possible future regulatory changes at the federal level, several states (including Arkansas, Colorado, New York and Pennsylvania), have considered, or are considering, legislation or regulations similar to the federal legislation described above. Recently, for example, the Wyoming Oil and Gas Conservation Commission passed a rule requiring disclosure of hydraulic fracturing fluid content. At this time, it is not possible to estimate the potential impact on our business of additional federal or state regulatory actions affecting hydraulic fracturing. In addition, a number of states in which we plan to conduct hydraulic fracturing operations are currently conducting, or may in the future conduct, regulatory reviews that potentially could restrict or limit our access to shale formations located in their states. In most states, our third party operators are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions which may be imposed in connection with the granting of the permit. Recently, moratoriums on the issuance of permits have been imposed upon inland drilling and completion activities. For example, subject to an Executive Order issued by Governor Paterson on December 13, 2010, the New York Department of Environmental Conservation will not issue permits for drilling and completion activities until it completes a final environmental impact study following public comment. Wyoming and Colorado have enacted additional regulations applicable to our business activities. Arkansas is presently considering similar regulations. Some of the drilling and completion activities may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands.

In March 2010, the United States Environmental Protection Agency announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. Interim results of the study are expected in 2012, with final results expected in 2014. The agency also announced that one of its enforcement initiatives for 2011 to 2013 would be to focus on environmental compliance by the energy extraction sector. This study and enforcement initiative could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

POSSIBLE REGULATION RELATED TO GLOBAL WARMING AND CLIMATE CHANGE COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND DEMAND FOR OIL AND NATURAL GAS.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that requires reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change, and the Kyoto Protocol address greenhouse gas emissions, and several counties including the European Union have established greenhouse gas regulatory systems. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs.

Increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have a material adverse effect on our financial condition and results of operations. Changes in climate due to global warming trends could adversely affect our operations by limiting or increasing the costs associated with equipment or product supplies. In addition, flooding and adverse weather conditions such as increased frequency and/or severity of hurricanes could impair our ability to operate in affected regions of the country. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters may decrease the demand for our oil or natural gas.

The EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and require reporting by regulated facilities by March 2011 and annually thereafter. In November 2010, the EPA issued a final rule requiring companies to report certain greenhouse gas emissions from oil and natural gas facilities. Our oil and natural gas operations are subject to such greenhouse gas reporting requirements and we will monitor our emissions to make such required reports when due in 2012. While we believe that we will be able to substantially comply with such reporting requirements without any material adverse effect to our financial condition, since such reporting requirements with respect to greenhouse gas emissions are new in the oil and gas industry, there can be no assurance that our reports will initially be in substantial compliance or that such requirements will not develop into more stringent and costly obligations that may have a significant impact on our operating costs. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding serves as a first step to issuing regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. EPA has proposed such greenhouse gas regulations and may issue final rules this year.

In the courts, several decisions have been issued that may increase the risk of claims being filed by governments and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs, and could have an adverse effect on demand for the oil and natural gas that we produce.

Risks Related to the Company’s Securities and this Offering

UPON EFFECTIVENESS OF THE REGISTRATION STATEMENT, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR SALE, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Once the registration statement is declared effectively by the SEC, the shares of common stock registered thereunder will become available for sale in the public market, which could decrease the market price of our common stock in general. Further, some or all of our shares may be offered from time to time in the open market pursuant to Rule 144 promulgated under the Securities Act, and these sales may have a depressive effect on the market for our common stock. Sales undertaken pursuant to the effectiveness of the registration statement or Rule 144 could depress the market price of the shares.

THE COMPANY’S COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the OTCBB, which is a significantly more limited trading market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of the Company’s shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

THE COMPANY’S COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASKING PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Currently, the Company’s common stock is quoted in the OTCBB and the trading volume the Company anticipates to develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCBB stocks and certain major brokerage firms restrict their brokers from recommending OTCBB stocks because they are considered speculative, volatile and thinly traded. The OTCBB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCBB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

THE COMPANY’S COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO ITS OPERATIONS.

The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

OUR BOARD OF DIRECTORS’ ABILITY TO ISSUE UNDESIGNATED PREFERRED STOCK AND THE EXISTENCE OF ANTI-TAKEOVER PROVISIONS MAY DEPRESS THE VALUE OF OUR COMMON STOCK.

Our authorized capital includes one million shares of undesignated preferred stock.  Our board of directors has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” Our board may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of us that are not approved by our board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, our stockholders will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.

WE ARE SUBJECT TO THE PENNY STOCK RULES ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) THAT REQUIRE BROKERS TO PROVIDE EXTENSIVE DISCLOSURE TO ITS CUSTOMERS PRIOR TO EXECUTING TRADES IN PENNY STOCKS. THESE DISCLOSURE REQUIREMENTS MAY CAUSE A REDUCTION IN THE TRADING ACTIVITY OF OUR COMMON STOCK, WHICH IN ALL LIKELIHOOD WOULD MAKE IT DIFFICULT FOR OUR STOCKHOLDERS TO SELL THEIR SECURITIES.

Rule 3a51-1 of the Securities Exchange Act of 1934, as amended, establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule required by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their Common Stock.

FUTURE SALES OF COMMON STOCK IN THE PUBLIC MARKET OR THE ISSUANCE OF COMMON STOCK OR THE EXERCISE OF OUR CONVERTIBLE SECURITIES WOULD CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS AND COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

Our Certificate of Incorporation currently authorizes our board of directors to issue shares of Common Stock in excess of the Common Stock outstanding.  Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.  We may issue Common Stock in the future for a number of reasons, including to attract and retain key personnel, as purchase price for possible acquisitions, to lenders, investment banks, or investors in order to achieve more favorable terms from these parties and align their interests with our common equity holders, to management and/or employees to reward performance, to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities or if any of the convertible securities currently outstanding are exercised, our existing stockholders may experience dilution.  Future sales of the Common Stock, the perception that such sales could occur or the availability for future sale of shares of the Common Stock or securities convertible into or exercisable for our Common Stock could adversely affect the market prices of our Common Stock prevailing from time to time.  The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders. In addition, future public sales of shares of the Common Stock could impair our ability to raise capital by offering equity securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Description of Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business.  The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events.  All the projections and estimates are based exclusively on the Company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities.  The actual results may differ significantly from the projections.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. To the extent that the selling stockholders exercise, for cash, all of the Investor Warrant and Placement Agent Warrants covering the 8,538,576 shares of common stock registered for resale under this prospectus other than the Series A Warrant Anti-Dilution Shares, as defined below, we would receive approximately $42.2 million in the aggregate from such exercises of the total funds, only $12.65 million is subject to a cash conversion with the $12.65 million due to the Company. The remaining $29.55 million can be paid for utilizing a cashless exercise provision for which we will receive no cash upon exercise of the warrants. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The selling security holders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, the existing shareholder will experience dilution to their ownership interests in us.
SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders consist of 20,261,804 shares of our common stock held by 81 holders who were investors in our private placements for an aggregate of approximately $50 million in total offering proceeds.  Such shares consist of (i) 4,401,930 shares of our common stock, 1,100,482 shares of common stock underlying First PIPE Series A Warrants with an exercise price of $5.00 per share, 1,100,482 shares of common stock underlying First PIPE Series B Warrants with an exercise price of $6.50 per share and 317,118 shares of common stock underlying warrants issued to the placement agent in connection with an offering closed on February 1, 2011 (the “First PIPE”); (ii) 3,697,005 shares of our common stock, 1,848,502 shares of common stock underlying Second PIPE Warrants with an exercise price of $9.00 per share and 102,425 shares of common stock underlying warrants issued to the placement agent in connection with an offering closed on March 31, 2011 (the “Second PIPE”); (iii) 2,260,870 shares of our common stock, 1,130,435 shares of common stock underlying Third PIPE Series A Warrants with an exercise price of $9.00 per share, 904,349 shares of our common stock issuable pursuant to anti-dilution provisions of the Third PIPE Series A Warrants, 2,939,131 shares of common stock underlying Third PIPE Series B Warrants issued in connection with an offering closed on July 15, 2011 (the “Third PIPE”) and (iv) 459,074 shares of common stock issued as penalty shares in connection with the delayed filing of a registration statement in connection with the First PIPE and Second PIPE.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 30, 2011 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.

Name		Shares Beneficially Owned Before the Offering	Shares to Be Offered	Shares Beneficially Owned After the Offering	Percentage Beneficially Owned After the Offering
Pentwater Growth Fund Ltd.	1	493,521	493,521	0	0%
Pentwater Equity Opportunities Master Fund Ltd.	2	4,118,888	4,118,888	0	0%
Oceana Master Fund Ltd.	3	2,139,110	2,139,110	0	0%
LMA SPC for and on behalf of MAP 98 Segregated Portfolio	4	1,040,156	1,040,156	0	0%
PWCM Master Fund Ltd.	5	1,068,525	1,068,525	0	0%
J. Steven Emerson Roth IRA (Gold)	6	780,807	780,807	0	0%
J. Steven Emerson Roth IRA	7	624,645	624,645	0	0%
IRA FBO J. Steven Emerson, Pershing LLC as Custodian Rollover Account II	8	310,164	310,164	0	0%
J. Steven Emerson	9	232,623	232,623	0	0%
Emerson Partners	10	156,161	156,161	0	0%
Calm Waters Partnership	11	1,511,850	1,511,850	0	0%

Hare & Co.	12	1,402,213	1,402,213	0	0%
Booth & Co.	13	233,702	233,702	0	0%
Formula Growth Global Opportunities Fund	14	107,877	107,877	0	0%
Formula Growth Fund	15	431,532	431,532	0	0%
Formula Growth Hedge Fund	16	377,589	377,589	0	0%
AGR Trading SPC, on behalf of Series OE Segregated Portfolio	17	18,455	18,455	0	0%
Compass Offshore SAV PCC Limited	18	152,246	152,246	0	0%
Compass SAV LLC	19	124,565	124,565	0	0%
Egret Investments, Ltd.	20	44,629	44,629	0	0%
Ospraie Equity Master Fund, LP	21	172,987	172,987	0	0%
Permal Ospraie Ltd.	22	26,531	26,531	0	0%
Randall Capps	23	19,493,077	446,177	19,046,900	48.03%
Millrace Fund, LP	24	327,615	327,615	0	0%
Pennington Capital	25	311,783	311,783	0	0%
Perritt Emerging Opportunities Fund	26	222,530	222,530	0	0%
Hudson Bay Master Fund, Ltd.	27	556,525	556,525	0	0%
William D. Moreland	28	162,836	162,836	0	0%
Seaside 88, LP	29	139,574	139,574	0	0%
Straus Partners, L.P.	30	134,854	134,854	0	0%
Alpha Capital Anstalt	31	111,542	111,542	0	0%
Fernandez Maritol Trust #2	32	62,357	62,357	0	0%
Michael A. Fernandez	33	38,932	38,932	0	0%
MicroPIPE Fund I, LLC	34	93,697	93,697	0	0%
Stanford Baratz Rev. Trust	35	118,488	118,488	0	0%
Pinnacle Investment Group LLC	36	87,170	87,170	0	0%
Mulholland Fund LP	37	85,295	85,295	0	0%
Terry A. Lynner	38	80,912	80,912	0	0%
Robert Loren Polak	39	80,643	80,643	0	0%

Paragon Capital LP	40	77,541	77,541	0	0%
Robert J. Evans	41	62,033	62,033	0	0%
Joan & David Warner Family Limited Partnership	42	53,943	53,943	0	0%
James E. Peltier	43	53,940	53,940	0	0%
Warberg Opportunistic Trading Fund LP	44	49,842	49,842	0	0%
Robert F. McCullough Jr.	45	46,525	46,525	0	0%
Christopher McIvor	46	46,848	46,848	0	0%
G-2 Trading, LLC	47	46,848	46,848	0	0%
Richard H. Nicholson	48	46,848	46,848	0	0%
Killer Whale Holdings, LLC	49	46,848	46,848	0	0%
Tom and Maureen Pesek	50	46,848	46,848	0	0%
Robert Gales	51	46,848	46,848	0	0%
Robert B. Stewart Jr., Separate Property Trust U/A/D 11/10/08	52	38,932	38,932	0	0%
Alberta Resources, LLC	53	31,016	31,016	0	0%
Faerol B. Wiedman Intervivos Revocable Trust U/A/D 11/20/09	54	31,016	31,016	0	0%
Kleemann Family 2004 Revocable Trust	55	31,016	31,016	0	0%
Ronald and Valerie Hauptman	56	27,915	27,915	0	0%
IRA FBO Ruth Meany Murphy, Pershing LLC as custodian	57	27,915	27,915	0	0%
Theodore S. Green and Debra M. Beneck	58	27,915	27,915	0	0%
IRA FBO William C. Schaeder, Pershing LLC as Custodian	59	27,915	27,915	0	0%
Albert David Flor	60	26,971	26,971	0	0%
Kraig Lungstrom	61	26,971	26,971	0	0%
Terrance K. Russell	62	26,971	26,971	0	0%
James R. Delich and Shirley F. Delich	63	26,969	26,969	0	0%
David W. Andreas Trust	64	13,485	13,485	0	0%
Donna J Andreas Trust	65	13,485	13,485	0	0%

Cranshire Capital, LP	66	22,310	22,310	0	0%
David R. Morgan	67	21,711	21,711	0	0%
RBC Capital Markets as Custodian for Robert Castle IRA	68	14,112	14,112	0	0%
Robert Castle	69	6,513	6,513	0	0%
Donald R. Kendall, Jr.	70	15,508	15,508	0	0%
Jonathan B. Kruljac and Teri E. Kruljac JTTEN	71	15,508	15,508	0	0%
Gary L. Fredrickson	72	13,492	13,492	0	0%
William R. Swanson and Catherine A. Swanson	73	13,492	13,492	0	0%
Houshmand Aftahi	74	13,485	13,485	0	0%
Kermit J. Zaffke	75	13,485	13,485	0	0%
VIVA Co. LLC	76	13,485	13,485	0	0%
Robert Rosenthal Residual Trust	77	13,483	13,483	0	0%
Gary E. Mintz	78	12,407	12,407	0	0%
Richard H. Waryn	79	12,407	12,407	0	0%
Michael E. Donnelly	80	7,754	7,754	0	0%
Northland Securities, Inc.	81	419,543	419,543	0	0%
Total		39,308,704	20,261,804	19,046,900	48.03%

(1) Consists of 316,475 shares of our common stock, 63,119 shares of our common stock underlying the First PIPE Series A Warrant, 63,119 shares of our common stock underlying the First PIPE Series B Warrant, 32,000 shares of common stock underlying the Second PIPE Warrants and 18,808 penalty shares of common stock in connection with the delayed filing of this registration statement in connection with the First PIPE and Second PIPE (“Penalty Shares”), issued to Pentwater Growth Fund Ltd.  Pentwater Capital Management LP ("Pentwater LP") is the investment advisor of Pentwater Growth Fund Ltd. ("Pentwater Growth") and consequently has voting control and investment discretion over securities held by Pentwater Growth. Neal Nenadovic ("Mr. Nenadovic"), Chief Financial Officer of Pentwater LP has voting control over Pentwater Growth. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Pentwater Growth.

2) Consists of 1,522,348 shares of our common stock, 62,500 shares of our common stock underlying the First PIPE Series A Warrant, 62,500 shares of our common stock underlying the First PIPE Series B Warrant, 104,000 shares of common stock underlying the Second PIPE Warrants, 532,174 shares of our common stock underlying the Third PIPE Series A Warrants, 425,739 shares of our common stock issuable pursuant to anti-dilution provisions of the Third PIPE Series A Warrants (“Series A Warrant Anti-Dilution Shares”), 1,383,652 shares of our common stock underlying the Third PIPE Series B Warrants and 25,974 Penalty Shares issued to Pentwater Equity Opportunities Master Fund Ltd. Pentwater LP is the investment advisor of Pentwater Equity Opportunities Master Fund Ltd. ("Pentwater Opportunities") and consequently has voting control and investment discretion over securities held by Pentwater Opportunities.  Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over Pentwater Opportunities. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Pentwater Opportunities.

(3) Consists of 888,714 shares of our common stock, 85,396 shares of our common stock underlying the First PIPE Series A Warrant, 85,396 shares of our common stock underlying the First PIPE Series B Warrant, 44,000 shares of common stock underlying the Second PIPE Warrants, 229,565 shares of our common stock underlying the Third PIPE Series A Warrants, 183,652 Series A Warrant Anti-Dilution Shares, 596,869 shares of our common stock underlying the Third PIPE Series B Warrants and 25,518 Penalty Shares issued to Oceana Master Fund Ltd. Pentwater LP is the investment advisor of Oceana Master Fund Ltd. ("Oceana Fund") and consequently has voting control and investment discretion over securities held by Oceana Fund. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over Oceana Fund. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Oceana Fund.

(4) Consists of 425,505 shares of our common stock, 38,985 shares of our common stock underlying the First PIPE Series A Warrant, 38,985 shares of our common stock underlying the First PIPE Series B Warrant, 20,000 shares of common stock underlying the Second PIPE Warrants, 114,782 shares of our common stock underlying the Third PIPE Series A Warrants, 91,826 Series A Warrant Anti-Dilution Shares, 298,433 shares of our common stock underlying the Third PIPE Series B Warrants and 11,640 Penalty Shares issued to LMA SPC for and on behalf of MAP 98 Segregated Portfolio. Pentwater LP is the investment advisor of LMA SPC for and on behalf of MAP 98 Segregated Portfolio ("MAP 98") and consequently has voting control and investment discretion over securities held by MAP 98. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over MAP 98. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by MAP 98.

(5) Consists of 333,914 shares of our common stock, 166,957 shares of our common stock underlying Third PIPE Series A Warrants, 133,566 Series A Warrant Anti-Dilution Shares and 434,088 shares of our common stock underlying Third PIPE Series B Warrants issued to PWCM Master Fund Ltd. Pentwater LP is the investment advisor of PWCM Master Fund Ltd. and consequently has voting control and investment discretion over securities held by PWCM Master Fund Ltd. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over PWCM Master Fund Ltd. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by PWCM Master Fund Ltd.

(6) Consists of 500,000 shares of our common stock, 125,000 shares of our common stock underlying the First PIPE Series A Warrant, 125,000 shares of our common stock underlying the First PIPE Series B Warrant and 30,807 Penalty Shares issued to the selling stockholder.

(7) Consists of 400,000 shares of our common stock, 100,000 shares of our common stock underlying the First PIPE Series A Warrant, 100,000 shares of our common stock underlying the First PIPE Series B Warrant and 24,645 Penalty Shares issued to the selling stockholder.

(8) Consists of 200,000 shares of our common stock, 100,000 shares of our common stock underlying the Second PIPE Warrants and 10,164 Penalty Shares issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of J. Steven Emerson, the sole owner of the Individual Retirement Account and selling stockholder.

(9) Consists of 150,000 shares of our common stock, 75,000 shares of our common stock underlying the Second PIPE Warrants and 7,623 Penalty Shares issued to the selling stockholder.

(10) Consists of 100,000 shares of our common stock, 25,000 shares of our common stock underlying the First PIPE Series A Warrant, 25,000 shares of our Common Stock underlying the First PIPE Series B Warrant and 6,161 Penalty Shares issued to Emerson Partners. J Steven Emerson is the authorized trader of Emerson Partners. J. Steven Emerson, acting alone, has voting and dispositive power over the shares beneficially owned by Emerson Partners.

(11)  Consists of 971,740 shares of our common stock, 112,500 shares of our common stock underlying the First PIPE Series A Warrant, 112,500 shares of our common stock underlying the First PIPE Series B Warrant, 260,870 shares of common stock underlying the Second PIPE Warrants and 54,240 Penalty Shares issued to Calm Waters Partnership. Richard S. Strong is the managing partner of Calm Waters Partnership. Richard S. Strong, acting alone, has voting and dispositive power over the shares beneficially owned by Calm Waters Partnership.

(12) Consists of 900,000 shares of our common stock, 150,000 shares of our common stock underlying the First PIPE Series A Warrant, 150,000 shares of our Common Stock underlying the First PIPE Series B Warrant, 150,000 shares of common stock underlying the Second PIPE Warrants and 52,213 Penalty Shares issued to Hare & Co. TimesSquare Capital Management LLC ("TimesSquare") is the sub advisor of Hare & Co. ("Hare") and consequently has voting control and investment discretion over securities held by Hare. Kenneth C. Duca, CFA ("Mr. Duca"), Director and Portfolio Manager of TimesSquare has voting control over Hare. As a result of the foregoing, each of Mr. Duca and TimesSquare may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Hare.

(13) Consists of 150,000 shares of our common stock, 25,000 shares of our common stock underlying the First PIPE Series A Warrant, 25,000 shares of our common stock underlying the First PIPE Series B Warrant, 25,000 shares of common stock underlying the Second PIPE Warrants and 8,702 Penalty Shares issued to Booth & Co. TimesSquare Capital Management LLC ("TimesSquare") is the sub advisor of Booth & Co. ("Booth") and consequently has voting control and investment discretion over securities held by Booth. Kenneth C. Duca, CFA ("Mr. Duca"), Director and Portfolio Manager of TimesSquare has voting control over Booth. As a result of the foregoing, each of Mr. Duca and TimesSquare may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Booth.

(14) Consists of 69,561 shares of our common stock, 34,781 shares of our common stock underlying the Second PIPE Warrants and 3,535 Penalty Shares issued to Formula Growth Global Opportunities Fund. Formula Growth Limited is the sub-advisor of Formula Growth Global Opportunities Fund and consequently has voting control and investment discretion over securities held by Formula Growth Global Opportunities Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Global Opportunities Fund.  Randy Kelly, John Liddy, Michael Gentile and Tony Staples have voting and dispositive power over Formula Growth Limited and disclaim beneficial ownership over these securities.

(15) Consists of 278,261 shares of our common stock, 139,130 shares of our common stock underlying the Second PIPE Warrants and 14,141 Penalty Shares issued to Formula Growth Fund. Formula Growth Limited is the sub advisor of Formula Growth Fund and consequently has voting control and investment discretion over securities held by Formula Growth Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Fund. Randy Kelly, John Liddy, Michael Gentile and Tony Staples have voting and dispositive power over Formula Growth Limited and disclaim beneficial ownership over these securities.

(16) Consists of 243,478 shares of our common stock, 121,739 shares of our common stock underlying the Second PIPE Warrants and 12,372 Penalty Shares issued to Formula Growth Hedge Fund. Formula Growth Limited is the sub advisor of Formula Growth Hedge Fund and consequently has voting control and investment discretion over securities held by Formula Growth Hedge Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Hedge Fund. Randy Kelly, John Liddy, Michael Gentile and Tony Staples have voting and dispositive power over Formula Growth Limited and disclaim beneficial ownership over these securities.

(17) Consists of 11,900 shares of our common stock, 5,950 shares of our common stock underlying the Second PIPE Warrants and 605 Penalty Shares issued to AGR Trading SPC. Ospraie Management, LLC ("Ospraie") is the sub advisor of AGR Trading SPC and consequently has voting control and investment discretion over securities held by AGR Trading SPC. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass Offshore SAV PCC Limited.

(18) Consists of 98,172 shares of our common stock, 49,086 shares of our common stock underlying the Second PIPE Warrants and 4,988 Penalty Shares issued to Compass Offshore SAV PCC Limited. Ospraie Management, LLC ("Ospraie") is the sub advisor of Compass Offshore SAV PCC Limited and consequently has voting control and investment discretion over securities held by Compass Offshore SAV PCC Limited. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass Offshore SAV PCC Limited.

(19) Consists of 80,322 shares of our common stock, 40,161 shares of our common stock underlying the Second PIPE Warrants and 4,082 Penalty Shares issued to Compass SAV LLC. Ospraie Management, LLC ("Ospraie") is the sub advisor of Compass SAV LLC and consequently has voting control and investment discretion over securities held by Compass SAV LLC. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass SAV LLC.

(20)  Consists of 28,778 shares of our common stock, 14,389 shares of our common stock underlying the Second PIPE Warrants and 1,462 Penalty Shares issued to Egret Investments, Ltd. Ospraie Management, LLC ("Ospraie") is the sub advisor of Egret Investments, Ltd ("Egret") and consequently has voting control and investment discretion over securities held by Egret. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Egret Investments, Ltd.

(21)  Consists of 111,546 shares of our common stock, 55,773 shares of our common stock underlying the Second PIPE Warrants and 5,668 Penalty Shares issued to Ospraie Equity Master Fund, LP. Ospraie Management, LLC ("Ospraie") is the sub advisor of Ospraie Equity Master Fund, LP ("Ospraie Equity Master Fund") and consequently has voting control and investment discretion over securities held by Ospraie Equity Master Fund. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Ospraie Equity Master Fund, LP.

(22) Consists of 17,108 shares of our common stock, 8,554 shares of our common stock underlying the Second PIPE Warrants and 869 Penalty Shares issued to Permal Ospraie Ltd. Ospraie Management, LLC ("Pernal Ospraie") is the sub advisor of Pernal Ospraie, Ltd. ("Pernal Ospraie ") and consequently has voting control and investment discretion over securities held by Ospraie Equity Master Fund. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Pernal Ospraie, Ltd.

(23) The shares of common stock offered for sale consist of 285,716 shares of our common stock, 71,429 shares of our common stock underlying the First PIPE Series A Warrant, 71,429 shares of our common stock underlying the First PIPE Series B Warrant and 17,603 Penalty Shares issued to the selling stockholder.  Mr. Capps is also the beneficial owner of (a) 16,642,821 shares of Common Stock held by Geronimo; (b) 1,387,754 shares of Common Stock held by XOG; (c) 587,755 shares of Common Stock held by CLW; (d) 61,224 shares of Common Stock as legal guardian of Hayden Pitts and (e) 367,346 shares of common stock purchased in private placement offerings.  Mr. Capps is a director and the father-in-law of Mr. Feldhacker.

(24) Consists of 210,000 shares of our common stock, 45,000 shares of our common stock underlying the First PIPE Series A Warrant, 45,000 shares of our common stock underlying the First PIPE Series B Warrant, 15,000 shares of common stock underlying the Second PIPE Warrants and 12,615 Penalty Shares issued to Millrace Fund LP. Millrace Asset Group Inc. ("Millrace Asset") is the investment advisor of Millrace Fund LP. ("Millrace Fund") and consequently has voting control and investment discretion over securities held by Millrace Fund. William J. Kitchel ("Mr. Kitchel"), President of Millrace Asset has voting control over Fund. As a result of the foregoing, each of Mr. Kitchel and Millrace Asset may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Millrace Fund.

(25) Consists of 200,000 shares of our common stock, 37,500 shares of our common stock underlying the First PIPE Series A Warrant, 37,500 shares of our common stock underlying the First PIPE Series B Warrant, 25,000 shares of common stock underlying the Second PIPE Warrants and 11,783 Penalty Shares issued to Pennington Capital. Robert J. Evans is the managing partner of Pennington Capital. Robert J. Evans, acting alone, has voting and dispositive power over the shares beneficially owned by Pennington Capital.

(26) Consists of 142,500 shares of our common stock, 35,625 shares of our common stock underlying the First PIPE Series A Warrant, 35,625 shares of our common stock underlying the First PIPE Series B Warrant and 8,780 Penalty Shares issued to Perritt Emerging Opportunities Fund. Michael Corbett is the President of Perritt Emerging Opportunities Fund. Michael Corbett, acting alone, has voting and dispositive power over the shares beneficially owned by Perritt Emerging Opportunities Fund.

27)  Consists of 173,914 shares of our common stock, 86,957 shares of our common stock underlying the Third PIPE Series A Warrant, 69,566 Series A Warrant Anti-Dilution Shares and 226,088 shares of our common stock underlying the Third PIPE Series B Warrant issued to Hudson Bay Master Fund, Ltd.   Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(28) Consists of 105,000 shares of our common stock, 52,500 shares of our common stock underlying the Second PIPE Warrant and 5,336 Penalty Shares issued to the selling stockholder.

(29) Consists of 90,000 shares of our common stock, 45,000 shares of our common stock underlying the Second PIPE Warrant and 4,574 Penalty Shares issued to Seaside 88, LP. William Ritger is the General Partner of Seaside 88, LP. William Ritger, acting alone, has voting and dispositive power over the shares beneficially owned by Seaside 88, LP.

(30) Consists of 86,957 shares of our common stock, 43,479 shares of our common stock underlying the Second PIPE Warrants and 4,418 Penalty Shares issued to Straus Partners, L.P. Melville Strauss is the Managing Principal of Strauss Partners, L.P. Melville Strauss, acting alone, has voting and dispositive power over the shares beneficially owned by Strauss Partners, L.P.

(31) Consists of 71,428 shares of our common stock, 17,857 shares of our common stock underlying the First PIPE Series A Warrant, 17,857 shares of our common stock underlying the First PIPE Series B Warrant and 4,400 Penalty Shares issued to Alpha Capital Anstalt. Konrad Ackerman is the director of Alpha Capital Anstalt. Konrad Ackerman, acting alone, has voting and dispositive power over the shares beneficially owned by Alpha Capital Anstalt.

(32) Consists of 40,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant, 5,000 of our common stock underlying Second PIPE Warrants and 2,357 Penalty Shares issued to Fernandez Marital Trust #2. Michael Fernandez is the trustee of Fernandez Marital Trust #2. Michael Fernandez has voting and dispositive power over the shares beneficially owned by the Fernandez Marital Trust #2 and has investment control of its shares of our common stock.

(33) Consists of 25,000 shares of our common stock, 3,750 shares of our common stock underlying the First PIPE Series A Warrant, 3,750 shares of our common stock underlying the First PIPE Series B Warrant, 5,000 of our common stock underlying Second PIPE Warrants and 1,432 Penalty Shares issued to the selling stockholder.

(34) Consists of 60,000 shares of our common stock, 15,000 shares of our common stock underlying the First PIPE Series A Warrant, 15,000 shares of our common stock underlying the First PIPE Series B Warrant and 3,697 Penalty Shares issued to MicroPIPE Fund I, LLC. David Mickelson is the managing member of MicroPIPE Fund I, LLC. David Mickelson, acting alone, has voting and dispositive power over the shares beneficially owned by MicroPIPE Fund I, LLC.

(35) Consists of 76,000 shares of our common stock, 14,500 shares of our common stock underlying the First PIPE Series A Warrant, 14,500 shares of our common stock underlying the First PIPE Series B Warrant, 9,000 shares of our common stock underlying the Second PIPE Warrants and 4,488 Penalty Shares issued to Stanford Baratz Rev. Trust. Stanford Baratz is the trustee of Stanford Baratz Rev. Trust. Stanford Baratz has voting and dispositive power over the shares beneficially owned by the Stanford Baratz Rev. Trust and has investment control of its shares of our common stock.

(36) Consists of 56,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant, 13,000 of our common stock underlying Second PIPE Warrants and 3,170 Penalty Shares issued to Pinnacle Investment Group, LLC. Jeffrey Peterson is the managing partner of Pinnacle Investment Group, LLC. Jeffrey Peterson, acting alone, has voting and dispositive power over the shares beneficially owned by Pinnacle Investment Group, LLC.

(37) Consists of 55,000 shares of our common stock, 27,500 shares of our common stock underlying the Second PIPE Warrant and 2,795 Penalty Shares issued to Mulholland Fund LP. Thomas J. Laird is the managing partner of Mulholland Fund. Mulholland Fund, acting alone, has voting and dispositive power over the shares beneficially owned by Mulholland Fund.

(38)  Consists of 52,174 shares of our common stock, 26,087 shares of our common stock underlying Second PIPE Warrants and 2,651 Penalty Shares issued to the selling stockholder.

(39)  Consists of 52,000 shares of our common stock, 26,000 shares of our common stock underlying Second PIPE Warrants and 2,643 Penalty Shares issued to the selling stockholder.

(40) Consists of 50,000 shares of our common stock, 25,000 shares of our common stock underlying the Second PIPE Warrants and 2,541 Penalty Shares issued to Paragon Capital LP.  Alan P Donenfeld is the General Partner of the Paragon Capital LP. Alan P Donenfeld, acting alone, has voting and dispositive power over the shares beneficially owned by Paragon Capital LP.

(41) Consists of 40,000 shares of our common stock, 20,000 shares of our common stock underlying Second PIPE Warrants and 2,033 Penalty Shares issued to the selling stockholder.

(42) Consists of 34,784 shares of our common stock, 17,392 shares of our common stock underlying the Second PIPE Warrants and 1,767 Penalty Shares issued to the Joan & David Warner Family Limited Partnership.  Ted is the General Partner of the Joan & David Warner Family Limited Partnership. Alan P Donenfeld, acting alone, has voting and dispositive power over the shares beneficially owned by Joan & David Warner Family Limited Partnership.

(43)  Consists of 34,782 shares of our common stock, 17,391 shares of our common stock underlying Second PIPE Warrants and 1,767 Penalty Shares issued to the selling stockholder.

(44) Consists of 32,000 shares of our common stock, 5,000 shares of our common stock underlying the First PIPE Series A Warrant, 5,000 shares of our common stock underlying the First PIPE Series B Warrant, 6,000 shares of our common stock underlying Second PIPE Warrants and 1,842 Penalty Shares issued to Warberg Opportunistic Trading Fund LP. David Warsh is the manager of the Warberg Opportunistic Trading Fund LP. David Warsh, acting alone, has voting and dispositive power over the shares beneficially owned by Warberg Opportunistic Trading Fund LP.

(45)  Consists of 30,000 shares of our common stock, 15,000 shares of our common stock underlying Second PIPE Warrants and 1,525 Penalty Shares issued to the selling stockholder.

(46) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to the selling stockholder.

(47) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to G-2 Trading, LLC. Kenneth Finnen is the Chief Compliance Officer of G-2 Trading, LLC. Kenneth Finnen, acting alone, has voting and dispositive power over the shares beneficially owned by G-2 Trading, LLC.

(48) Consists of 30,000 shares of our Common Stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our Common Stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to the selling stockholder.

(49) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to Killer Whale Holdings, LLC. Mark Anderson is the President of Killer Whale Holdings, LLC. Mark Anderson, acting alone, has voting and dispositive power over the shares beneficially owned by Killer Whale Holdings, LLC.

(50) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to the selling stockholders. Tom and Maureen Pesek jointly have voting and dispositive power over the shares.

(51) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 1,848 Penalty Shares issued to the selling stockholder.

(52) Consists of 25,000 shares of our common stock, 3,750 shares of our common stock underlying the First PIPE Series A Warrant, 3,750 shares of our common stock underlying the First PIPE Series B Warrant, 5,000 shares of our common stock underlying Second PIPE Warrants and 1,432 Penalty Shares issued to the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08. Robert B. Stewart, Jr. is the trustee of the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08. Robert B. Stewart, Jr. has voting and dispositive power over the shares beneficially owned by the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08 and has investment control of its shares of our common stock.

(53) Consists of 20,000 shares of our common stock, 10,000 shares of our common stock underlying the Second PIPE Warrants and 1,016 Penalty Shares issued to Alberta Resources, LLC. Ronald Eibensteiner is the Chairman of Alberta Resources, LLC. Ronald Eibensteiner, acting alone, has voting and dispositive power over the shares beneficially owned by Alberta Resources, LLC.

(54) Consists of 20,000 shares of our common stock, 10,000 shares of our common stock underlying the Second PIPE Warrant and 1,016 Penalty Shares issued to the Fearol B Weidmann  Intervivos Revocable Trust U/A/D 11/20/09. Fearol B Weidmann is the trustee of the Fearol B Weidmann Intervivos Revocable Trust U/A/D 11/20/09. Fearol B Weidmann has voting and dispositive power over the shares beneficially owned by the Fearol B Weidmann  Intervivos Revocable Trust U/A/D 11/20/09 and has investment control of its shares of our common stock.

(55) Consists of 20,000 shares of our common stock, 10,000 shares of our common stock underlying the Second PIPE Warrant and 1,016 Penalty Shares issued to the Kleeman Family 2004 Revocable Trust. Stephen Kleeman is the trustee of the Kleeman Family 2004 Revocable Trust. Stephen Kleeman has voting and dispositive power over the shares beneficially owned by the Kleeman Family 2004 Revocable Trust and has investment control of its shares of our common stock.

(56) Consists of 18,000 shares of our common stock, 9,000 shares of our common stock underlying Second PIPE Warrants and 915 Penalty Shares issued to the selling stockholder.

(57)  Consists of 18,000 shares of our common stock, 9,000 shares of our common stock underlying the Second PIPE Warrant and 915 Penalty Shares issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of Ruth Meany Murphy, the sole owner of the Individual Retirement Account and selling stockholder.

(58)  Consists of 18,000 shares of our common stock, 9,000 shares of our common stock underlying Second PIPE Warrants and 915 Penalty Shares issued to the selling stockholder.

(59) Consists of 18,000 shares of our common stock, 9,000 shares of our common stock underlying the Second PIPE Warrant and 915 Penalty Shares issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of William C. Schaeder, the sole owner of the Individual Retirement Account and selling stockholder.

(60)  Consists of 17,392 shares of our common stock, 8,696 shares of our common stock underlying Second PIPE Warrants and 883 Penalty Shares issued to the selling stockholder.

(61) Consists of 17,392 shares of our common stock, 8,696 shares of our common stock underlying Second PIPE Warrants and 883 Penalty Shares issued to the selling stockholder.

(62) Consists of 17,392 shares of our common stock, 8,696 shares of our common stock underlying Second PIPE Warrants and 883 Penalty Shares issued to the selling stockholder.

(63)  Consists of 17,391 shares of our common stock, 8,695 shares of our common stock underlying Second PIPE Warrants and 883 Penalty Shares issued to the selling stockholder.

(64)  Consists of 8,696 shares of our common stock, 4,348 shares of our common stock underlying the Second PIPE Warrant and 441 Penalty Shares issued to the David W Andreas Trust. David W Andreas is the trustee of the David W Andreas Trust. David W Andreas has voting and dispositive power over the shares beneficially owned by the David W Andreas Trust and has investment control of its shares of our common stock.

(65)  Consists of 8,696 shares of our common stock, 4,348 shares of our common stock underlying the Second PIPE Warrant and 441 Penalty Shares issued to the Donna J Andreas Trust. Donna J Andreas is the trustee of the Donna J Andreas Trust. Donna J Andreas has voting and dispositive power over the shares beneficially owned by the Donna J Andreas Trust and has investment control of its shares of our common stock.

(66) Consists of 14,286 shares of our common stock, 3,572 shares of our common stock underlying the First PIPE Series A Warrant, 3,572 shares of our common stock underlying the First PIPE Series B Warrant and 880 Penalty Shares issued to Cranshire Capital, LP. Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview and has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(67) Consists of 14,000 shares of our common stock, 7,000 shares of our common stock underlying Second PIPE Warrants and 711 Penalty Shares issued to the selling stockholder.

(68)  Consists of 9,100 shares of our common stock, 4,550 shares of our common stock underlying the Second PIPE Warrant and 462 Penalty Shares issued to the selling stockholder.  RBC Capital Markets is the acting custodian for benefit of Robert Castle, the sole owner of the Individual Retirement Account and selling stockholder.

(69) Consists of 4,200 shares of our common stock, 2,100 shares of our common stock underlying Second PIPE Warrants and 213 Penalty Shares issued to the selling stockholder.

(70) Consists of 10,000 shares of our common stock, 5,000 shares of our common stock underlying Second PIPE Warrants and 508 Penalty Shares issued to the selling stockholder.

(71) Consists of 10,000 shares of our common stock, 5,000 shares of our common stock underlying Second PIPE Warrants and 508 Penalty Shares issued to the selling stockholder.

(72) Consists of 8,700 shares of our common stock, 4,350 shares of our common stock underlying Second PIPE Warrants and 442 Penalty Shares issued to the selling stockholder.

(73) Consists of 8,700 shares of our common stock, 4,350 shares of our common stock underlying Second PIPE Warrants and 442 Penalty Shares issued to the selling stockholder.

(74) Consists of 8,696 shares of our common stock, 4,348 shares of our common stock underlying Second PIPE Warrants and 441 Penalty Shares issued to the selling stockholder.

(75) Consists of 8,696 shares of our common stock, 4,348 shares of our common stock underlying Second PIPE Warrants and 434 Penalty Shares issued to the selling stockholder.

(76) Consists of 8,696 shares of our common stock, 4,348 shares of our common stock underlying the Second PIPE issued and 441 Penalty Shares to Viva Co, LLC. Douglas H Kelsall is the Managing Member of Viva Co, LLC. Douglas H Kelsall, acting alone, has voting and dispositive power over the shares beneficially owned by Viva Co., LLC.

(77)  Consists of 8,695 shares of our common stock, 4,347 shares of our common stock underlying the Second PIPE Warrants and 441 Penalty Shares issued to Robert Rosenthal Residual Trust. Hinda Marcia Rosenthal is the trustee of Robert Rosenthal Residual Trust. Hinda Marcia Rosenthal has voting and dispositive power over the shares beneficially owned by the Robert Rosenthal Residual Trust and has investment control of its shares of our common stock.

(78) Consists of 8,000 shares of our common stock, 4,000 shares of our common stock underlying Second PIPE Warrants and 407 Penalty Shares issued to the selling stockholder.

(79) Consists of 8,000 shares of our common stock, 4,000 shares of our common stock underlying Second PIPE Warrants and 407 Penalty Shares issued to the selling stockholder.

(80) Consists of 5,000 shares of our common stock, 2,500 shares of our common stock underlying Second PIPE Warrants and 254 Penalty Shares issued to the selling stockholder.

(81) Consists of 158,178 shares of our common stock underlying the First PIPE Series A Warrant and 158,940 shares of our common stock underlying the First PIPE Series B Warrant and 102,425 shares of our common stock underlying the Second PIPE Warrants issued to Northland Securities for services rendered as our placement agent.   Randy Nitszche has voting and dispositive power over the shares beneficially owned by Northland Securities, Inc.

Except for Randall Capps, Northland Securities, Inc., or any broker-dealer acting as custodian for IRA investors none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years;

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 20,251,579 shares, including (1) up to an aggregate of 10,808,756 shares of common stock issued in our private placement offerings, which includes 448,951 shares of common stock issued as penalty shares in connection with the delayed filing of a registration statement, (2) up to 9,023,280 shares of common stock issuable upon the exercise of common stock purchase warrants issued in the offerings and (3) up to 419,543 shares of common stock issuable upon exercise of placement agent’s warrants.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	agreements between broker-dealers and the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $66,231 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock are trading on the Over the Counter Bulletin Board (“OTCBB”) under the trading symbol “ASEN.” The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock Global Opportunities Fund and could have a long-term adverse impact on our ability to raise capital in the future.

During the two year period ended December 31, 2010, there were no reported trades for the Company’s common stock until October 15, 2010. The following table sets forth, for the period indicated, the high and low closing prices for our common stock on the OTCBB as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High ($)	Low ($)

Third Quarter ended September 30, 2011	$8.15	4.65

Second Quarter ended June 30, 2011	$8.25	6.75

First Quarter ended March 31, 2011	$8.40	3.75

Fourth Quarter ended December 31, 2010	$3.75	2.50

Holders

As of December 29, 2011, there are 39,512,293 shares of common stock are issued and outstanding. There are approximately 245 record shareholders of our common stock.

Transfer Agent and Registrar

Standard Registrar & Transfer Co., Inc. is currently the transfer agent and registrar for our common stock. Its address is 12528 South 1840 East, Draper, UT 84020. Its phone number is (801) 571-8844.

Dividend Policy

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company’s board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance under Equity Compensation Plans

The following is certain information about our equity compensation plans as of December 31, 2010:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted– average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity Compensation Plans approved by security holders	3,725,000	$1.63	8,275,000
Equity Compensation Plans not approved by security holders	—	—	—

In 2010, we adopted our Stock Incentive Plan (the "2010 Plan") and ratified an amendment to such plan in August 2011. The maximum number of shares of our common stock that may be issued pursuant to grants or awards under the 2010 Plan, as amended, is 12,000,000 shares to employees, officers, directors and outside advisors.  As of December 29, 2011, 10,745,000 options were issued and outstanding under the 2010 Plan.

In 2011, we adopted a new Stock Incentive Plan (the “2011 Plan”), subject to the effectiveness of the shareholder approval, under which we approved and reserved 10,000,000 stock options for issuance to our employees, officers, directors and outside advisors.

DESCRIPTION OF SECURITIES

We are authorized to issue 70,000,000 shares of our common stock, par value $0.001 and 1,000,000 shares of preferred stock, par value $0.001. Subject to the effectiveness of shareholder approval, the board of directors and a majority of our shareholders approved an increase in the number of authorized shares of our common stock to 100,000,000, par value $0.001. As of December 29, 2011, 39,512,293 shares of common stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

(a)	Common Stock.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b)	Preferred Stock.

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

(c)	Investor Warrants.

In the First PIPE, we issued five-year Series A Warrants to purchase an aggregate of 1,100,482 shares of common stock at an exercise price of $5.00 and five-year Series B Warrants to purchase an aggregate of 1,100,482 shares of common stock at an exercise price of $6.50 per share, respectively to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date of the offering.

In the Second PIPE, we issued five-year Warrants to purchase an aggregate of 1,848,502 shares of common stock excisable at a price of $9.00 per share to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date of the offering.

In the Third PIPE, we issued Series A Warrants to purchase 1,130,435 shares of common stock which are exercisable immediately after issuance, have a 5-year term and a per share exercise price of $9.00 per share; and Series B Warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A Warrant Shares sold in the Third PIPE, and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences.

If made exercisable pursuant to (A) in the preceding sentence, the Third PIPE Series B Warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

The Third PIPE Series A and B Warrants are exercisable on a cashless basis if the registration statement is not effective by the required effectiveness date.  The number of shares of common stock to be received upon the exercise of the Third PIPE Series A and B Warrants and the exercise price of the Series A and B Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the issuance date.  Additionally, the exercise price of and the number of shares underlying the Series A Warrants shall be adjusted upon the issuance of certain securities at a price per share (the “New Issuance Price”) less than the exercise price then in effect, to an exercise price equal to 110% of the New Issuance Price; however, the exercise price may never be reduced to lower than $5.00.

(d)	Placement Agent Warrants

Northland Capital Markets (“Northland”) acted as our exclusive placement agent in connection with the First PIPE and Second PIPE. For the placement agent services in connection with the First PIPE, we issued to Northland on the closing date five-year warrants to purchase 317,118 shares of common stock, which are exercisable at an exercise price of $5.00 per share with respect to 158,178 shares and $6.50 per share with respect to 158,940 shares.  For the placement agent services in connection with the Second PIPE, we issued to Northland on the closing date five-year warrants to purchase 102,425 shares of our common stock which are exercisable at an exercise price of $9.00 per share.  The Agent Warrants have the same terms, including registration rights, as the warrants issued to the investors in the offering. The number of shares of common stock to be received upon the exercise of the warrants issued to Northland and the exercise price of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date.

(e)	Lender Warrants

In connection with the Credit Agreement, we issued to Macquarie Americas Corp. a five year warrant (the “Lender Warrant”) to purchase five million (5,000,000) shares of our common stock at a per share exercise price of $7.50.  The Lender Warrant is exercisable on a cashless basis if there is no registration statement covering the underlying common stock.  The Lender Warrant is also subject to customary anti-dilution provisions.  We granted the holder piggy-back registration rights on the underlying common stock.

DESCRIPTION OF THE BUSINESS

We are an independent, non-operator oil and natural gas company engaged in the acquisition of leaseholds of oil and natural gas properties. We hold leasehold acreage positions in, and are actively contracting with third-party operators to drill our majority leasehold acreage and to participate in drilling activities on our minority interest leasehold acreage for potential petroleum development located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken, where the Company’s third-party operators are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

As of December 29, 2011, we held working interests in approximately 40,100 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

Crude oil comprised 48.6% of our 4.71 million barrels of equivalent oil of estimated net proved reserves at December 31, 2010, and 38.6% of our approximate 146,669 barrels of equivalent (Boe) of oil production for the year ended December 31, 2010. We do not seek to operate the wells in which we own an interest; rather, we exclusively seek to partner with experienced operators that are familiar with the respective geological formations in which we own mineral interests. By partnering with established operators, we believe we are able to manage the cost of operations more effectively.

Corporate History

We were incorporated as National Franchise Directors, Inc. under the laws of the state of Delaware on March 4, 2005.  On October 25, 2005, we changed our name to Famous Uncle Al’s Hot Dogs & Grille, Inc. for the purpose of obtaining all existing and future restaurant franchising rights from Famous Uncle Al’s Hot Dogs, Inc., and on October 28, 2010, we changed our name to American Standard Energy Corp. to reflect our new operations.

Nevada ASEC was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain oil and natural gas leaseholds from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.

On October 1, 2010, we entered into a Share Exchange Agreement by and among our then-controlling stockholder, Nevada ASEC (then a privately-held oil exploration and production company) and the former stockholders of Nevada ASEC.  Pursuant to the Share Exchange Agreement, we (i) sold our former restaurant franchise rights and related operations to the former controlling stockholder in exchange for the cancellation of 25,000,000 shares of our common stock and (ii) acquired 100% of the outstanding shares of common stock of Nevada ASEC from the former Nevada ASEC stockholders and received $25,000 of additional consideration.  In exchange, the Nevada ASEC stockholders received approximately 22,000,000 shares of our common stock on the closing date of the Share Exchange Agreement. As a result, the former stockholders of Nevada ASEC acquired control of the Company and the transaction was accounted for as a recapitalization with Nevada ASEC as the accounting acquirer of the Company. Accordingly, the financial statements of Nevada ASEC became the historical financial statements of the Company.  As a result of the transactions consummated pursuant to the Share Exchange Agreement, Nevada ASEC became our wholly-owned subsidiary.

On May 1, 2010, the XOG Group separated certain oil and gas properties from their operations and contributed them to Nevada ASEC in return for 80% of the common stock of Nevada ASEC. The acquisition of the oil and natural gas properties from the XOG Group was a transaction under common control and, accordingly, Nevada ASEC recognized the assets and liabilities acquired from the XOG Group at their historical carrying values and no goodwill or other intangible assets were recognized.  The oil and gas properties contributed by the XOG Group to Nevada ASEC consisted of seven completed and operating wells within the Permian Basin region of West Texas as well as over approximately 10,600 acres of undeveloped leasehold rights in three primary regions: (i) the Bakken, (ii) the Eagle Ford and (iii) certain positions in the Permian Basin leased from the University of Texas.

On December 1, 2010, we entered into an agreement with Geronimo whereby we acquired certain leasehold interests in oil and natural gas properties located in North Dakota consisting of 26 wells located in Burke, Divide, Dunn, McKenzie, Mountrail, and Williams Counties (the “Bakken 1 Properties”) for $500,000 cash and 1,200,000 shares of the Company’s common stock valued at $3.96 million.  The acquisition was accounted for as a transaction under common control and accordingly, we recorded the Bakken 1 Properties at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result, the historical assets, liabilities and operations of the Bakken 1 Properties are included retrospectively in our consolidated financial statements for all periods presented.

On February 11, 2011, we acquired certain developed oil and natural gas properties leasehold interests in consisting of 24 wells on approximately 2,374 net acres located in Texas, Oklahoma and Arkansas, of which approximately 2,200 net acres are located within the Permian Basin (the “Group 1 & 2 Properties”), from Geronimo for $7,000,000 cash. The acquisition was accounted for as a transaction under common control and accordingly, we recorded the assets and liabilities acquired from Geronimo at their historical carrying values. As a result, the historical assets, liabilities and operations of the Group 1 & 2 Properties are included retrospectively in our consolidated financial statements for all periods presented.

On March 1, 2011, we acquired certain undeveloped mineral rights leaseholds held on approximately 10,147 net acres in the Bakken Shale Formation in North Dakota (the “Bakken 2 Properties”) from Geronimo in exchange for $3,000,000 cash and the issuance of 883,607 shares of the Company’s common stock valued at $5,787,626.  Certain of these mineral rights with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, as a result, were not under common control at that date and have been excluded from the historical consolidated financial statements as of December 31, 2010.  These subsequently-acquired undeveloped mineral rights are reflected in our March 31, 2011 interim consolidated financial statements.

On April 8, 2011, we acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin (the “Bakken 3 Properties”) from Geronimo for $1.86 million, which includes a $1.0 million down payment made on March 25, 2011.

On August 22, 2011, we acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from Geronimo for approximately $14.6 million. A cash deposit of $13.5 million was made on April 15, 2011, and the Company subsequently issued 208,200 shares of common stock upon closing, which were valued at an aggregate of $1,093,050 based on a per share price of $5.25 on the closing date. The acquisition was recorded at fair value.

As previously noted, Randall Capps is the sole owner of XOG and Geronimo and the majority owner of CLW.  As of December 29, 2011, he is also the owner of 49.1% of our outstanding common stock, our director, and the father –in-law of our Chief Executive Officer, Scott Feldhacker.

Business Overview

Our wholly-owned subsidiary, Nevada ASEC, was formed for the original purpose of acquiring the oil and natural gas properties from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.  We anticipate that our focus will be on acquiring and developing additional assets within the Permian Basin, Bakken, and Eagle Ford regions described below.  Notwithstanding this focus, we also expect to pursue the acquisition of property and assets within other geographic areas that meet our general investment guidelines and targets.

As of December 29, 2011, we held working interests in approximately 40,100 net acres in the Permian Basin, Bakken and Eagle Ford regions.  These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while also bearing any related exploration, development, and operating costs.

•
Permian Basin. We own two leasehold portfolios in the Permian Basin of West Texas, consisting of approximately 6,500 net acres, one of which includes nine producing wells and the other is an undeveloped portfolio of leasehold acreage originally acquired from the University of Texas by XOG in 2009.  The Company has a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas that has been operating, developing and exploiting the Permian Basin, as well as operating in 14 other states, for 30 years.  This relationship has produced acquisition opportunities for us beginning in 2010 and is expected to provide us with additional opportunities for land acquisition and joint ventures with various operators; however, XOG is not obligated to provide such opportunities to us and there can be no guarantee that such opportunities will be available to us in the future.   Randall Capps is the sole owner of XOG and a member of our board of directors.  Through his ownership interest in XOG, Mr. Capps is also the largest shareholder of our common stock and the father-in-law of our Chief Executive Officer.

•
Bakken Shale.  We hold working interests in the Bakken Shale covering approximately 32,300 net acres. XOG has owned interests in the Bakken area for the last four years procuring mineral leasehold rights and participating in wells.  The Bakken Shale Formation stretches across portions of North Dakota and Montana.

•
Eagle Ford Shale.  We currently hold working interests in the Eagle Ford Shale formation covering approximately 1,200 net acres. The Eagle Ford Shale formation was not recognized as an economically viable oil and gas reservoir until recently and, while it has been viewed as a significant source of natural gas, it is now also being seen as a significant oilfield when compared to its shale peers in the United States. Due to evolving technology such as horizontal drilling and hydraulic fracturing, oil and natural gas can now be more easily extracted from shale formations.  The northern part of the Eagle Ford Shale has higher volumes of oil. Shell Oil, EOG Resources and PetroHawk Energy are a few of the many companies with positions and active drilling programs at Eagle Ford Shale.

Operations

We have structured our operations in such a way that we believe mitigates significant operating expenses by maintaining a limited in-house employee base outside of the executive team.  We expect to limit overhead and staff and the majority of operational duties have been outsourced to consultants and independent contractors.  We currently have two employees other than our three officers.  For each well, we enter into a joint operating agreement with an operator who is responsible for the management and day-to-day operation of one or more crude oil and/or natural gas wells. The operator is generally a working-interest owner in the well or a company under contract to the working-interest owner(s).  Our relationships with operators allow us to streamline production and development activities, reducing fixed overhead and non-leasehold capital investments.

Drilling Projects

We plan to utilize our relationship with XOG and other operators for drilling and operating services through operating agreements and direct investments.  In addition, we expect to deploy capital into both our own leasehold acres as well as third-party prospects while garnering a minority interest in wells.  We believe we may be able to leverage our acreage position into more potential drilling sites and spread our risk through participation in numerous small working interest positions, coupled with some majority interest working positions, where we contract with outside operators to manage drilling and production operations.

Marketing and Customers

As a non-operator, we rely on outside operators for the transportation, marketing/sales and account reporting for all production.  The operators of our wells are responsible for the marketing and sales of all production to regional purchasers of petroleum products, and we evaluate the credit worthiness of those purchasers periodically.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the oil and natural gas exploration and production industry as a whole.  Although our operating partners are expected to be in compliance with the extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies with regard to exploration and production including acquiring proper permits for drilling operations, drilling bonds and reports concerning operations, we strive to comply with all regulatory burdens we share as a function of our interest in oil and gas leaseholds and the potential pooling of oil and natural gas properties.

Regulation of Crude Oil and Natural Gas Production

Our crude oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, North Dakota and Texas require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of crude oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of crude oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the crude oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

▪	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

▪	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

▪	impose substantial liabilities for pollution resulting from its operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our company, as well as the crude oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain crude oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject our company to significant expenses to modify our operations or could force our company to discontinue certain operations altogether.

Climate Change

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to crude oil and natural gas exploration and production. Many states and the federal government have enacted legislation directed at controlling greenhouse gas emissions, and future legislation and regulation could impose additional restrictions or requirements in connection with our drilling and production activities and favor use of alternative energy sources, which could increase operating costs and demand for crude oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

Competition

The oil and gas industry is very competitive and we compete with numerous other oil and gas exploration and production companies.  Many of these companies have resources which exceed those of the Company.  Also, many of these companies are integrated in their approach which includes not only exploration and production but transportation, sales of resources and refining capabilities. The larger or integrated competitors may have the resources to be able to out-bid our leasing abilities in certain high demand areas of the country.

The larger companies may also be able to better absorb the burden of existing, and any changes to, federal, state and local laws and regulations, which would adversely affect our competitive position.

Our ability to discover reserves and acquire additional properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive industry.  In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in this industry.  Should a larger and better financed company decide to directly compete with us and be successful in its efforts, our business could be adversely affected.

Competitive Advantage

We believe our competitive advantage is our streamlined operating model, which we believe may enable us to grow leasehold acquisition and acreage development at an accelerated pace in the future.  Our ability to efficiently utilize our capital and revenue at a greater percentage than most exploration and production companies for expanding our leasehold acreage and participation in development gives us an advantage in growth and may provide flexibility to maneuver into new desirable leaseholds as they are discovered and proven.  Finally, our network of strategic relationships with the XOG Group, asset owners and other oil and gas companies within the regions of interest will help us find attractive properties for investment.

As a non-operator, we contract for third party operators to drill our majority working interest leasehold acreage, and we also participate in the drilling process through operators’ drilling units that include our minority interest leasehold acreage positions. By eliminating the staffing required to manage this process internally, we reduce our fixed employee cost structure and overhead.  We currently employ two different leasehold acquisition and ownership strategies.  These strategies are defined by nature of the oil and natural gas exploration and drilling involved, and the geographic location of the reserves in question.  We currently divide our strategies between our shale formation activities in the Bakken and Eagle Ford regions of North Dakota and South Texas, respectively, and our long-lived oil well activities in the Permian Basin region of West Texas.

In the Bakken and Eagle Ford regions, we try to spread our development risk across a more diversified leasehold portfolio.  In these shale areas, we prefer to invest in many wells as a minority owner with a smaller working interest and investment, versus fewer wells as a majority owner. Through this approach, our investment strategy reduces the possibility of large capital losses due to a dry hole or mechanical failure in which the entire well is abandoned and costs must be absorbed.  Further, utilizing a non-operator business model, we are not limited in acquisition size of leasehold acreage and participation.  Therefore, we believe we have more opportunity to acquire smaller, but more numerous, leasehold acreage in and around prolific areas which will be beneficial for us but which are not preferred by larger, operating-oriented companies.

In the Permian Basin region of West Texas, we maintain a different investment strategy.  We currently own majority working interest positions in nine producing wells as well as undeveloped leasehold rights in the Permian Basin region.  In total, we held more than 4,200 acres of leasehold rights in the Permian Basin as of December 31, 2010 and, through subsequent acquisitions, held approximately 6,500 acres of leasehold rights in the Permian Basin as of September 30, 2011. We hold the majority working interest in all of this acreage.  As we look to develop this acreage, we expect to rely on outside operators to manage drilling and production of the wells.  Our Permian Basin properties are primarily long-lived oil producing wells.

Office Locations

We lease our 4,092 square foot office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provided for no lease payments during the first six months and a reduced square footage charge for the first year.  The rental amount is $23.00 per square foot or $7,800 per month, which commenced February 1, 2011, and such rental amount increases by $0.50 per square foot annually thereafter.

Employees

We currently have a full-time staff of three executive officers and two additional employees who manage all of our day to day operations.  We expect to increase staff as necessary, specifically in the area of land acquisition and administrative personnel.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DISCLOSURE RELATED TO OIL AND GAS PRODUCING ACTIVITIES

Leasehold Holdings

We are developing properties in the Bakken Shale Formation of North Dakota, the Wolfberry Formation within the Permian Basin of West Texas, and the Eagle Ford Shale Formation of South Texas.

We control the rights to mineral leases covering approximately 40,100 net acres in the following three primary prospect areas.  Within each area, our third party operators have commenced drilling on:

•
approximately 32,300 net acres targeting the Bakken and Three Forks Shale Formations in North Dakota. Our working interest in the Bakken range from less than 1% to 100%.  The Company’s Bakken working interests range from 0.5% to 100% with the median average per well working interest at or below 5%. Our holdings are located in Mountrail, Dunn, Billings, Burke, McKenzie, Divide, Golden Valley, Stark and Williams Counties, North Dakota.

•
approximately 6,500 net acres targeting the Wolfberry, Wolfcamp, and Spraberry Formation within the Permian Basin in West Texas.  We hold a 100% working interest in all of our Permian Basin acreage, including the University Assets. The University Assets and the our Permian Basin leases are located in Upton, Andrews, Reagan, Schleicher, Glasscock, Scurry, Yoakum, Crane, Midland, Gaines, Borden, and Crockett Counties, Texas and Lea County, New Mexico.  We currently have nine producing wells in Upton County, under which the Company maintains a 100% gross working interest.  We also own a 100% working interest in a well located in San Patricio County, Texas, which lies outside of the Permian Basin.

•
approximately 1,200 net acres in the Eagle Ford Shale Formation in South Texas.  We hold a 10% working interest in Eagle Ford acreage, which is operated by Cheyenne Petroleum.  Our 1,200 net acres are located in Frio, LaSalle and San Patricio Counties, Texas, in which we are targeting the Eagle Ford Shale development.  We have a 10% working interest in eleven wells in some stage of drilling.  We have one well producing on a limited basis while a high pressure gas line is completed to this well.  We anticipate additional wells will come on line in the fourth quarter of 2011 or first quarter 2012.

Disclosure of Reserves

Below is a summary of oil and gas reserves as of the fiscal-year ended December 31, 2010 based on average fiscal-year prices.

	Reserves
Reserves category	Oil (mbbls)	Natural gas (mmcf)	Synthetic oil (mbbls)	Synthetic gas (mmcf)
PROVED
Developed:
North America	759.6	9,370.9	0	0
U.S.A.	759.6	9,370.9	0	0

Undeveloped:
North America	1,531.2	5,140.7	0	0
U.S.A.	1,531.2	5,140.7	0	0

TOTAL PROVED	2,290.8	14,511.6	0	0

Our proved oil and natural gas reserves are all located in the United States, primarily in the Permian Basin of West Texas and the Williston Basin of North Dakota.  The reservoir engineering reports used in this prospectus are calculated as of December 31, 2010. The estimates of proved reserves at December 31, 2010 are based on reports prepared by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor (the “Engineering Reports”) which are included herein as Exhibit 99.5 and the estimates of proved reserves at December 31, 2009 are based on reports prepared by Williamson Petroleum Consultants and reports prepared by Bryant M. Mook, B.Sc. M.Eng.  Proved reserves were estimated in accordance with the guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”).

Projections of the reserves and future net revenue to the evaluated interests were based on economic parameters and operating conditions considered applicable as of December 31, 2010 and are pursuant to the financial reporting requirements of the Securities and Exchange Commission (“SEC”).  The reserves projections in this evaluation are based on the use of the available data and accepted industry-engineering methods.  Specifically historical production matching and projection using an “ARIES type” computer program and in keeping with SEC standards.

The following table provides a roll-forward of the total proved reserves for the years ended December 31, 2010 and 2009, as well as disclosures of proved developed and proved undeveloped reserves at December 31, 2010 and 2009. Barrels of oil equivalent (Boe) are determined using a ratio of 6 Mcf of natural gas to 1 Bbl of crude oil.

		Natural
	Oil	Gas	Total
	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1, 2010	2,047,616	13,508,944	4,299,107
Revisions	173,505	1,527,388	428,070
Discoveries	126,366	15,370	128,928
Production	(56,657)	(540,072)	(146,669)

Balance, December 31, 2010	2,290,830	14,511,630	4,709,436

Proved developed reserves	759,642	9,370,893	2,321,457
Proved undeveloped reserves	1,531,188	5,140,737	2,387,979

Total proved reserves	2,290,830	14,511,630	4,709,436

Total Proved Reserves:
Balance, January 1, 2009	1,542,479	13,113,295	3,728,028
Revisions	548,974	1,002,095	715,991
Discoveries	12,166	4,016	12,835
Production	(56,003)	(610,462)	(157,747)

Balance, December 31, 2009	2,047,616	13,508,944	4,299,107

Proved developed reserves	532,070	8,602,907	1,965,888
Proved undeveloped reserves	1,515,546	4,906,037	2,333,219

Total proved reserves	2,047,616	13,508,944	4,299,107

Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process

Our policies regarding internal controls over the recording of reserves estimates requires reserves to comply with the SEC definitions and guidance and be prepared in accordance with generally accepted petroleum engineering principles.  Our procedures require that our reserve report be prepared by a third-party registered independent engineering firm at the end of every year based on information we provide to such engineer. We accumulate historical production data for our wells, calculate historical lease operating expenses and differentials, update working interests and net revenue interests, obtain updated authorizations for expenditure (“AFEs”) and obtain geological and geophysical information from operators. This data is forwarded to our third-party engineering firm for review and calculation. Our Chief Executive Officer and Chief Financial Officer provide a final review of our reserve report and the assumptions relied upon in such report.

Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor, was our third party reserve engineer for the preparation of our reserve report, effective December 31, 2010.  Mr. Mook has been a petroleum engineering and geological advisor for more than 35 years with multi-disciplinary experience in the oil and gas industry.  Mr. Mook is a Registered Professional Geologist in the State of Wyoming (License No. PG-571). He graduated from Southern Methodist University in 1975 with a Bachelor of Science Degree in Geology and the Colorado School of Mines in 2001 with a Masters of Engineering Degree in Petroleum Engineering.  He meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

Prior to July 2011, our Chief Financial Officer Scott Mahoney was responsible for overseeing the preparation of the reserve estimates of Bryant Mook.  Mr. Mahoney has significant accounting and financial experience, although not specific to the oil and gas industry.  Accordingly, in July 2011, we hired DeGolyer and MacNaughton of Houston, Texas as our new third-party engineering firm to prepare our reserve estimates going forward, and Mr. Mook was retained as the internal expert for the Company.  Mr. Mook is now primarily responsible for overseeing the preparation of the reserve reports of DeGolyer and MacNaughton on behalf of the Company.

Proved Undeveloped Reserves

As of December 31, 2010, there were 2,290,830 barrels of oil and 14,511,630 mcf of natural gas in our proved undeveloped reserves.  There were no material changes in the proved undeveloped reserves during fiscal year ended December 31, 2010.

During 2010, we focused primarily on the acquisition of leasehold properties.  As a result, investment in converting proved undeveloped reserves to proved developed reserves was limited.  We recorded very limited proved undeveloped reserves in 2009 that were subsequently converted to proved developed reserves in 2010.

We drilled and completed 2 gross (2.0 net) wells in the Permian Basin in the fourth quarter of 2010.  We also participated in 2 gross (0.2 net) wells in the Eagle Ford shale formation in South Texas.  Lastly, we participated in 23 gross (0.27 net) wells in the Williston Basin in North Dakota.

Oil and Gas Production, Production Prices and Production Costs

Oil and Gas Production

The following table summarizes the production of oil and natural gas by geographical area for the fiscal year ended December 31, 2010:

Product	Permian Basin	Eagle Ford	Williston Basin	Total
Oil (Bbls)	47,814	-	8,843	56,657
Gas (Mcf)	536,364	-	3,708	540,072
BOE	137,208	-	9,461	146,669

The following table summarizes gross and net productive oil wells by state as of December 31, 2010.  A net well represents our percentage ownership of a gross well.  The following table does not include wells which were awaiting completion, in the process of completion or awaiting flowback subsequent to fracture stimulation.

	As of December 31, 2010
	Gross	Net
Texas, New Mexico, Arkansas, and Oklahoma	45.00	27.40
North Dakota	23.00	0.27
Total	68.00	27.67

Production Prices

The following table summarizes the average sales price per unit of oil and natural gas by geographical area for the fiscal year ended December 31, 2010:

Product	Permian Basin	Eagle Ford	Williston Basin
Oil (Bbls)	$78.47	$-	$71.57
Gas (Mcf)	$4.59	$-	$4.54

(a)	We used the 12 month first day of the month Cushing terminal average as a basis for all oil calculations and Henry Hub for gas.

The following table summarizes the average prices utilized in the reserve estimates for 2010 and 2009 as adjusted for location, grade and quality:

	As of December 31,
	2010	2009

Prices utilized in the reserve estimates:
Oil per Bbl(a)	$75.30	57.06
Gas per Mcf(b)	$5.31	4.10

(a)
The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month West Texas Intermediate posted price as adjusted for location, grade and quality.

(b)	The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month Henry Hub spot price as adjusted for location, grade and quality.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Costs Incurred for Oil and Natural Gas Producing Activities

	Years Ended December 31,
	2010	2009

Unproved property acquisition costs	$7,729,953	$1,247,723
Exploration	5,787,926	930,236
Development	4,308,484	194,814

Total	$17,826,363	$2,372,773

Average production costs per BOE including ad valorem and severance taxes were $14.75 in 2010.  Excluding severance taxes, production costs per BOE were $12.26.

Dry Holes

Through the date of this prospectus, we experienced no dry holes.

Drilling Activity and other Exploratory and Development Activities

On May 1, 2010, the XOG Group contributed 7 gross (7 net) producing wells to us, which are located in the Permian Basin and which we hold the majority working interests.  These leases contain an estimated 1.1 million barrels of oil equivalents (Boe) of proved oil and gas reserves based on our 2010 Engineering Reports.  We subsequently completed 2 gross (2.0 net) Wolfberry wells in Upton County in the first quarter, 2 gross (2.0 net) Wolfberry wells in Andrews County in the third quarter, and have 14 gross (14.0 net) wells in drilling or completion in Andrews, Reagan, Crockett and Schleicher Counties as of December 1, 2011.

In the Eagle Ford, the Company partners with Cheyenne Petroleum, our lead operator for a 12,000 acre area of mutual interest (AMI) in which we own a 10% working interest. Under this AMI, the Company participated in 2 gross (0.2 net) wells in 2010.  The Company subsequently participated in 15 gross (1.5 net) wells in La Salle and Frio Counties under this AMI through December 1, 2011.

In the Bakken, during 2010 we participated in 23 gross (0.27 net) wells with various lead operators, including Brigham Exploration Co., Kodiak Oil & Gas Corp., EOG Resources Inc., Marathon Oil Corporation and others.  In 2011, we participated in an additional 96 gross (1.65 net) wells in the Bakken through December 1, 2011.

Productive and Dry Exploratory Wells Drilled

In the fiscal year ended December 31, 2010, we drilled and completed 0 gross (0.0 net) exploratory wells in the Permian Basin.  We participated in 2 gross (0.2 net) exploratory wells in the Eagle Ford shale formation in South Texas.  Lastly, we participated in 23 gross (0.27 net) exploratory wells in the Williston Basin in North Dakota.

Productive and Dry Development Wells Drilled

In the fiscal year ended December 31, 2010, we drilled and completed 2 gross (2.0 net) development wells in the Permian Basin.  We participated in 0 gross (0.0 net) development wells in the Eagle Ford shale formation in South Texas.  Lastly, we participated in 0 gross (0.0 net) development wells in the Williston Basin in North Dakota.

Present Activities

In 2011, our third party operators have commenced drilling and completing 13 gross (13.0 net) exploratory wells in our leaseholds in Andrews, Reagan, Crockett and Schleicher counties in the Permian Basin of West Texas.  We also participated in the drilling and completing of 15 gross (1.5 net) exploratory wells in La Salle and Frio counties in the Eagle Ford shale formation in South Texas through our third party operators.  Lastly, we participated in 55 gross (0.96 net) exploratory wells in the Williston Basin of North Dakota.

Oil and Gas Properties, Wells, Operations and Acreage

The following table summarizes as of December 1, 2011, the total gross and net productive wells, expressed separately for oil and gas and the total gross and net developed acreage (i.e., acreage assignable to productive wells) by geographic area.

	Oil Wells		Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Permian	45.0	33.8	21.2	14.6	66.2	48.4
Eagle Ford	15.0	1.5	-	-	15.0	1.5
Bakken	79.0	1.3	-	-	79.0	1.3
Totaal	139.0	36.6	21.2	14.6	160.2	51.2

	HBP Acreage		Total Acreage
	Gross	Net	Gross	Net
Permian	8,820	4,540	10,775	6,500
Eagle Ford	12,000	1,200	12,000	1,200
Bakken	101,120	1,702	174,080	32,400
Total	121,940	7,442	196,855	40,100

The following table summarizes as of December 1, 2011, the amount of undeveloped leasehold acreage expressed in both gross and net acres by geographic area and the minimum remaining terms of leases and concessions.

	HBP Acreage		Total Acreage		Acreage Subject to Expiration		Expiration Date Range
	Gross	Net	Gross	Net	Gross	Net
Permian	8,820	4,540	10,775	6,500	8,820	1,960	April 2012 Expiration
Eagle Ford	12,000	1,200	12,000	1,200	12,000	-	-
Bakken	101,120	1,702	174,080	32,400	101,120	30,698	Range from 2012-2016
Total	121,940	7,442	196,855	40,100	121,940	32,658

We have a limited number of leases in Reagan and Andrews County in the Permian Basin that have lease expiration dates in April 2012.  Our third-party operators are actively drilling these leases, and we do not anticipate a high probability of lease expirations in this region because we believe these will be held by production.

The Williston Basin acreage is primarily not held by production today, with 30,698 of our 32,400 acres undeveloped or subject to drilling in progress.  Our acreage exposure is very granular, with over 700 leases across 272 sections in the region today.  Our approximately 4,000 net acres, or 10% of our acreage, still undeveloped has maturity dates in late 2012 through 2014.  The remaining 26,700 net undeveloped acres in the Williston Basin were new leases purchased in the fourth quarter 2010 through the third quarter 2011, with expirations in 2013 through 2015. Many of these leases also include two extensions for two or three additional years available for exercise at our option.

Delivery Commitments

We do not currently have any delivery commitments for product obtained from our wells.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding our business and results of operations together with our financial condition. This section should be read in conjunction with our historical combined and consolidated financial statements and notes, as well as the selected historical combined and consolidated financial data included elsewhere in this prospectus. Statements in our discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. We caution that a number of factors could cause future production, revenues and expenses to differ materially from our expectations. Please see “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an independent, non-operator oil and natural gas company engaged in the acquisition of leaseholds in oil and natural gas properties.   We are actively contracting with third party operators to drill our majority leasehold acreage, and are participating in drilling activities through third party operators on our minority interest leasehold acreage for potential petroleum development.  Our leaseholds are located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken.  Our third party operating partners are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies for potential petroleum development.

As of December 29, 2011, we held working interests in approximately 40,100 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

Crude oil comprised 48.6% of ASEC’s 4.71 million barrels of equivalent oil of estimated net proved reserves at December 31, 2010, and 38.6% of the Company’s 146,669 barrels of equivalent of oil production for the year ended December 31, 2010.  We do not seek to operate the wells in which we own\ an interest; instead, we exclusively look to partner with experienced operators that are familiar with the respective geological formations in which we own mineral interests. By partnering with established operators, we believe we are able to manage more effectively the cost of operations and maintain a lean cost model.

Commodity Prices

Our results of operations are heavily influenced by commodity prices. Factors that may impact future commodity prices, including the price of oil and natural gas, include:

•	developments generally impacting the Middle East, including Iraq, Iran, Libya and Egypt;

•	the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas;

•	the overall global demand for oil;

•	overall North American natural gas supply and demand fundamentals;

•	the impact of the decline of the United States economy;

•	weather conditions; and

•	liquefied natural gas deliveries to the United States.

Although we cannot predict the occurrence of events that may affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that we produce will generally approximate current market prices in the geographic region of the production. From time to time, we will evaluate the benefits of hedging a portion of our commodity price risk to mitigate the impact of price volatility on our business.  As of December 31, 2010, we had not engaged in active hedging of our historical production, but reserve the right to implement a derivatives-based hedging program for commodity risk management in the future.

Oil and natural gas prices have been subject to significant fluctuations during the past several years. In general, average oil and natural gas prices were substantially higher during the comparable periods of 2010 measured against 2009. The following table sets forth the average NYMEX oil and natural gas prices for the years ended December 31, 2010 and 2009, as well as the high and low NYMEX price for the same periods:

	Years Ended December 31,
	2010	2009
Average NYMEX prices:
Oil (Bbl)	$79.48	$62.09
Natural gas (MMBtu)	$4.37	$3.94
High / Low NYMEX prices:
Oil (Bbl):
High	$91.48	$81.03
Low	$64.78	$34.03
Natural gas (MMBtu):
High	$7.51	$6.10
Low	$3.18	$1.83

Recent Events

July 2011 Private Placement.  On July 15, 2011, we completed a closing of an offering of our securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share, (ii) Series A warrants to purchase 1,130,435 shares of common stock at an exercise price of $9.00 per share; and (iii) Series B warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A warrant shares sold in the Third PIPE and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75 per share; and (B) upon certain dilutive occurrences.

If made exercisable pursuant to (A) in the preceding sentence, the Series B warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

In connection with the July 15, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement dated July 15, 2011 in which we agreed to register all of the related private placement shares of common stock and shares of common stock underlying the Series A warrants and Series B warrants within forty-five (45) calendar days after July 15, 2011, and use our best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days (or 150 calendar days upon a full review by the SEC).  We will be required to pay to each investor an amount in cash equal to 3% of the investor’s purchase price in the event we fail to file the initial registration statement with the SEC, or otherwise, 1% of the aggregate purchase price paid by such investor, as applicable if we fail to comply with the terms of the Registration Rights Agreement and certain other conditions, on each monthly anniversary.

August Asset Acquisition - On August 22, 2011, the Company acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from XOG Group for approximately $14.6 million. A cash deposit of $13.5 million was made on April 15, 2011 and the Company subsequently issued 208,200 shares of common stock upon closing, which was valued at $1,093,050 based on a per share price of $5.25 on the closing date. The acquisition was recorded at fair value as the Company and XOG were not under common control at the time of the asset acquisition.

Credit Agreement.  On September 21, 2011, Nevada ASEC (the “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Macquarie Bank Limited as administrative agent. The Credit Agreement provides to the Borrower a revolving credit facility in an amount not to exceed $100 million and a term loan facility in an amount not to exceed $200 million. The interest rate on revolving loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 2.75% to 3.25% per annum, based on the borrowing base utilization, and the interest rate on term loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 7.50%. The maturity date of the revolving credit facility is September 21, 2015 and the maturity date of the term loan facility is September 21, 2014.

The Borrower’s obligations under the Credit Agreement are secured by the Borrower’s interest in certain oil and gas properties and the hydrocarbons produced from such properties, as well as the proceeds of the sale of such hydrocarbons. We guaranteed the Borrower’s obligations under the Credit Agreement and pledged to the administrative agent a security interest in the 100% of the capital stock of the Borrower as security for our obligations under the guaranty.

In connection with the Credit Agreement, we issued to Macquarie Americas Corp. a five year warrant to purchase five million (5,000,000) shares of our common stock at a per share exercise price of $7.50, subject to certain adjustments. The warrant is exercisable on a cashless basis if there is no registration statement covering the underlying common stock. The warrant is also subject to customary anti-dilution provisions.

Letters of Intent

On May 31, 2011, we signed a non-binding letter of intent to purchase additional oil and natural gas property leaseholds. Such letter of intent has subsequently expired.

On November 15, 2011, we signed a letter of intent with XOG, Geronimo, HNL Royalty Company and/or their respective subsidiaries and affiliates to acquire approximately 80,000 net acres across the Permian Basin, Eagle Ford shale formation and the Eagle Bine in Texas, the Williston Basin in North Dakota, the Niobrara shale formation in Wyoming and Nebraska, and the Mississippian shale formation in Oklahoma.   We intend to fund the acquisition primarily through the issuance of shares of our common stock, a promissory note, and cash at closing.  The transaction remains subject to customary due diligence and the negotiation and execution of definitive agreements.

On November 22, 2011, we entered into a letter of intent with Cross Border Resources, Inc., (“Cross Border”) which memorialized the Company’s intent to acquire Cross Border and granted to us the exclusive right to enter into such a transaction with Cross Border between November 22, 2011 and January 31, 2012. We terminated this letter of intent pursuant to its terms on December 16, 2011.

Selected Operating Data for the Three and Nine Months Ended September 30, 2011

Year-to-year or other periodic comparisons of the results of our operations can be difficult and may not fully and accurately describe our condition. The following table shows selected operating data for each of the three and nine months ended September 30, 2011 and 2010.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Production volumes:
Oil (Bbls)	20,649	15,666	71,995	42,521
Natural Gas (Mcf)	183,356	104,582	416,630	424,494
BOE (1)	51,208	33,096	141,433	113,270
BOE per day	557	360	518	415

Sales Prices
Oil (per Bbl)	$104.02	$74.92	$87.88	$73.10
Natural Gas (per Mcf)	$4.62	$5.87	$5.37	$4.86
BOE Price	$58.49	$54.01	$60.57	$45.65

Operating Revenues
Oil	$2,147,933	$1,173,708	$6,326,794	$3,108,456
Natural Gas	847,354	613,863	2,239,349	2,061,853
	$2,995,287	$1,787,571	$8,566,143	$5,170,309

Operating Expenses
Oil and natural gas production costs	$663,367	$471,940	$1,759,918	$1,402,730
Exploration expense	-	-	-	247,463
General and administrative	4,533,808	989,045	12,053,093	4,507,190
Impairment of oil and natural gas properties	-	46,553	-	46,553
Depreciation, depletion and amortization	679,417	344,150	2,251,704	1,130,533
Accretion of discount on asset retirement obligations	5,063	3,705	11,713	11,877
	$5,881,655	$1,855,393	$16,076,428	$7,346,346

Operating loss	$(2,886,368)	$(67,822)	$(7,510,285)	$(2,176,037)

(1)	A BOE means one barrel of oil equivalent using the ratio of 6 Mcf of gas to one barrel of oil.

Results of Operations

For the Three Months Ended September 30, 2011 and 2010

Our oil and natural gas revenues and production product mix are displayed in the following table for the Current and Comparable Quarters.

	Revenues		Production
	2011	2010	2011	2010
Oil	72%	66%	40%	47%
Natural Gas	28%	34%	60%	53%
Total	100%	100%	100%	100%

The following table shows our production volumes, product sales prices and operating revenue for the indicated periods.

	Three Months Ended September 30,		Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Production volumes:
Oil (Bbls)	20,649	15,666	4,983	32%
Natural Gas (Mcf)	183,356	104,582	78,774	75%
BOE (1)	51,208	33,096	18,112	55%
BOE per day	557	360	197	55%

Sales Prices
Oil (per Bbl)	$104.02	$74.92	$29.10	39%
Natural Gas (per Mcf)	$4.62	$5.87	$(1.25)	-21%
BOE Price	$58.49	$54.01	$4.48	8%

Operating Revenues
Oil	$2,147,933	$1,173,708	$974,225	83%
Natural Gas	847,354	613,863	233,491	38%
	$2,995,287	$1,787,571	$1,207,716	68%

Oil revenues     Our oil revenues were $2,147,933 for the three months ended September 30, 2011, an increase of $974,225 (83%) from $1,173,708 for the three months ended September 30, 2010. Higher average oil sales prices increased revenues approximately $456,000 while increased production volumes increased revenues by approximately $518,000.  The increase in production volumes was primarily due to new well development primarily in the Bakken.

Natural gas revenues     Our natural gas revenues were $847,354 for the three months ended September 30, 2011, an increase of $233,491 (38%) from $613,863 for the three months ended September 30, 2010. Increased natural gas production volumes increased revenues by approximately $364,000 while slightly lower average natural gas sales prices decreased revenues by approximately $131,000.

	Three Months Ended September 30,		Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Operating Expenses
Oil and natural gas production costs	$663,367	$471,940	$191,427	41%
Exploration expense	-	-	-	-
General and administrative	4,533,808	989,045	3,544,763	358%
Depreciation, depletion and amortization	679,417	344,150	335,267	97%
Impairment of oil and natural gas properties	-	46,553	(46,553)	-100%
Accretion of discount on asset retirement obligations	5,063	3,705	1,358	37%
	$5,881,655	$1,855,393	$4,026,262	217%

Operating loss	$(2,886,368)	$(67,822)	$(2,818,546)	4156%

Oil and natural gas production expenses.     Production expenses for the three months ended September 30, 2011 increased $191,427 (41%) to $663,367, compared to $471,940 for the three months ended September 30, 2010. The increase in lease operating expenses was primarily due to an increase in production taxes caused by increased revenues offset by slightly lower lease operating expenses due to less rework than in the previous period.

General and administrative expenses.     General and administrative (“G&A”) expenses were $4,533,808 for the three months ended September 30, 2011, an increase of $3,544,763 (358%) from $989,045 for the three months ended September 30, 2010. The primary factor for the increase in G&A expenses was the recognition of $572,266 in non-cash penalties related to the delayed registration of the February 1, 2011 and March 31, 2011 equity private placements and a $2,389,000 increase in non-cash stock compensation expense. We expect an increase in the non-cash stock compensation in future periods.  Additionally, there have been increased transactional costs such as legal and professional fees due to acquisitions and the S-1 registration filing.

Depreciation, depletion and amortization expense.     Depreciation, depletion and amortization (“DD&A”) expense of proved oil and natural gas properties was $679,417 for the three months ended September 30, 2011, an increase of $335,267 (97%) from $344,150 for the three months ended September 30, 2010. The increase in depletion expense was primarily due to an increase in production volumes and wells coming into production.  DD&A per BOE increased 196% for the three months ended September 30, 2011.  We have invested in new assets in new basins over the past year.  These assets differ significantly from legacy assets in the Permian Basin included in the 2010 DD&A calculation. With the increased development and productivity in unconventional drilling in the Bakken and Eagleford, DD&A per BOE is expected to be higher than historical DD&A per BOE for the traditional Permian Basin producing assets.

Other income, net.     Other income increased to $1,047,266 for the three months ended September 30, 2011 from $-0- at September 30, 2010.  The increase was due to the unrealized gain on warrant derivatives of $1,294,037 relating primarily to the Macquarie warrants and marking them to market and $17,279 realized gain on commodity derivatives.  The increase was partially offset by interest expense for accretion of the debt discount of $101,092, interest expense of $10,808 and unrealized loss on commodity derivatives of $152,150.

Income tax provision.     Prior to their acquisition by the Company, Nevada ASEC and the Acquired Properties, respectively, were part of pass-through entities for taxation purposes.  As a result, the historical financial statements of Nevada ASEC and the Acquired Properties do not present any tax expenses, liabilities or assets until their acquisition by the Company.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying consolidated financial statements.  However, the income tax provision for the three months ended September 30, 2011 and September 30, 2010 was $0 due to net operating losses and a related valuation allowance.

For the Nine Months Ended September 30, 2011 and 2010

Our oil and natural gas revenues and production product mix are displayed in the following table for the Current Period and Comparable Period.

	Revenues		Production
	2011	2010	2011	2010
Oil	74%	60%	51%	38%
Natural Gas	26%	40%	49%	62%
Total	100%	100%	100%	100%

The following table shows our production volumes, product sales prices and operating revenue for the indicated periods.

	Nine Months Ended September 30,		Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Production volumes:
Oil (Bbls)	71,995	42,521	29,474	69%
Natural Gas (Mcf)	416,630	424,494	(7,864)	-2%
BOE (1)	141,433	113,270	28,163	25%
BOE per day	518	415	103	25%

Sales Prices
Oil (per Bbl)	$87.88	$73.10	$14.78	20%
Natural Gas (per Mcf)	$5.37	$4.86	$0.51	10%
BOE Price	$60.57	$45.65	$14.92	33%

Operating Revenues
Oil	$6,326,794	$3,108,456	$3,218,338	104%
Natural Gas	2,239,349	2,061,853	177,496	9%
	$8,566,143	$5,170,309	$3,395,834	66%

Oil revenues.   Our oil revenues were $6,326,794 for the nine months ended September 30, 2011, an increase of $3,218,338 (104%) from $3,108,456 for the nine months ended September 30, 2010. Higher average oil sales prices increased revenues approximately $628,000 while increased production volumes increased revenues by approximately $2,590,000.  The increases in production volumes were due primarily to new well development primarily in the Bakken.

Natural gas revenues. Our natural gas revenues were $2,239,349 for the nine months ended September 30, 2011, an increase of $177,496 (9%) from $2,061,853 for the nine months ended September 30, 2010. Higher average natural gas sales prices increased revenues approximately $220,000 while decreased production volumes decreased revenues by approximately $43,000.  The lower production was due to depletion of existing long lived wells.

	Nine Months Ended September 30,		Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Operating Expenses
Oil and natural gas production costs	$1,759,918	$1,402,730	$357,188	25%
Exploration expense	-	247,463	(247,463)	-100%
General and administrative	12,053,093	4,507,190	7,545,903	167%
Depreciation, depletion and amortization	2,251,704	1,130,533	1,121,171	99%
Impairment of oil and natural gas properties	-	46,553	(46,553)	-100%
Accretion of discount on asset retirement obligations	11,713	11,877	(164)	-1%
	$16,076,428	$7,346,346	$8,730,082	119%

Operating loss	$(7,510,285)	$(2,176,037)	$(5,334,248)	245%

Oil and natural gas production expenses.     Production expenses for the nine months ended September 30, 2011 increased $357,188 (25%) to $1,759,918, compared to $1,402,730 for the nine months ended September 30, 2010. The increase is due an increase in production taxes of $313,000 due to increased revenues for the period and a slight increase in lease operating expenses primarily due to an increase in 132 gross wells (26.9 net wells) partially offset by less rework in the current period versus 2010.

General and administrative expenses.     General and administrative (“G&A”) expenses were $12,053,093 for the nine months ended September 30, 2011, an increase of $7,545,903 (167%) from $4,507,190 for the nine months ended September 30, 2010. The primary factor for the increase in G&A expenses was the recognition of $1,980,438 in non-cash penalties related to the delayed registration of the February 1, 2011 and March 31, 2011 equity private placements an increase in non-cash stock compensation expense of $3,349,162. The remainder of the increase relates to an increase of approximately $630,000 in payroll and taxes and an increase of approximately $1,400,000 in legal and professional fees due to acquisitions and the S-1 registration filing.

Exploration expenses.    Exploratory expenses during the nine months ended September 30, 2011 were $0, compared to $247,463 for the nine months ended September 30, 2010.  This expense was primarily attributable to an unsuccessful exploratory well located in the Eagle Ford shale formation play drilled in 2007 and reworked as a shale formation well in 2010.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process this was unable to be completed. All intangible and tangible costs related to this well have been expensed.

Depreciation, depletion and amortization expense.     Depreciation, depletion and amortization (“DD&A”) expense of proved oil and natural gas properties was $2,251,704 for the nine months ended September 30, 2011, an increase of $1,121,171 (99%) from $1,130,533 for the nine months ended September 30, 2010. The increase in depletion expense was primarily due to an increase in production volumes in the Bakken that has a higher depreciation and depletion rate and new wells beginning to produce during the period.  DD&A per BOE increased 114% for the nine months ended September 30, 2011. We have invested in new assets in new basins over the past year.  These assets differ significantly from legacy assets in the Permian Basin included in the 2010 DD&A calculation. With the increased development and productivity in unconventional drilling in the Bakken and Eagleford, DD&A per BOE is expected to be higher than historical DD&A per BOE for the traditional Permian Basin producing assets.

Other income, net.     Other income increased to $1,047,266 for the nine months ended September 30, 2011 from $-0- at September 30, 2010.  The increase was to the unrealized gain on warrant derivatives of $1,294,037 relating to the Macquarie warrants and marking them to market and $17,279 realized gain on the commodity derivatives.  The increase was offset by interest expense for accretion of the debt discount of $101,092, interest expense of $10,808 and unrealized loss on commodity derivatives of $152,150.

Income tax provision.     Prior to their acquisition by the Company, Nevada ASEC and the Acquired Properties, respectively, were part of pass-through entities for taxation purposes.  As a result, the historical financial statements of Nevada ASEC and the Acquired Properties do not present any tax expenses, liabilities or assets until their acquisition by the Company.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying consolidated financial statements.  However, the income tax provision for the nine months ended September 30, 2011, and September 30, 2010 was $0 due to net operating losses and a related valuation allowance.

Capital Commitments, Capital Resources and Liquidity

Capital commitments.        Our primary needs for cash are (i) to fund our share of the drilling and development costs associated with well development within our leasehold properties, (ii) the  further acquisition of additional leasehold assets, and (iii), the payment of contractual obligations and working capital obligations. Funding for these cash needs will be provided by a combination of internally-generated cash flows from operations, supplemented by a combination of financing our bank credit facility, proceeds from the disposition of assets or alternative financing sources, as discussed in “Capital resources” below.

Oil and natural gas properties.     Cash paid for oil and natural gas properties during the nine months ended September 30, 2011 and 2010 totaled $41,777,541 and $9,903,947, respectively. The 2011 costs related primarily to purchases of additional Bakken leases and drilling in the Bakken, Permian and South Texas leases.  The 2010 costs related primarily to purchases of Bakken undeveloped leases, the drilling of four Bakken wells, and the drilling of one South Texas well.

Our 2011 capital budget is approximately $100 million assuming additional financing is made available under our existing facility or new financing obtained. We expect to be able to fund our remaining 2011 capital budget partially with operating cash flows, stock used as consideration and utilization of our existing credit facility. However, the Company’s capital budget is largely discretionary, and if we experience sustained oil and natural gas prices significantly below the current levels or substantial increases in its drilling and completion costs, we may reduce its capital spending program to remain substantially within the Company’s operating cash flows.

We will actively seek to acquire oil and natural gas properties that provide opportunities for the addition of new reserves and production in both its core areas of operation and in emerging plays throughout the United States.

While we believe that our available cash, cash flows and credit facility will fund our 2011 capital expenditures, as adjusted from time to time, we cannot provide any assurances that we will be successful in securing alternative financing sources to fund such expenditures if needed. The actual amount and timing of our expenditures may differ materially from our estimates as a result of, among other things, actual drilling results, the obtaining of debt or equity financing capital, the timing of expenditures by third parties on projects that we do not operate, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions. In addition, under certain circumstances we would consider increasing, decreasing, or reallocating our 2011 capital budget.

Commodity derivatives.    We began entering into derivative contracts during the three month period ended September 30, 2011, to achieve a more predictable cash flow by reducing our exposure to crude oil and natural gas price volatility. We have elected not to designate any subsequent derivative contracts as accounting hedges. As such, all commodity derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period. Any realized gains or losses on these derivatives are recorded in realized and unrealized gain (loss) on commodity derivatives and are included as a component of other income (expense).

Capital resources.   Our primary sources of liquidity during the first nine months of 2011 were cash flows generated from proceeds from our private placement offerings of its common stock and proceeds from stock subscription receivables from which cash net proceeds of $47,892,172 were generated.  We believe that funds from our cash flows and any financing under our credit facility should be sufficient to meet both our short-term working capital requirements and our 2011 capital expenditure plans.

Cash flow from operating activities.   Our net cash provided by operating activities were $490,751 and $3,998,550 for the nine months ended September 30, 2011 and 2010, respectively. The decrease in operating cash flow for the nine months ended September 30, 2011 was due primarily to increased general and administrative costs and the reduction in working capital through increases in oil and gas sales receivables and the repayment of accounts payable and accrued liabilities. Our net cash provided by operating activities was $3,739,625 and $2,936,683 for the years ended December 31, 2010 and 2009, respectively. The increase in operating cash flow for the year ended December 31, 2010 was due primarily to changes in operating assets and liabilities.

Cash flow used in investing activities.    During the nine months ended September 30, 2011 and 2010, we invested $41,777,541 and $9,903,947, respectively, for additions to, and acquisitions of, oil and natural gas properties, inclusive of exploration costs. Cash flows used in investing activities were substantially higher in 2011 due to the Company’s increased leasehold acquisition activities in the Bakken Shale Formation, Eagle Ford and Permian drilling activities, along with a $1.5 million deposit with the XOG Group relating to property being evaluated. During the years ended December 31, 2010 and 2009, we invested $13,092,537 and $2,393,249, respectively, for additions to, and acquisitions of oil and natural gas properties, inclusive of dry hole costs. Cash flows used in investing activities were substantially higher in 2010 due to our increased activities in the Bakken, as well as investments in the Eagle Fold and Permian Basin drilling activities.

Cash flow from financing activities. Net cash provided by financing activities was $49,480,870 and $6,064,569 for the nine months ended September 30, 2011 and 2010, respectively. Financing activity was comprised primarily of net proceeds from the sale of common stock and warrants and proceeds from the credit facility during the nine months ended September 30, 2011. Net cash provided by (used in) financing activities was $9,658,746 and ($543,434) for the years ended December 31, 2010 and 2009, respectively. Financing activity was comprised primarily of equity provided by the XOG Group to support leasehold acquisitions and new drilling activities and $5,374,907 of net proceeds from the sale of common stock and the exercise of warrants during the year ended December 31, 2010.

February Private Placement. On February 1, 2011, we closed on a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 220,097 shares of common stock, the terms and exercise price correspond to the terms of warrants issued to investors in the private placement.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, we have the right to call for the exercise of such warrants. We incurred costs of $0.8 million with this offering.

March Private Placement.   At March 31, 2011, we closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 96,957 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, we have the right to call for the exercise of such warrants.  We incurred costs of $1.5 million in connection with this offering.

July Private Placement.    On July 15, 2011, we completed a closing of an offering of securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share, (ii) Series A warrants to purchase 1,130,435 shares of common stock at a per share exercise price of $9.00 subject to certain “down round” provisions; and (iii) Series B warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A warrant shares, and (ii) the date on which the purchasers in the private placement can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences.

If exercisable pursuant to (A) in the preceding sentence, the Series B warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

In connection with the July 15, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement, dated July 15, 2011, in which we agreed to register all of the related private placement common shares and common shares underlying the Series A warrants within forty-five (45) calendar days after July 15, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days (or 150 calendar days upon a full review by the SEC). We will be required to pay to each investor an amount in cash equal to 3% of the investor’s purchase price in the event the Company fails to file the initial registration statement with the SEC, or otherwise, 1% of the aggregate purchase price paid by such investor, as applicable if we fail to comply with the terms of the Registration Rights Agreement and certain other conditions, on each monthly anniversary.

The net proceeds from these private placements have been and will be used for operating purposes and to fund drilling and development activities, and acquisitions from the XOG Group.

In addition, we may also seek to utilize various financing sources, including the issuance of (i) fixed and floating rate debt, (ii) convertible securities, (iii) preferred stock, (iv) common stock and (v) other securities. We may also sell assets and issue securities in exchange for oil and natural gas related assets.

Credit Agreement.   On September 21, 2011, we entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Macquarie Bank Limited as administrative agent. The Credit Agreement provides to the Borrower a revolving credit facility in an amount not to exceed $100 million and a term loan facility in an amount not to exceed $200 million. The interest rate on revolving loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 2.75% to 3.25% per annum, based on the borrowing base utilization, and the interest rate on term loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 7.50%. The maturity date of the revolving credit facility is September 21, 2015 and the maturity date of the term loan facility is September 21, 2014.

The Borrower’s obligations under the Credit Agreement are secured by the Borrower’s interest in certain oil and gas properties and the hydrocarbons produced from such properties, as well as the proceeds of the sale of such hydrocarbons. We guaranteed the Borrower’s obligations under the Credit Agreement and pledged to the administrative agent a security interest in the 100% of the capital stock of the Borrower as security our obligations under the guaranty.

In connection with the Credit Agreement, we issued to Macquarie Americas Corp. a five year warrant to purchase five million (5,000,000) shares of our common stock at a per share exercise price of $7.50, subject to certain adjustments. The warrant is exercisable on a cashless basis if there is no registration statement covering the underlying common stock. The warrant is also subject to customary anti-dilution provisions.

Liquidity.   Our principal sources of short-term liquidity are cash on hand and operational cash flow.  At September 30, 2011, we had cash and cash equivalents of $7,214,076.

Contractual Obligations

Employment Agreements.   At September 30, 2011, our contractual obligations include employment agreements with executive officers for the three months ended December 31, 2011 and the years ending December 31, 2012 through 2014 are as follows:

	2011	2012	2013	2014
Scott Feldhacker	$57,750	$231,000	$231,000	$77,000
Richard Macqueen	57,750	231,000	231,000	77,000
Scott Mahoney	45,833	200,000	200,000	66,667
Total Contractual Obligations Related to Employment Contracts	$161,333	$662,000	$662,000	$220,667

Operating Leases.   We lease our 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $0.50 per square foot annually thereafter.  For the nine months ended September 30, 2011, the Company recorded lease expense of $65,392.

At September 30, 2011, the future minimum lease commitments under the non-cancellable operating leases for the three months ended December 31, 2011 and each of the following four years ending December 31 and thereafter are as follows:

2011	$20,654
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$452,003

Results of Operations

The following table presents recast selected historical financial and operating information for the years ended December 31:

	2010	2009

Production and operating data:
Net production volumes:
Oil (Bbl)	56,657	56,003
Natural gas (Mcf)	540,072	610,462
Total (Boe)	146,669	157,747
Average daily net production volumes:
Oil (Bbl)	155.2	153.4
Natural gas (Mcf)	1,479.6	1,672.5
Total (Boe)	401.8	432.2
Average prices:
Oil (Bbl)	$74.45	$57.58
Natural gas (Mcf)	$4.89	$4.00
Operating costs and expenses per Boe:
Oil and natural gas production	$14.75	$11.32
General and administrative	$38.69	$3.51
Exploration	$1.69	$1.52
Depreciation, depletion and amortization	$10.61	$9.45

Total revenues	$6,896,945	$5,666,710

Operating costs and expenses:
Oil and natural gas production costs	2,163,887	1,786,280
Exploration expenses	247,463	240,382
General and administrative expenses	5,674,985	553,542
Impairment of oil and natural gas properties	46,553	253,258
Depreciation, depletion and amortization	1,556,288	1,490,926
Accretion of asset retirement obligations	15,607	12,399
Total operating costs and expenses	9,704,783	4,336,787

Income (loss) from operations	(2,807,838)	1,329,923

Income tax (expense) benefit	-	-

Net income (loss)	$(2,807,838)	$1,329,923

	As of December 31,
	2010	2009
Balance Sheet Information:
Total assets	$32,799,480	$14,812,013
Total liabilities	5,733,293	408,206
Stockholders’ equity	27,066,187	14,403,807

Statement of Cash Flow Information:
Net cash (used in) provided by operating activities	$3,739,625	$2,936,683
Net cash used in investing activities	(12,878,375)	(2,393,249)
Net cash provided by financing activities	9,658,746	(543,434)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Oil and natural gas revenues.  The Company’s oil and natural gas revenues were $6,861,385 for the year ended December 31, 2010, an increase of $1,194,675 (21.1%) from $5,666,710 for the year ended December 31, 2009. This increase was due to $626,496 from increased production revenues and $568,179 in increased revenues due to price increases for oil and natural gas.

Oil and natural gas production expenses.  Lease operating expenses for the year ended December 31, 2010 increased $377,607 to $2,163,887 (21.1%), compared to $1,786,280 for the year ended December 31, 2009. The increase in lease operating expenses was due to the increased number of wells in operation in 2010, including two new Wolfberry wells in Upton County and 23 gross (.27 net) new Williston Basin wells the Company participated in during the year ended December 31, 2010.

  General and administrative expenses.   G&A expenses were $5,674,985 for the year ended December 31, 2010, an increase of $5,121,443 from $553,542 for the year ended December 31, 2009. The primary factor for the increase in G&A expenses was the recognition of $4,227,274 in non-cash stock compensation expense, as well as accounting, legal, and consulting fees incurred related to the formation of Nevada ASEC and the share exchange agreement with FDOG.  In April 2010, we implemented stock option compensation plans and issued founders’ shares.  Share grants have been expensed in full other than restricted shares granted to management which are amortized subject to a vesting schedule.

Exploration expenses.  Exploration expenses during the year ended December 31, 2010 were $247,463, compared to $240,382 for the year ended December 31, 2009.  This expense was y attributable to an unsuccessful exploratory well located in the Eagle Ford shale formation drilled in 2007 and reworked as a shale formation well in 2009 and 2010.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process was unable to be completed. All intangible and tangible costs related to this well have been expensed.

Depreciation, depletion and amortization expense.   Depreciation, depletion and amortization expense of proved oil and natural gas properties was $1,556,288 for the year ended December 31, 2010, an increase of $65,362 from $1,490,926 for the year ended December 31, 2009.

Impairment of oil and natural gas properties.  Impairment expense of proved oil and natural gas properties was $46,553 for the year ended December 31, 2010, a decrease of $206,705 (81.6%) from $253,258 for the year ended December 31, 2009. The decrease in impairment expense was  due to higher estimated reserve values in the Bakken formation.

Income tax provision.   Prior to the acquisitions occurring on May 1, 2010, December 1, 2010, February 10, 2011 and March 1, 2011, from the XOG Group, respectively, the oil and natural gas properties purchased were part of pass-through entities for taxation purposes.  As a result, our recasted historical financial statements do not present any tax expenses, liabilities or assets until the respective dates of the acquisitions.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying recasted combined and consolidated financial statements.  However, the income tax provision for the year ended December 31, 2010, was $0 due to net operating losses and a related valuation allowance.

Critical Accounting Policies and Practices

Our consolidated financial statements and related notes thereto contain information that is pertinent to our management’s discussion and analysis of financial condition and results of operations. Preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by the Company generally do not change the Company’s reported cash flows or liquidity. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to the Company.

In management’s opinion, the more significant reporting areas impacted by management’s judgments and estimates are revenue recognition, the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets and valuation of stock-based compensation. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

 Successful Efforts Method of Accounting

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to impact the depletion rate of the remaining properties in the amortization base materially. Ordinary maintenance and repair costs are expensed as incurred.

Costs of unproved properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties, but excluded from depletion at December 31, 2010 and 2009 were approximately $9,954,000 and $1,323,000, respectively.  Such costs are related to drilling in progress and wells recently drilled and in various stages of testing and completion.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, the Company would recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Oil and Natural Gas Reserves and Standardized Measure of Discounted Net Future Cash Flows

This prospectus presents estimates of our proved reserves as of December 31, 2010 and 2009, which have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. As a result of this change in pricing methodology, direct comparisons to our previously-reported reserves amounts may be more difficult.

Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule has limited and may continue to limit our potential to book additional proved undeveloped reserves as we pursue our drilling program, particularly as we develop our significant acreage in the Permian Basin in West Texas. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year time-frame.

The SEC has not reviewed the Company’s reserve estimates under the new rules and has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of the Company’s proved reserves and related PV-10 at December 31, 2010 and 2009 included in this prospectus have been prepared based on what the Company and its independent reserve engineers believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates the Company might prepare applying more specific SEC interpretive guidance.

  The Company’s independent engineer prepares the estimates of the Company’s oil and natural gas reserves and associated future net cash flows. Even though the Company’s independent engineers and technical staff are knowledgeable and follow authoritative guidelines for estimating reserves, they must make a number of subjective assumptions based on professional judgments in developing the reserve estimates. Reserve estimates are updated at least annually and consider recent production levels and other technical information about each field. Periodic revisions to the estimated reserves and future net cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, cost changes, technological advances, new geological or geophysical data, or other economic factors. The Company cannot predict the amounts or timing of future reserve revisions. If such revisions are significant, they could significantly alter future depletion and result in impairment of long-lived assets that may be material.

Asset Retirement Obligations

There are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. The primary impact of this on the Company relates to oil and natural gas wells on which we have a legal obligation to plug and abandon. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and, generally, a corresponding increase in the carrying amount of the related long-lived asset. The determination of the fair value of the liability requires the Company to make numerous judgments and estimates, including judgments and estimates related to future costs to plug and abandon wells, future inflation rates and estimated lives of the related assets.

Impairment of Long-Lived Assets

All of the Company’s long-lived assets are monitored for potential impairment when circumstances indicate that the carrying value of an asset may be greater than its future net cash flows, including cash flows from risk adjusted proved reserves. The evaluations involve a significant amount of judgment since the results are based on estimated future events, such as future sales prices for oil and natural gas, future costs to produce these products, estimates of future oil and natural gas reserves to be recovered and the timing thereof, the economic and regulatory climates and other factors. The need to test an asset for impairment may result from significant declines in sales prices or downward revisions to estimated quantities of oil and natural gas reserves. Any assets held for sale are reviewed for impairment when the Company approves the plan to sell. Estimates of anticipated sales prices are highly judgmental and subject to material revision in future periods. Because of the uncertainty inherent in these factors, the Company cannot predict when or if future impairment charges will be recorded.

Valuation of Stock-Based Compensation

The Company is required to expense all options and other stock-based compensation that vested during the year based on the fair value of the award on the grant date. The calculation of the fair value of stock-based compensation requires the use of estimates to derive the inputs necessary for using the various valuation methods utilized by us. The Company utilizes the Black-Scholes option pricing model to measure the fair value of stock options.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

Recent Accounting Pronouncements

Reserve Estimation.  In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule,  Modernization of the Oil and Gas Reporting Requirements  (the “Final Rule”). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

  The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our consolidated financial statements and supplementary financial data are included in this report beginning with page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 28, 2010, Michael Cronin declined to stand for re-appointment as the independent registered public accounting firm for the Company. Mr. Cronin, as a sole practitioner, notified us that certain SEC and PCAOB independence rules state that an accountant is not independent if he or she serves as a lead partner for more than five consecutive years.  Mr. Cronin further advised us that his continued service would be in violation of the independence rules and cause his independence to be impaired.

The reports of Michael Cronin on our financial statements for each of the past two years prior to electing not to stand for re-appointment, were unqualified and contained no adverse opinion or disclaimer of opinion and no report was qualified as to uncertainty, audit scope, or accounting principles.  Mr. Cronin did include an emphasis paragraph in the financial statements for the past two years relating to a going concern uncertainty.

There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, between us and Michael Cronin during our two most recent fiscal years or for the period through the date that Michael Cronin elected not to stand for re-appointment.

(a) Engagement of New Independent Registered Public Accounting Firm.

i. On October 1, 2010, our Board of Directors appointed BDO USA, LLP (“BDO”), as our new independent registered public accounting firm. The decision to engage BDO was approved by the our Board of Directors on October 1, 2010.

ii. Prior to October 1, 2010, we did not consult with BDO regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICES AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, positions and dates of appointment of our directors and executive officers.

Name	Age	Position	Date Appointed
Scott Feldhacker	44	Chief Executive Officer and Director	October 1, 2010
Richard MacQueen	45	President and Director	October 1, 2010
Scott Mahoney	37	Chief Financial Officer	October 1, 2010
Robert J. Thompson	69	Chairman of the Board	November 23, 2010
Randall Capps	56	Director	October 11, 2010
James R. Leeton, Jr.	60	Director	March 15, 2011
Scott David	46	Director	April 4, 2011
William “Bill” Killian	47	Director	April 4, 2011

The business background descriptions of our directors and officers are as follows:

SCOTT FELDHACKER — Chief Executive Officer and Director
Mr. Feldhacker is co-founder of Nevada ASEC.  He was worked in the oil and gas exploration and production (“E&P”) business with Randall Capps since 2001 by assisting with financial relationships, the structuring of both acquisitions and sales of production, leaseholds and rights of way, new development, and field operation activities including auditing utility usage per leasehold.  Since April 2011, Mr. Feldhacker also serves as an officer and director of McCaFe Energy Partners Inc., a development stage infrastructure, natural gas exploration and alternative energy investment company. Prior to founding Nevada ASEC, from January 2009 to December 2010, he co-founded and served as a managing member of Fusion Capital LLC, a consulting firm that consulted for both private and public companies in various industries including oil and gas E&P companies that provided general business consulting and advisory services including deal structuring of acquisition and divestures of assets and pre- and post-listing management guidance.  From February 2005 to December 2010, Mr. Feldhacker co-founded and served as the Managing Member of DreamTick LLC, a consulting firm which placed its focus on emerging markets, consulting with private companies entering the U.S. capital markets via share exchanges and other structures, providing post-listing public company guidance, market awareness support and successfully assisting navigation to senior exchange listings.  From 1995 to 2004, he gained entrepreneurial success over diverse industries as an owner and officer. In 1991, Mr. Feldhacker began as a Wealth Manager for Allmerica Financial then Mass Mutual Oppenheimer. Mr. Feldhacker attended University of Arizona from 1985 to 1986, Arizona State University from 1987 to 1988, and Santa Barbara City College from 1989 to 1991.  Mr. Feldhacker began his post-secondary education in business management before switching to Engineering and Computer Science.  Mr. Feldhacker left to accept an offer with Allmerica Financial in 1991. We believe Mr. Feldhacker’s extensive business and leadership experience makes him an important member of the Board of Directors.

RICHARD MACQUEEN — President and Director
Mr. MacQueen is the co-founder of Nevada ASEC. Prior to founding Nevada ASEC, from January 2009 to December 2010, he co-founded and served as a managing member of Fusion Capital LLC, a consulting firm that consulted for both private and public companies in various industries including oil and gas E&P companies that provided general business consulting and advisory services including deal structuring of acquisition and divestures of assets and pre- and post-listing management guidance. Since April 2011, Mr. MacQueen also serves as an officer and director of McCaFe Energy Partners Inc., a development stage infrastructure and natural gas exploration and alternative energy investment company. From February 2005 to December 2010, Mr. MacQueen co-founded and served as a member of DreamTick LLC, a consulting firm which placed its focus on emerging markets, consulting with private companies entering the U.S. capital markets via share exchanges and other structures, providing post-listing public company guidance, market awareness support and successfully assisting navigation to senior exchange listings.  From July 2005 to June 2008, Mr. MacQueen served as the Western Regional Territory Manager for UltraRad Corp., a radiology software company he previously represented through his technical sales firm.  From 2001 to 2005, Mr. MacQueen operated a technical sales firm which supported companies in the aero space, medical, high speed low skew and automotive industries, including several Fortune 500 companies.  Prior to 2011, Mr. MacQueen developed, owned and operated a restaurant chain covering three states throughout the Southwest. Mr. MacQueen attended Western Illinois University from 1984 to 1986 and Arizona State University (ASU) in the business track from 1988 to 1990.  Mr. MacQueen left ASU to devote his time to the development of his restaurant business. Mr. MacQueen’s extensive business and entrepreneurial experience brings important experience and leadership to the Board of Directors.

SCOTT MAHONEY — Chief Financial Officer
Prior to joining Nevada ASEC as a founding executive, from September 2008 to April 2010, Mr. Mahoney was the founder and served as the managing partner of Catalyst Corporate Solutions, LLC, a consulting firm based in Phoenix, Arizona, focused on strategic financial and accounting consulting for companies in rapid growth.  In this capacity, Mr. Mahoney served as the interim Chief Financial Officer for Phoenix Group Metals, Phoenix Stair, ITX Technology Solutions, and Aspire Design from September 2008 to April 2010. Mr. Mahoney was responsible for all operational finance matters, strategic capital raises, and the structuring of mergers and acquisitions opportunities. Mr. Mahoney has more than 15 years experience in the finance industry, primarily in commercial and investment banking. From April 2005 to September 2008, Mr. Mahoney worked for JP Morgan Chase, where he held a leadership role on more than $1.5 billion in debt facilities.  Prior to JPMorgan Chase, Mr. Mahoney worked for Key Bank’s Technology Investment Banking Group in Seattle, Washington, where he worked in a similar role with small and mid-cap publicly held companies primarily in the information technology services and software industries. Mr. Mahoney is a graduate of Thunderbird International School of Business and the University of New Hampshire.  Mr. Mahoney is also a Chartered Financial Analyst and has been nationally recognized by the Risk Management Association of America for white papers on equity research applied to non-public companies and specialty small-cap investing.

ROBERT J. THOMPSON — Chairman of the Board of Directors
Mr. Thompson has served as Chairman of the Board of Algae Biosciences Corporation from November 2007 to the present and as Chairman of the Board of QuoteMedia, Inc. from June 2000 to the present.  He has also served as Managing Director of CanAm Capital Partners, LLC, a corporate finance advisory firm, from May 2006 to the present and has been President of Corpus Investments Inc., a private equity firm, since December 2002. Mr. Thompson previously served as Chairman of the Board from 1991 through 2001 of C.M. Oliver Inc., a Canadian publicly traded investment dealer/broker involved since 1907, in investment banking activities throughout North America and Europe, particularly in the oil and gas and mineral resource sectors. His professional involvements concentrated on corporate finance and merger and acquisition advisory services. Mr. Thompson is a Canadian Chartered Accountant (C.A. designation basically equivalent to CPA).  Mr. Thompson also holds Canadian Certified Management Consultant designation (CMC). Mr. Thompson attended the University of British Columbia, enrolled in an accelerated B.Comm./C.A. combined program requiring students to complete 8 years of class work in 6 years.  He completed all courses with distinction.  He however did not submit a final B.Comm thesis and therefore did not receive the B.Comm degree.  Mr. Thompson also chairs the Company’s Compensation, Audit, and Nominating and Corporate Governance Committees. We believe that Mr. Thompson’s extensive financial experience, as well as his experience on the boards of directors of numerous companies, bring substantial leadership skill and experience to the Board of Directors.

RANDALL CAPPS — Director
Mr. Capps is the largest stockholder of the Company and has more than 30 years experience in the E&P oil and gas industry.  His experience began with Texaco Inc. and more recently as owner of several E&P companies.  Since August 2004, Mr. Capps has served as the managing member and sole owner of XOG Operating, LLC, a seasoned exploration and operation company based in Midland, Texas, which develops and operates oil and gas properties in 14 states.  Since August 1996, he has also served as the president and sole owner of Geronimo Holding Corporation, which holds vast mineral rights and several supporting oil and gas companies.  Mr. Capps graduated from the University of Texas with an undergraduate degree in business in 1975. Mr. Capps’ thirty-plus years in the oil and gas industry brings important experience and leadership skills to the Board of Directors.

JAMES R. LEETON, JR. — Director
Mr. Leeton has served as a partner at Bullock Scott, PC, a Midland, Texas based law firm from July 2005 to the present.  Mr. Leeton focuses his practice on oil and gas, banking and business law. Prior to joining Bullock Scott in 2005, Mr. Leeton was a partner at several law firms with an emphasis of practice in oil and gas related industries: Morgan & Leeton, PC (1988-2005), James R. Leeton, Jr. Attorney at Law (1985-1988), and Leeton & Leeton, PC (1978-1985).  Mr. Leeton was also employed as a Landman for ExxonMobil Corporation from 1977-1978. Mr. Leeton earned a Bachelor of Arts Degree from University of Texas, Austin and his Doctor of Jurisprudence from Texas Tech University. We believe that Mr. Leeton’s extensive legal experience in the oil and gas industry brings additional experience and expertise to the Board of Directors.

SCOTT DAVID — Director
Since 1991, Mr. David has held progressive positions of responsibility within Shell Oil Company, most recently as Joint Venture Formation Manager with a focus on the retail sector in the downstream oil and gas industry.  Mr. David has held various positions over the years at Shell including Pricing Manager for the U.S. Wholesale gasoline business, Equity Investments Manager, Business Acquisitions Manager, and most recently Joint Ventures Formation Manager. Mr. David earned a Bachelor of Business Administration in Finance as well as a minor in Information Systems from Baylor University.  Mr. David also holds a Master of Business Administration with a concentration in Finance from St. Mary’s College. Mr. David’s extensive experience in the oil and gas industry makes him a valuable member of the Board of Directors.

WILLIAM “BILL” KILLIAN — Director
From July 2010 to the present, Mr. Killian has served as the General Manager of Texas Operations at Texas Jack Waste Holdings and has oversight of all Texas operations for this solid waste management company focusing on growth and expansion.  Mr. Killian previously served as General Manager/Managing Partner of Pima Waste of Tucson from April 2006 through December 2009 prior to selling the company to Waste Management.  He also served as General Manager of West Valley Business Units at Allied Waste from 2002-2006, General Manager/Managing Partner of City-Waste of Arizona from 2000 until its successful sale to Allied Waste in 2002 and as Operations Manager/General Manager of Laidlaw/Allied Waste Lake Havasu from 1994-2000.  Mr. Killian attended Mohave Community College in Lake Havasu, Arizona from 1995 to 1997. We believe that Mr. Killian’s extensive entrepreneurial and business experience brings important experience and leadership to the Board of Directors.

Corporate Governance

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders until their successors are duly appointed and qualified or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.  Except as set forth in the section entitled "Executive Compensation," there are no agreements with respect to the election of directors.  Our bylaws provide that officers are appointed annually by our board of directors and each executive officer serves at the discretion of our board of directors.  However, we have entered into employment agreements with each of our executive officers for a term of four years and automatic extension period of one year (provided the agreement has not been terminated earlier).  Please refer to “Executive Compensation—Employment Agreements” for a discussion of the material terms of the employment agreements between the Company and each of the named executive officers identified in the “Executive Compensation–Summary Compensation Table.”

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that Messrs. Thompson, David, Killian and Leeton are “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee’s members and certain other information regarding each committee are described below.

Audit Committee

The Audit Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Audit Committee are Messrs. Thompson, David and Killian. Mr. Thompson is the chairperson of the Audit Committee and serves as its “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Compensation Committee are Messrs. Thompson, Killian and Leeton. Mr. Thompson is the chairperson of the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (“CGNC”) is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Corporate Governance and Nominating Committee are Messrs. Thompson, David, Killian and Leeton. Mr. Thompson is the chairperson of the Corporate Governance and Nominating Committee.

The CGNC of the Board of Directors has established the Fairness Committee as a standing sub-committee of the NCGC. The Fairness Committee is appointed by the NCGC to complete independent assessments of the fairness to non-related party stockholders, and other non-affiliated stakeholders, of proposed or completed transactions by the Company that might represent conflicts of interests between the company and its affiliates and other related parties. The current members of this subcommittee are Messrs. Thompson, David, Killian and Leeton.

Board Leadership Structure and Role in Risk Oversight

Leadership of our board of directors is vested in a Chairman of the Board. Although our Chief Executive Officer currently does not serve as Chairman of the Board of Directors, we currently have no policy prohibiting our current or any future chief executive officer from serving as Chairman of the Board. The board of directors, in recognizing the importance of its ability to operate independently, determined that separating the roles of Chairman of the Board and Chief Executive Officer is advantageous for us and our shareholders. Our board of directors has also determined that having the Chief Executive Officer serve as director could enhance understanding and communication between management and the board of directors, allows for better comprehension and evaluation of our operations, and ultimately improves the ability of the board of directors to perform its oversight role. The management of enterprise-level risk may be defined as the process of identification, management and monitoring of events that present opportunities and risks with respect to the creation of value for our shareholders. The board of directors has delegated to management the primary responsibility for enterprise-level risk management, while retaining responsibility for oversight of our executive officers in that regard.

Family Relationships

Scott Feldhacker, our Chief Executive Officer and a member of our board of directors, is the son-in-law of Randall Capps.  Mr. Capps is a member of our board of directors and the sole owner of XOG and Geronimo and the majority owner of CLW.  Through these ownership interests, Mr. Capps is the largest holder of our common stock. On November 16, 2011, we signed letter of intent to purchase additional oil and natural gas leasehold properties from Geronimo. Additionally, our director Scott David is the first cousin of Richard MacQueen, our President and director. For a list of specific transactions, see the section entitled “Transactions with Related Persons, Promoters, and Certain Control Persons.”

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to our Chief Executive Officer and the two most highly compensated executive officers during the fiscal year ended December 31, 2010 (collectively, the “named executive officers”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2010 and 2009.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for fiscal 2010.  We did not pay any compensation to our named executive officers in fiscal 2009.  Nevada ASEC was formed on April 15, 2010 and therefore did not pay any compensation to the named executive officers prior to that date.

					Stock	Option
Name and Principal		Salary			Awards	Awards	All Other	Total
Position	Year	($)		Bonus	($) (1)	($) (2)	Compensation	($)
Scott Feldhacker	2010	-	(3)	-	1,425,000	1,489,000	-	2,914,000
Chief Executive Officer

Richard MacQueen	2010	-	(3)	-	1,500,000	1,489,000	-	2,989,000
President

Scott Mahoney	2010	50,000	(4)	-	150,000	411,000	-	611,000
Chief Financial Officer

(1)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock share or unit awards computed in accordance with FASB Topic ASC 718 for restricted stock granted in 2010 to each named executive officer. The amounts do not reflect compensation actually received by the named executive officers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 for stock options granted in 2010 to each named executive officer. The amounts do not reflect compensation actually received by the named executive officers.  The amounts reported in this column for Messrs. Feldhacker and MacQueen reflect the grant date fair market value of option awards to purchase 600,000 shares of our common stock granted pursuant to their respective employment agreements and option awards to purchase 800,000 shares of our common stock pursuant to their respective deferred compensation plans.  The amounts reported in this column for Mr. Mahoney reflect the grant date fair market value of option awards granted pursuant to his employment agreement.  Please see “Employment Agreements” and “Deferred Compensation Plan” below.

(3)	Neither Mr. Feldhacker nor Mr. MacQueen received any salary in 2010.

(4)	Mr. Mahoney received no salary until September 1, 2010. Commencing on September 1, 2010, Mr. Mahoney began receiving monthly salary of $12,500 pursuant to the terms of his employment agreement.

Employment Agreements

Each of the named executive officers executed employment agreements on April 15, 2010 with Nevada ASEC, which we adopted on October 1, 2010 pursuant to the Share Exchange. All stock options and deferred stock option compensation plans were subject to a 2-for-1 forward split when we entered into the share exchange agreement (the “Share Exchange”) with Nevada ASEC on October 1, 2010. The founders’ stock grants were subject to a 2.040815379-for-1 forward split pursuant to the Share Exchange. The terms of the employment agreements for each named executive officer are summarized below on a post-split basis.

Scott Feldhacker

On April 15, 2010, Nevada ASEC entered into an employment agreement with Scott Feldhacker which we adopted on October 1, 2010 pursuant to the Share Exchange.  The term of the employment agreement is four years. Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its or his election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in January 2011. Effective as of April 1, 2011, the Compensation Committee approved an increase in Mr. Feldhacker’s monthly base salary to $18,750.  In accordance with his agreement, on April 15, 2010, Mr. Feldhacker was granted 600,000 stock options which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement.  In addition, on April 1, 2011, Mr. Feldhacker received (i) 800,000 stock options, of which 400,000 options vest every six months beginning on October 15, 2011 and (ii) 2,400,000 stock options under the Equity Incentive Plan, of which 600,000 options vest every six months beginning on October 15, 2012. The agreement further provides that Mr. Feldhacker will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. Feldhacker is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. Feldhacker is terminated by the Company due to his disability or in the event of his death, Mr. Feldhacker, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. Feldhacker may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. Feldhacker’s employment is terminated for “Cause”, Mr. Feldhacker will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  “Cause” shall mean, as determined by the Board (or its designee) (1) conduct by the executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the executive; (3) the willful and continued failure of the executive to perform the executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the executive of any felony or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company’s code of conduct, employee handbook or similar documents; or (6) any material breach by the executive of any provision of the agreement or any other written agreement entered into by the executive with the Company.

In the event that Mr. Feldhacker’s employment is terminated without Cause or Mr. Feldhacker resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. Feldhacker would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement. If Mr. Feldhacker resigns without Good Reason, he will be entitled only to the Accrued Benefits.

If the event of a “Change in Control” (i) the Company shall pay to Mr. Feldhacker the Accrued Benefits and (ii) all stock awards that Mr. Feldhacker would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A “Change in Control” shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. Feldhacker or a group in which Mr. Feldhacker is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. Feldhacker will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Richard MacQueen

On April 15, 2010, Nevada ASEC entered into an employment agreement with Richard MacQueen which we adopted on October 1, 2010 pursuant to the Share Exchange.  The term of the employment agreement is four years.  Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in January 2011. Effective as of April 1, 2011, the Compensation Committee approved an increase in Mr. MacQueen’s monthly base salary to $18,750.  In accordance with his agreement, on April 15, 2010, Mr. MacQueen was granted 600,000 stock options which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement.  In addition, on April 1, 2011, Mr. MacQueen received (i) 800,000 stock options, of which 400,000 options vest every six months beginning on October 15, 2011 and (ii) 2,400,000 stock options, of which 600,000 options vest every six months beginning on October 15, 2012.  The agreement further provides that Mr. MacQueen will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. MacQueen is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. MacQueen is terminated by the Company due to his disability or in the event of his death, Mr. MacQueen, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. MacQueen may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. MacQueen’s employment is terminated for “Cause”, Mr. MacQueen will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  “Cause” shall mean, as determined by the Board (or its designee) (1) conduct by the executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the executive; (3) the willful and continued failure of the executive to perform the executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the executive of any felony or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company’s code of conduct, employee handbook or similar documents; or (6) any material breach by the executive of any provision of the agreement or any other written agreement entered into by the executive with the Company.

In the event that Mr. MacQueen’s employment is terminated without Cause or Mr. MacQueen resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. MacQueen would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement.  If Mr. MacQueen resigns without Good Reason, he will be entitled only to the Accrued Benefits.

If the event of a “Change in Control” (i) the Company shall pay to Mr. MacQueen the Accrued Benefits and (ii) all stock awards that Mr. MacQueen would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A “Change in Control” shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. MacQueen or a group in which Mr. MacQueen is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. MacQueen will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Scott Mahoney

On April 15, 2010, Nevada ASEC entered into an employment agreement with Scott Mahoney which we adopted on October 1, 2010 pursuant to the Share Exchange.  The term of the employment agreement is four years.  Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in September 2010.  Effective as of April 1, 2011, the Compensation Committee approved an increase in Mr. Mahoney’s monthly base salary to $16,667.  In accordance with his agreement, on April 15, 2010, Mr. Mahoney was granted 400,000 stock options which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement. In addition, Mr. Mahoney is entitled to receive a minimum of 600,000 stock options per year under the Equity Incentive Plan on each anniversary of the date of his employment agreement, which shall vest semi-annually over one year beginning 180 days following the date of initial issuance. Mr. Mahoney was granted an additional 600,000 options on April 15, 2011. The agreement further provides that Mr. Mahoney will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. Mahoney is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. Mahoney is terminated by the Company due to his disability or in the event of his death, Mr. Mahoney, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. Mahoney may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. Mahoney’s employment is terminated for “Cause”, Mr. Mahoney will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  “Cause” shall mean, as determined by the Board (or its designee) (1) conduct by the executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the executive; (3) the willful and continued failure of the executive to perform the executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the executive of any felony or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company’s code of conduct, employee handbook or similar documents; or (6) any material breach by the executive of any provision of the agreement or any other written agreement entered into by the executive with the Company.

In the event that Mr. Mahoney’s employment is terminated without Cause or Mr. Mahoney resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. Mahoney would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement.  If Mr. Mahoney resigns without Good Reason, he will be entitled only to the Accrued Benefits.

In the event of a “Change in Control” (i) the Company shall pay to Mr. Mahoney the Accrued Benefits and (ii) all stock awards that Mr. Mahoney would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A “Change in Control” shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. Mahoney or a group in which Mr. Mahoney is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. Mahoney will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Market Value of Options That Have Not Vested ($)	Number of Founders Shares of Stock That Have Not Vested. (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott Feldhacker	0	1,400,000	$1.50	April 15, 2020	3,150,000	969,387	3,635,201
Richard MacQueen	0	1,400,000	$1.50	April 15, 2020	3,150,000	1,020,408	3,826,530
Scott Mahoney	0	400,000	$1.50	April 15, 2020	900,000	102,041	382,654

(1)	Market values reflect the closing price of our common stock on the OTCBB on December 31, 2010 (the last business day of the fiscal year), which was $3.75 per share.

Bonus Pool

We set aside a bonus pool equal to 5% of our net income for discretionary awards payable in cash to our employees including our executive officers. Allocations of the bonus pool among participants are made by the Chief Executive Officer. There is no formal plan with respect to the bonus pool.

Equity Incentive Plan

In connection with the acquisition of Nevada ASEC on October 1, 2010, we adopted our Equity Incentive Plan (the “2010 Plan”) and ratified an amendment to such 2010 Plan on August 29, 2011.  The 2010 Plan is designed to attract, retain and motivate  our officers, employees, non-management directors and consultants.  The maximum number of shares of our common stock that may be issued pursuant to grants or awards under the 2010 Plan, as amended, is 12,000,000 shares.

The 2010 Plan is administered by the Compensation Committee. The Compensation Committee may make awards under the Plan in the form of stock options (both qualified and non-qualified) and restricted stock.  The Compensation Committee has authority to designate the recipients of such awards, to grant awards, to determine the form of award and to fix all terms of awards granted all in accordance with the 2010 Plan.  Incentive stock options intended to qualify under Section 422A of the Internal Revenue Code may be granted only to employees of the Company and must have an exercise price equal to 100% of the fair market value of our common stock on the grant date (110% in the case of incentive options granted to any 10% stockholder of the Company) and may not exceed a term of ten years (five years in the case of incentive options granted to any 10% stockholder of the Company).  Non-qualified stock options and other awards may be granted on such terms as the Compensation Committee may determine.

In 2011, we adopted a new Stock Incentive Plan (the “2011 Plan”), subject to the effectiveness of the shareholder approval, pursuant to which we approved and reserved 10,000,000 shares of common stock for issuance to our employees, officers, directors and outside advisors.

Deferred Compensation Program

On April 15, 2010, the Company’s Board of Directors approved the 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time fee consisting of common stock options in lieu of salary through June 30, 2011. The total number of options granted under the plan was 1,600,000 in lieu of salary through December 31, 2010. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  400,000 of these shares were exercised and converted to shares of stock as of June 30, 2011.  The rescission of the exercise of such option was approved by our board on August 29, 2011 and the exercised shares have been returned to the Company.  For the six months ended June 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $219,342 and $164,528, respectively, related to the amortization of the fair value of these options which is included in general and administrative expenses.

Compensation of Directors

The following table lists the compensation paid to our directors as of our last fiscal year ended December 31, 2010.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation	Total ($)
Robert Thompson	2,500	-	627,169	(1)	-	-	-	629,669

(1)	On December 1, 2010, Mr. Thompson was granted options to purchase 300,000 shares of our common stock which expire 120 months from December 1, 2010.

Directors are permitted to receive fixed fees and other compensation for their services as directors. The board of directors has the authority to fix the compensation of directors.

Mr. Thompson received $2,500 per month for his serves rendered as our director, which increased to $5,000 per month on December 1, 2011. Our other independent directors receive a monthly fee of $2,000 and are entitled to receive an annual option grant to purchase 30,000 shares of our common stock.

Director Agreements

Scott C. David

On April 4, 2011, we entered into a director agreement with Mr. David. Mr. David was appointed as a non-executive member of the Board of Directors (the “Board”) on April 1, 2011. The agreement provides for compensation and benefits as follows: a cash payment of $2,000 per month; an option to purchase 30,000 shares of the Company’s common stock upon execution of the agreement and upon each anniversary of the agreement during the directorship term; and reimbursement for all reasonable out-of-pocket expenses incurred by Mr. David by attending any in-person meetings.

The directorship term commenced on April 4, 2011 and terminates upon the earliest of the following to occur: (a) one (1) year from April 4, 2011, subject to a one (1) year renewal term upon re-election by a majority of the shareholders of the Company; (b) the death of Mr. David; (c) the termination of Mr. David from the position of member of the Board by mutual agreement of the company and Mr. David; (d) the removal of Mr. David from the Board by the shareholders of the Company; (e) the resignation by Mr. David from the Board if after April 4, 2011, the Chief Executive Officer of Mr. David’s current employer determines that Mr. David’s continued serviced on the Board conflicts with his fiduciary obligations to his current employer; and (f) the resignation by Mr. David from the Board if the board of directors or the Chief Executive Officer of his current employer requires Mr. David to resign and such resignation is not a fiduciary resignation as described in (e) above.

Additionally, the agreement provides that during the directorship term and for three (3) years thereafter, Mr. David will not interfere with the Company’s relationship, or endeavor to entice away from the Company, any person who on the date of termination of the directorship term is either an employee or customer of the Company, or otherwise had a material business relationship with the Company.

William Killian

On April 4, 2011, we entered into a director agreement with Mr. Killian. Mr. Killian was appointed as a non-executive member of the Board on April 1, 2011. The agreement provides for compensation and benefits as follows: a cash payment of $2,000 per month; 30,000 stock options of the Company’s common stock upon execution of the agreement and upon each anniversary of the agreement during the directorship term; and reimbursement for all reasonable out-of-pocket expenses incurred by Mr. Killian by attending any in-person meetings.

The directorship term commenced on April 4, 2011 and terminates upon the earliest of the following to occur: (a) one (1) year from April 4, 2011, subject to a one (1) year renewal term upon re-election by a majority of the shareholders of the Company; (b) the death of Mr. Killian; (c) the termination of Mr. Killian from the position of member of the Board by mutual agreement of the company and Mr. Killian; (d) the removal of Mr. Killian from the Board by the shareholders of the Company; (e) the resignation by Mr. Killian from the Board if after April 4, 2011, the Chief Executive Officer of Mr. Killian’s current employer determines that Mr. Killian’s continued serviced on the Board conflicts with his fiduciary obligations to his current employer; and (f) the resignation by Mr. Killian from the Board if the board of directors or the Chief Executive Officer of his current employer requires Mr. Killian to resign and such resignation is not a fiduciary resignation as described in (e) above.

Additionally, the agreement provides that during the directorship term and for three (3) years thereafter, Mr. Killian will not interfere with the Company’s relationship, or endeavor to entice away from the Company, any person who on the date of termination of the directorship term is either an employee or customer of the Company, or otherwise had a material business relationship with the Company.

James R. Leeton, Jr.

On April 4, 2011, we entered into a director agreement with Mr. Leeton. Mr. Leeton was appointed as a non-executive member of the Board on March 15, 2011. The agreement provides for compensation and benefits as follows: a cash payment of $2,000 per month; an option to purchase 30,000 shares of the Company’s common stock upon execution of the agreement and upon each anniversary of the agreement during the directorship term; and reimbursement for all reasonable out-of-pocket expenses incurred by Mr. Leeton by attending any in-person meetings.

The directorship term commenced on April 4, 2011 and terminates upon the earliest of the following to occur: (a) one (1) year from April 4, 2011, subject to a one (1) year renewal term upon re-election by a majority of the shareholders of the Company; (b) the death of Mr. Leeton; (c) the termination of Mr. Leeton from the position of member of the Board by mutual agreement of the company and Mr. Leeton; (d) the removal of Mr. Leeton from the Board by the shareholders of the Company; (e) the resignation by Mr. Leeton from the Board if after April 4, 2011, the Chief Executive Officer of Mr. Leeton’s current employer determines that Mr. Leeton’s continued serviced on the Board conflicts with his fiduciary obligations to his current employer; and (f) the resignation by Mr. Leeton from the Board if the board of directors or the Chief Executive Officer of his current employer requires Mr. Leeton to resign and such resignation is not a fiduciary resignation as described in (e) above.

Additionally, the agreement provides that during the directorship term and for three (3) years thereafter, Mr. Leeton will not interfere with the Company’s relationship, or endeavor to entice away from the Company, any person who on the date of termination of the directorship term is either an employee or customer of the Company, or otherwise had a material business relationship with the Company.

Robert Thompson

On May 23, 2011, we entered into a director agreement with Mr. Thompson. Mr. Thompson was appointed as a non-executive member of the Board on December 1, 2010. The agreement provides for a cash payment of $2,500 per month paid on the first of each month beginning December 2010. On December 1, 2011, Mr. Thompson’s monthly pay increased to $5,000. The agreement further references the stock option award for services rendered on December 1, 2010 pursuant to which Mr. Thompson was granted an option to purchase 300,000 shares of the Company’s common stock exercisable for 10 years from the grant date at an exercise price equal to the closing trading price of the Company’s stock as of the grant date. Of the shares underlying this option, 60,000 fully vested upon issuance, and the remaining shares underlying such option shall vest as to 30,000 shares on June 1 and December 1 of each year beginning June 1, 2011; provided, however, that if Mr. Thompson is no longer serving as a director, any unvested shares underlying such stock options shall be cancelled. In the event of a change in control the Company shall pay to Mr. Thompson all stock awards that Mr. Thompson would have been entitled to receive through the expiration of the employment term whether or not vested as of the date of the change in control. During the directorship term, the Company shall reimburse Mr. Thompson for all reasonable out-of-pocket expenses incurred by Mr. Thompson in performance of his duties.

The directorship term commenced on May 23, 2011 and terminates upon the earliest of the following to occur: (a) five (5) years from May 23, 2011, subject to a one (1) year renewal term upon re-election by a majority of the shareholders of the Company; (b) the death of Mr. Thompson; (c) the termination of Mr. Thompson from the position of member of the Board by mutual agreement of the Company and Mr. Thompson; (d) the removal of Mr. Thompson from the Board by the shareholders of the Company; (e) the resignation by Mr. Thompson from the Board if after May 23, 2011 the Chief Executive Officer of Mr. Thompson’s current employer determines that Mr. Thompson’s continued serviced on the Board conflicts with his fiduciary obligations to his current employer; and (f) the resignation by Mr. Thompson from the Board if the board of directors or the Chief Executive Officer of his current employer requires Mr. Thompson to resign and such resignation is not a fiduciary resignation as described in (e) above.

Additionally, the agreement provides that during the directorship term and for three (3) years thereafter, Mr. Thompson will not interfere with the Company’s relationship, or endeavor to entice away from the Company, any person who on the date of termination of the directorship term is either an employee or customer of the Company, or otherwise had a material business relationship with the Company.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code, or “Section 162(m),” disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless such compensation qualifies as “performance-based compensation” under such section.  Section 162(m) does not apply to companies that are not publicly held  and did not apply to compensation paid and awards granted by the company prior to its becoming a public company.  Therefore, neither our Company Compensation Committee nor the Board of Directors took the deductibility limit imposed by Section 162(m) into consideration in setting compensation prior to the Company’s becoming publicly held.

Several awards granted after the Company became a public company may not comply with the “performance based compensation” exemption and, therefore, the Company may not be able to deduct amounts relating to such awards for Federal income tax purposes.

Following this offering, we expect that our Compensation Committee will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m).  However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth certain information regarding our shares of common stock beneficially owned as of December 29, 2011, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of December 29, 2011.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 29, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)

Executive Officers and Directors

Scott Feldhacker Chief Executive Officer and Director 3304 East June Circle Mesa, AZ 85213	2,043,058	(3)	5.0%
Richard MacQueen President and Director 681 North Cordoba Avenue Chandler, AZ 85226	2,089,272	(4)	5.1%
Scott Mahoney Chief Financial Officer 8229 West Alex Avenue Peoria, AZ 85382	544,427	(5)	1.4%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)

Randall Capps Director 1801 West Texas Midland, TX 79701	19,492,616	(6)	49.1%
Scott David Director 3101 Albans Houston, TX 77005	30,000	(7)	*
William “Bill” Killian Director 14950 Santa Gertrudis Corpus Christi, TX 78410	30,000	(7)	*
James R. Leeton, Jr. Director P.O. Box 10561 Midland, TX 79702	30,000	(7)	*
Robert J. Thompson Director 35386 North 95th Street Scottsdale, AZ 85262	90,000	(7)	*

All Executive Officers and Directors as a group (8 persons)	24,349,373		56.9%
______________________
* less than 1%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Percentages are rounded to the nearest one-tenth of one percent. The percentage of class is based on 39,512,293 shares of Common Stock issued and outstanding as of December 29, 2011.

(3)
Includes (a) 1,240,000 shares of Common Stock underlying options that were exercisable within 60 days of December 29, 2011; (b) 76,018 shares of Common Stock; and (c) 727,040 restricted shares of Common Stock that confer voting rights to Mr. Feldhacker subject to forfeiture.  Mr. Feldhacker is the son-in-law of Mr. Capps.

(4)
Includes (a) 1,240,000 shares of Common Stock underlying options that were exercisable within 60 days of December 29, 2011; (b) 83,966 shares of Common Stock; and (c) 765,306 restricted shares of Common Stock that confer voting rights to Mr. MacQueen subject to forfeiture.

(5)
Includes (a) 460,000 shares of Common Stock underlying options that were exercisable within 60 days of December 29, 2011; (b) 7,896 shares of Common Stock; and (c) 76,531 restricted shares of Common Stock that confer voting rights to Mr. Mahoney subject to forfeiture.

(6)
Includes (a) 16,642,821 shares of Common Stock held by Geronimo Holding Corporation (“Geronimo”); (b) 1,387,754 shares of Common Stock held by XOG Operating, LLC (“XOG”); (c) 587,755 shares of Common Stock held by CLW South Texas 2008, LP (“CLW”); (d) 61,224 shares of Common Stock as legal guardian of Hayden Pitts; (e) 653,062 shares of Common Stock and 142,858 shares of Common Stock underlying warrants purchased in private placements and (f) 17,142 Penalty Shares.  Mr. Capps is the sole owner of Geronimo and XOG and is the majority owner of CLW.  Mr. Capps is the father-in-law of Mr. Feldhacker.

(7)	Reflects shares of Common Stock underlying options that were exercisable as of the date of this prospectus.

TRANSACTIONS WITH RELATED PERSONS

The XOG Group. We are affiliated with and have a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas.  As an operator, XOG has been operating, developing and exploiting the Permian Basin as well as operating in 14 other states for 30 years. XOG has been in the Bakken area for the past three years procuring mineral leasehold rights and participating in wells.

XOG is currently contracted to operate the existing wells currently held by us in the Permian Basin region. XOG historically performed this service for Geronimo and CLW.  Randall Capps, our majority shareholder, has controlling ownership of Geronimo, XOG and CLW. Accordingly, these companies are considered related parties to the Company.  As a result, all historical accounts payable related to accrued lease operating expenses and accrued drilling expenses presented are recorded as payables due to a related party. Additionally, as one of our operators, XOG is contractually obligated to sell the oil and natural gas on our behalf pursuant to joint operating agreements.

Scott Feldhacker, our Chief Executive Officer and a Director, is the son-in-law of Randall Capps.  Mr. Capps is a member of our board of directors and the sole owner of XOG and Geronimo and the majority owner of CLW.  Through these ownership interests, Mr. Capps is the largest shareholder of the Company’s common stock.

We have acquired the following oil and natural gas properties from Geronimo, XOG and CLW:

Nevada ASEC was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties from Geronimo, XOG and CLW.  On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to Nevada ASEC in return for 80% of the common stock of Nevada ASEC.

On October 1, 2010, we entered into a Share Exchange Agreement with our then controlling shareholder and Nevada ASEC, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Share Exchange Agreement, we (1) sold our franchise rights and related operations to our controlling shareholder in exchange for and cancellation of 25,000,000 shares of our common stock and (2) acquired 100% of the outstanding shares of common stock of Nevada ASEC and additional consideration of $25,000 from the Nevada ASEC shareholders. In exchange for the Nevada ASEC stock and the additional consideration, the XOG Group was issued 22,000,000 shares of our common stock. As a result, Nevada ASEC acquired control of us.  In connection with the Share Exchange Agreement, we changed our name to American Standard Energy Corp.

On December 1, 2010, we entered into an agreement with Geronimo whereby we acquired certain oil and natural gas properties located in North Dakota for $500,000 cash and 1,200,000 shares of the our common stock, which were valued at $3,960,000 based on a closing price of $3.30 on the closing date.

On February 11, 2011, we entered into another agreement with Geronimo to acquire certain oil and natural gas properties located in Texas, Oklahoma and Arkansas for $7,000,000 cash.

On March 1, 2011, we entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2010, whereby we purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties we paid Geronimo $3,000,000 and issued 883,607 shares of common stock valued at $5,787,626 based on a closing price of $6.55 on the closing date, for a total transaction value of $8,787,626.

  On April 8, 2011, we acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin from Geronimo for $1.86 million paid in cash, which includes a $1.0 million down payment made on March 25, 2011.

On August 22, 2011, we acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from Geronimo for approximately $14.6 million. A cash deposit of $13.5 million was made on April 15, 2011, and the Company subsequently issued 208,200 shares of common stock upon closing, which was valued at $1,093,050 using the stock price of $5.25 on the closing date. The acquisition was recorded at fair value.

On November 15, 2011, we signed a letter of intent with XOG, Geronimo, HNL Royalty Company and/or their respective subsidiaries and affiliates to acquire approximately 80,000 net acres across the Permian Basin, Eagle Ford shale formation and the Eagle Bine in Texas, the Williston Basin in North Dakota, the Niobrara shale formation in Wyoming and Nebraska, and the Mississippian shale formation in Oklahoma.  We anticipate that the transaction will also include approximately 300 barrels of oil equivalent per day on existing held by production acreage included in the acquisition.  The transaction remains subject to customary due diligence and the negotiation and execution of definitive agreements.

Overriding royalty and royalty interests.  In some instances, XOG or Geronimo and CLW may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any effects of ORRI.

Policies Related to Related Party Transactions

The Corporate Governance and Nominating Committee (“CGNC”) of the Board of Directors has established the Fairness Committee as a standing sub-committee of the NCGC. The Fairness Committee is appointed by the NCGC to complete independent assessments of the fairness to non-related party stockholders, and other non-affiliated stakeholders, of proposed or completed transactions by the Company that might represent conflicts of interests between the company and its affiliates and other related parties. The Fairness Committee ensures that any concerns about fairness that are identified are brought fully to the attention of the Board.

Conflicts of Interest and Fiduciary Duties

Conflicts of interest may arise as a result of the relationship between Randall Capps, who is a member of the Company’s board of directors and the largest stockholder of the Company, and the XOG Group, of which Mr. Capps owns all or a majority. All of our directors and officers have fiduciary duties to manage the company in a manner beneficial to our stockholders. At the same time, Mr. Capps may also owe fiduciary duties to the equity holders of the XOG Group. The XOG Group is not restricted from competing with us. Our arrangement with Mr. Capps and the XOG Group may not prohibit Mr. Capps from engaging in any activities, including oil and natural gas exploration and production related activities, which are in direct competition with the Company. Therefore, affiliates of Mr. Capps, including the XOG Group, may compete with us for investment opportunities and may own an interest in entities that compete with us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Blank Rome LLP, New York, New York, has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

Experts

The financial statements as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Certain information relating to our reserves included in this prospectus has been prepared by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor, independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and analysis of Mr. Mook, given upon the authority of Mr. Mook as expert in reserve engineering. Mr. Mook does not beneficially own, directly or indirectly, any of our securities of any class.

FINANCIAL STATEMENTS

American Standard Energy Corp. and Subsidiary
Index to Unaudited Consolidated Financial Statements

PAGE
Condensed Consolidated Balance Sheets (unaudited) as of September 30, 2011 and December 31, 2010	F-2

Condensed Consolidated Statements of Operations (unaudited) for the three months and nine months ended September 30, 2011 and 2010	F-3

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2011 and 2010	F-4

Condensed Consolidated Statements of Stockholders’ Equity (unaudited) for the nine months ended September 30, 2011	F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6 – F-19

American Standard Energy Corp. and Subsidiary
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$7,214,076	$519,996
Oil and gas sales receivables - related parties	1,440,581	701,754
Oil and gas sales receivables	738,044	89,630
Stock subscriptions receivable and other current assets	24,741	1,565,548
Commodity derivatives	134,548	-
Total current assets	9,551,990	2,876,928

Oil and natural gas properties at cost, successful efforts method
Proved	34,900,401	29,983,274
Unproved	48,658,531	9,954,354
Accumulated depletion and depreciation	(12,280,284)	(10,044,746)
Total oil and natural gas properties, net	71,278,648	29,892,882

Debt issuance costs, net of amortization of $6,226	671,577	-
Deposit on properties	1,500,000	-
Other assets, net of accumulated depreciation of $5,791 and $1,023	25,991	29,670

Total assets	$83,028,206	$32,799,480

Current liabilities:
Accounts payable - trade	$3,371,939	$2,424,936
Accounts payable - related parties	-	2,856,312
Accrued withholding tax	1,338,308	-
Accrued penalties for delayed registration	1,980,438	-
Other accrued liabilities	60,097	209,413
Total current liabilities	6,750,782	5,490,661

Revolving credit facility, net of discount of $10,816,889	1,183,111	-
Asset retirement obligations	274,129	242,632
Commodity derivatives	286,698	-
Warrant derivative lialilities	13,594,953	-
Total liabilities	22,089,673	5,733,293

Stockholders' equity
Preferred stock, $.001 par value; 1,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares authorized, 39,718,709 issued and 39,511,917 shares outstanding at September 30, 2011 and 28,343,905 shares issued and outstanding at December 31, 2010	39,796	28,344
Additional paid-in capital	70,281,431	28,841,004
Treasury stock, 206,762 shares at cost	(1,116,514)	-
Accumulated deficit	(8,266,180)	(1,803,161)
Total stockholders' equity	60,938,533	27,066,187

Total liabilities and stockholders' equity	$83,028,206	$32,799,480

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating revenues:
Oil & natural gas revenues	$2,995,287	$1,787,571	$8,566,143	$5,170,309

Operating costs and expenses:
Oil and natural gas production costs	663,367	471,940	1,759,918	1,402,730
Exploration expense	-	-	-	247,463
General and administrative	4,533,808	989,045	12,053,093	4,507,190
Impairment of oil and natural gas properties	-	46,553	-	46,553
Depreciation, depletion and amortization	679,417	344,150	2,251,704	1,130,533
Accretion of discount on asset retirement obligations	5,063	3,705	11,713	11,877

Total operating costs and expenses	5,881,655	1,855,393	16,076,428	7,346,346

Loss from operations	(2,886,368)	(67,822)	(7,510,285)	(2,176,037)

Other income (expense), net:
Realized and unrealized gain (loss) on commodity derivatives	(134,871)	-	(134,871)	-
Interest expense, including accretion of debt discount	(111,900)	-	(111,900)	-
Unrealized gain on warrant derivatives	1,294,037	-	1,294,037	-
Total other income, net	1,047,266	-	1,047,266	-

Income tax benefit (expense)	-	96,228	-	-

Net income (loss)	$(1,839,102)	$28,406	$(6,463,019)	$(2,176,037)

Weighted average common shares outstanding	$37,638,531	$22,174,702	$34,456,657	$22,174,702
Loss per share basic and diluted (1)	(0.05)	0.00	(0.19)	(0.10)

(1)	Proforma presentation for 2010

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,463,019)	$(2,176,037)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	2,251,704	1,130,533
Amortization of debt discount	101,092	-
Unrealized loss on commodity derivative	152,150	-
Unrealized gain on warrant derivatives	(1,294,037)	-
Exploration expenses	-	247,463
Accretion of asset retirement obligations	11,713	11,877
Impairment of oil and natural gas properties	-	46,553
Non-cash stock compensation expense	7,056,724	3,707,562
Accrued penalties for delayed registration	1,980,438	-
Changes in operating assets and liabilities:
Oil and natural gas sales receivables	(2,394,319)	(175,382)
Other current assets	(16,891)	-
Accounts payable and accrued liabilities	1,231,663	1,205,981
Accounts payable - related parties	(2,126,467)	-

Net cash provided by operating activities	490,751	3,998,550

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(41,777,541)	(9,903,947)
Deposit on properties	(1,500,000)	-

Net cash used in investing activities	(43,277,541)	(9,903,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in parent net investment	-	3,724,561
Cash payment to Geronimo - deemed distribution	(10,000,000)	-
Proceeds from the sale of stock , net	46,334,474	2,340,008
Proceeds from stock subscription receivable	1,557,698	-
Proceeds from revolving credit facility	12,000,000	-
Debt issuance costs paid	(411,302)	-

Net cash provided by financing activities	49,480,870	6,064,569

Net increase in cash and cash equivalents	6,694,080	159,172

Cash and cash equivalents at beginning of period	519,996	-

Cash and cash equivalents at end of period	$7,214,076	$159,172

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additions and revisions to asset retirement cost and related obligation	$19,784	$(10,353)
Property acquired from Geronimo	$2,350,050	$-
Founders shares remitted for accrued withholding tax	$1,116,514	$-
Non-Cash Deemed Dividend	$(318,360)	$-
Discount on debt - derviative warrants	$10,917,981	$-
Accrued debt issuance costs	$266,501	$-

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity (Unaudited)
Nine months ended September 30, 2011

	Common Stock		Additional paid-in	Treasury Stock		Accumulated	Total stockholders'
	Shares	Value	capital	Shares	Value	(deficit)	equity
Balance at December 31, 2010	28,343,905	$28,344	$28,841,004	-	$-	$(1,803,161)	$27,066,187
February 2011, common stock sold in private placement offering at $3.50 per share, less offering costs totaling $774,687	4,401,930	4,402	14,627,666	-	-	-	14,632,068
Property acquired from XOG Group recorded at historical cost	-	-	1,257,000	-	-	-	1,257,000
Shares issued for acquisition of properties from XOG Group recorded at historical cost	883,607	884	(884)	-	-	-	-
Cash paid and deemed distribution for acquisition of properties from Geronimo recorded at historical cost	-	-	(10,000,000)	-	-	-	(10,000,000)
Deemed distribution for working capital not acquired in acquisition of properties	-	-	(318,360)	-	-	-	(318,360)
March 2011, common stock sold in private placement offering at $5.75 per share, less offering costs totaling $1,537,375	3,697,005	3,697	19,716,706	-	-	-	19,720,403
July 2011, common stock and warrants sold in private placement offering at $5.75 per share, less offering costs totaling $998,000	2,260,870	2,261	8,008,733	-	-	-	8,010,994
Shares issued in August 2011 for acquisition of properties from XOG Group recorded at fair value	208,200	208	1,092,842	-	-	-	1,093,050
Founder's Stock withheld for taxes at $5.40 per share	-	-	-	(206,762)	(1,116,514)	-	(1,116,514)
Forfeited unvested founder's stock	(76,808)	-	-	-	-	-	-
Stock option expense	-	-	7,056,724	-	-	-	7,056,724
Net loss	-	-	-	-	-	(6,463,019)	(6,463,019)
Balance at September 30, 2011	39,718,709	$39,796	$70,281,431	(206,762)	(1,116,514	$(8,266,180)	$60,938,533

American Standard Energy Corp. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2011 and December 31, 2010

Note A. Organization and Basis of Presentation

American Standard Energy Corp., a Nevada corporation (“Nevada ASEC”) was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas leasehold properties from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW.  ASEC's principal business is the acquisition, development and exploration of oil and natural gas leasehold properties primarily in the Permian Basin of west Texas and eastern New Mexico, the Eagle Ford Shale formation of South Texas, the Bakken Shale formation in North Dakota and certain other oil and natural gas properties in Arkansas and Oklahoma.

Uncle Al’s Famous Hot Dogs & Grille, Inc. (“FDOG”) was incorporated as National Franchise Directors, Inc., under the laws of the State of Delaware on March 4, 2005.  On October 1, 2010, FDOG entered into a Share Exchange Agreement (the “Agreement”), dated October 1, 2010, with its then controlling shareholder and American Standard Energy Corp., a Nevada Corporation, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Agreement, FDOG (1) spun-off its franchise rights and related operations to its controlling shareholder in exchange for and cancellation of 25,000,000 shares of FDOG’s common stock and (2) acquired 100% of the outstanding shares of common stock of ASEC and additional consideration of $25,000 from the ASEC shareholders. In exchange for the ASEC stock and the additional consideration, the XOG Group was issued approximately 22,000,000 shares of FDOG’s common stock on the closing date of the Share Exchange Agreement. As a result, Nevada ASEC owners acquired control of FDOG and the transaction was accounted for as a recapitalization with Nevada ASEC as the accounting acquirer of FDOG. Accordingly, as a result of the recapitalization, the financial statements of Nevada ASEC became the historical financial statements of FDOG. In connection with the Share Exchange Agreement, FDOG changed its name to American Standard Energy Corp, a Delaware Company (the “Company”).  Nevada ASEC is a wholly-owned subsidiary of the Company.

A history of the Company’s property acquisitions from the XOG Group through September 30, 2011 is as follows:

•
Formation acquisition - On May 1, 2010, the XOG Group contributed certain developed and undeveloped oil and natural gas properties located in Texas and North Dakota (the “Formation Properties”) to the Company in exchange for 80% of the Company’s common stock. The exchange was accounted for as a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired at their historical carrying values with no goodwill or other intangible assets recognized.  As a result, the historical assets, liabilities and operations of the Formation Properties are included in the accompanying consolidated financial statements retrospectively for all periods presented.

•
On December 1, 2010, the Company acquired certain developed and undeveloped oil and natural gas properties located in North Dakota (the “Bakken 1 Properties”) from XOG Group for $500,000 cash and 1,200,000 shares of the Company’s common stock valued at $3,960,000 based on the December 1, 2010 closing price of the Company’s stock.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from XOG Group at their historical carrying values.  As a result, the historical assets, liabilities and operations of the Bakken 1 Properties are included in the accompanying consolidated financial statements retrospectively for all periods presented.

•
On February 11, 2011, the Company acquired certain developed oil and natural gas properties located in Texas, Oklahoma and Arkansas (the “Group 1 & 2 Properties”) from XOG Group for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from XOG Group at their historical carrying values.  As a result, the historical assets, liabilities and operations of the Group 1 & 2 Properties are included in the accompanying consolidated financial statements retrospectively for all periods presented.

•
On March 1, 2011, the Company acquired certain undeveloped mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken 2 Properties”) from XOG Group in exchange for $3,000,000 cash and the issuance of 883,607 shares of the Company’s common stock valued at $5,787,626 based on the March 1, 2011 closing price of the Company’s stock.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the Bakken 2 Properties at their historical carrying values.  As a result, the historical cost basis of the Bakken 2 Properties is included in the accompanying consolidated financial statements from the period they were originally acquired by XOG Group. Certain of these mineral rights with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, as a result, were not under common control at that date and have been excluded from the historical consolidated financial statements as of December 31, 2010.  These subsequently-acquired undeveloped mineral rights are reflected in our March 31, 2011 interim consolidated financial statements.

•
On April 8, 2011, the Company acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin (the “Bakken 3 Properties”) from XOG Group for $1.86 million. The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from XOG Group at their historical carrying values. The historical assets, liabilities and operations of the Bakken 3 Properties have been included retrospectively in the consolidated financial statements of the Company from the acquisition dates by XOG Group during 2011.

All of the acquisitions described above are collectively referred to as the “Acquired Properties”.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For the periods prior to the acquisition dates of the Acquired Properties, the financial statements have been prepared primarily on a “carve out” basis from the XOG Group’s combined financial statements using historical results of operations, assets and liabilities attributable to the Acquired Properties, including allocations of expenses from the XOG Group. This carve-out presentation basis reflects the fact that the Acquired Properties represented only a portion of the XOG Group and did not constitute separate legal entities. The consolidated financial statements including the carve outs may not be indicative of the Company’s future performance and may not reflect what its results of operations, financial position and cash flows would have been had the Company owned the Acquired Properties on a stand-alone basis during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Acquired Properties or the Company, it is reflected in the accompanying consolidated financial statements.

Prior to the Company’s acquisition of the Acquired Properties, the XOG Group provided corporate and administrative functions to the Acquired Properties including executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Acquired Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Acquired Properties been operating as a separate entity for all of the periods presented. The charges for these functions are included in general and administrative expenses for all periods presented.

In addition to the above, see Note J for a recent acquisition from XOG Group accounted for at fair value.

Note B. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary.  All material intercompany balances and transactions have been eliminated.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s recast financial information for the year ended December 31, 2010 filed with the Company’s Current Report on Form 8-K filed on June 14, 2011.

The accompanying condensed consolidated financial statements have been prepared on the accrual basis of accounting whereby revenues are recognized when earned, and expenses are recognized when incurred. These condensed consolidated financial statements as of September 30, 2011 and for the three and nine months ended September 30, 2011 and 2010 are unaudited. In the opinion of management, such financial statements include the adjustments and accruals, all of which are of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations, accrued revenue and expenses, and fair values of stock-based compensation, commodity derivatives and warrants.

Oil and Gas Sales Receivable

The Company sells its oil and natural gas production to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. Management concluded that no allowance for doubtful accounts was necessary at September 30, 2011 and December 31, 2010. Management believes that the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance.

Oil and Natural Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at September 30, 2011 and December 31, 2010 were $48,658,531 and $9,954,354, respectively.  The unproved properties balance at September 31, 2011 consisted of approximately $24,450,000 of drilling in progress on unproved wells and approximately $24,208,000 of unproved leasehold costs.  The unproved properties balance at December 31, 2010 consisted of approximately $1,432,000 of drilling in progress on unproved wells and approximately $8,523,000 of unproved leasehold costs.

Management of the Company reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. During the nine months ended September 30, 2011 and 2010, the Company recorded impairment of $-0- and $46,553, respectively.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company's share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and in doing so take more or less than their respective entitled percentage. At September 30, 2011 and December 31, 2010, the Company did not have any oil and natural gas imbalances.

Debt Issuance Costs

In September 2011, the Company entered into a $300 million credit facility with Macquarie Bank Limited (“Macquarie”). The Company incurred costs related to this facility that were capitalized on the Balance Sheet as Debt Issuance Costs. Included in the Debt Issuance Costs are direct costs paid to third parties for broker fees and legal fees. The total amount capitalized for Debt Issuance Costs is $677,803. The capitalized costs will be amortized over the term of the facility. The amortization for the three months ended September 30, 2011 was $6,226.

Warrant Derivative Liabilities

Warrants that contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 815 are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of these warrants is determined using a Monte Carlo Stimulation Analysis  and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

Asset Retirement Obligations

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

In addition to general and administrative (“G&A”) costs incurred directly by the Company, the accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for G&A expenses. The amounts allocated to the properties are for the period prior to ownership by Nevada ASEC.  These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been related to the Acquired Properties had the Acquired Properties existed as a stand-alone company.

In the view of management, the most accurate and transparent method of allocating G&A expenses is by using the historical cost basis of the Acquired Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Acquired Properties for the three and nine months ended September 30, 2011 and 2010, was approximately $-0-, $36,129, $93,060 and $384,342, respectively.

Treasury Stock

The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

Stock-Based Compensation

The Company accounts for stock-based compensation at fair value in accordance with the provisions of ASC Topic 718, “Stock Compensation”, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. Under the provisions of ASC Topic 718, stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense in the consolidated statements of operations  pro ratably over the employee’s or non-employee’s requisite service period, which is generally the vesting period of the equity grant. The fair value of stock option awards is generally determined using the Black-Scholes option-pricing model. Restricted stock awards and units are valued using the market price of the Company’s common stock on the grant date. Additionally, stock-based compensation cost is recognized based on awards that are ultimately expected to vest, therefore, the compensation cost recognized on stock-based payment transactions is reduced for estimated forfeitures based on the Company’s historical forfeiture rates. Additionally, no stock-based compensation costs were capitalized for the nine months ended September 30, 2011 and 2010. The Company provides compensation benefits to employees and non-employee directors under share-based payment arrangements, including various employee stock option plans. See Note C for further discussion of the Company’s stock-based compensation plans.

Income Taxes

Prior to the Company’s acquisition of the Acquired Properties, the Acquired Properties were part of a pass-through entity for federal income tax purposes with taxes being the responsibility of the XOG Group owners.  As a result, the accompanying financial statements do not present any income tax liabilities or assets related to the Acquired Properties prior to the Company’s acquisition of the Acquired Properties.

Subsequent to the Company’s acquisition of the properties from the XOG Group, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of cash, oil and gas sales receivable, stock subscription receivable and other current assets, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.

Reclassifications

Certain prior year information has been reclassified to conform to current year presentation.

Earnings (Loss) per Common Share

Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares outstanding plus the assumed issuance of common shares for all potentially dilutive securities.

Weighted-average number of shares for the three and nine months ended September 30, 2011 and 2010 was computed on a pro forma basis as if the 17,520,526 and 883,607 common shares issued to the XOG Group in connection with the Company’s acquisition of the Acquired Properties during 2010 and 2011, respectively, and the 285,716 shares purchased by Randall Capps in the February 2011 private placement were issued and outstanding for all periods presented.

Derivative Instruments and Price Risk Management

The Company uses derivative instruments from time to time to manage market risks resulting from fluctuations in the prices of crude oil and natural gas. The Company may periodically enter into derivative contracts, including price swaps, caps and floors, which require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of crude oil or natural gas without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells. The Company has, and may continue to use exchange traded futures contracts and option contracts to hedge the delivery price of crude oil at a future date.

The Company has elected not to designate derivative contracts as accounting hedges under FASB ASC 815-20-25. As such, all derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period.  Any realized gains or losses on derivatives are recorded in Realized and unrealized gain (loss) on commodity derivatives and are included as a component of other Income (expense).

Note C.  Stockholders' Equity

Founders Stock

On April 13, 2010, the Company issued 1,887,755 shares of its common stock to non-management individuals valued at $1.47 per share and recorded non-cash stock compensation expense of $2,775,000 for the three and nine months ended September 30, 2010.

On April 13, 2010, the Company issued 2,193,877 shares of its common stock to management.  These shares are restricted and vest over four years.  The Company valued these shares at $1.47 per share and recorded non-cash stock compensation expense of $188,144 and $591,269 for the three and nine months ended September 30, 2011, respectively, and $201,563 and $369,531 related to the amortization of these shares during the three and nine months ended September 30, 2010.

On April 16, 2011, 548,655 shares of founder’s stock issued to management vested.  The Company has estimated that $1,116,513 in federal and state withholding taxes is due related to this vesting, which has been recorded as an accrued liability on the accompanying balance sheet as of September 30, 2011.  The officers of the Company have remitted to the Company 206,762 shares of the Company’s common stock valued with a market price of $5.40 per share when remitted to cover the withholding requirements.  The stock remittance is included in the accompanying statement of stockholders’ equity as treasury stock at September 30, 2011.  The Company is working with its tax advisors to remit the appropriate tax to the IRS in the fourth quarter.  In addition, in accordance with the restricted stock agreements for each of the officers, the Company is to reimburse a portion of these withholding taxes to the officers.  Based upon the agreement, the company estimates that it will be required to reimburse in total $221,794 to these officers by December 31, 2011.  This amount is included in general and administrative expenses for the nine months ended September 30, 2011 and in accrued withholding taxes as of September 30, 2011.

Private Placements of Common Stock and Warrants

On October 1, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering costs, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.  The Company incurred costs of $33,022 related to this offering.

On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.  At December 31, 2010 the $1,557,698 was classified as a stock subscription receivable on the balance sheet.

On February 1, 2011, the Company closed a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 220,097 shares of common stock, the terms and exercise price are the same as investors under this private placement offering.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $0.8 million in connection with this offering.

Par value of common stock issued	$4,402
Paid-in capital	14,627,666
Offering expenses	774,687
Total gross proceeds	$15,406,755

On March 31, 2011, the Company closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 96,957 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $1.5 million in connection with this offering.

Par value of common stock issued	$3,697
Paid-in capital	19,716,706
Offering expenses	1,537,375
Total gross proceeds	$21,257,778

On July 15, 2011, the Company closed a private placement offering of $12,980,003 through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share, (ii) Series A warrants to purchase 1,130,435 shares of common stock at a per share exercise price of $9.00; and (iii) Series B warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A warrant shares, and (ii) the date on which the purchasers in the private placement can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences.

If made exercisable pursuant to (A) in the preceding sentence, the Series B warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).  Exclusive of the non-cash warrant expense, the Company incurred costs of $1.0 million in connection with this offering.

Par value of common stock issued	$2,261
Paid-in capital	8,008,733
Derivative warrant instruments	3,971,009
Offering expenses	998,000
Total gross proceeds	$12,980,003

In connection with the February 1, 2011 and March 31, 2011 private placement offerings, the Company granted to the investors registration rights pursuant to Registration Rights Agreements, dated February 1, 2011 and March 31, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after February 1, 2011 and March 31, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of February 1, 2011 and March 31, 2011, they are required to pay in common stock 1% of the aggregate purchase price. Shares to be distributed are calculated based on the price of issuance of $3.50 per share for the February 1, 2011 private placement offering and $5.75 per share for the March 31, 2011 placement.  As of September 30, 2011, total shares to be given relating to the February 1, 2011 and March 31, 2011 placements are approximately 264,116 and 183,658, calculated by dividing the respective cash value of each private placements penalty by the respective unit price under which each private placement was funded. For the three and nine months ended September 30, 2011, the Company accrued $572,365 and $1,980,438 of delinquent registration fees which are included in general and administrative expenses in the accompanying consolidated statement of operations.

Deferred Compensation Program

On April 15, 2010, the Nevada ASEC’s Board of Directors approved the Nevada ASEC 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time retainer fee consisting of common stock options in lieu of salary through June 30, 2011. The total number of options granted under the plan was 1,600,000 in lieu of salary through December 31, 2010. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  400,000 of these shares have vested as of September 30, 2011 and were exercised and converted to shares of stock on April 13, 2011.  The rescission of the exercise of such options was approved by our board on August 29, 2011. For the three months ended September 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $197,434 in each period. For the nine months ended September 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $592,302 and $361,962, respectively, related to the amortization of the fair value of these options which is included in general and administrative expenses.

Other Share Based Compensation

On August 29, 2011 the Company's Board of Directors adopted the Amended and Restated 2010 Equity Incentive Plan initially approved April 15, 2010.  The amended plan provides for 12,000,000 shares to be eligible for issuance to officers, other key employees, directors and consultants.  Since April 15, 2010, the Board of Directors authorized the grants of 11,265,000 stock options under the 2010 plan.

As part of management's employment agreements, 7,400,000 options were granted to officers of the Company on April 15, 2011 under the 2010 Equity Incentive Plan with an exercise price of $7.45. 120,000 options granted in 2010 and 400,000 options granted in 2011 were forfeited in August, 2011 relating to the departure of an employee from the Company.  2,200,000 of these options vest semiannually in equal installments through April, 2012, and the remaining 4,800,000 options vest over the subsequent 48 months thereafter in equal semiannual installments per their original vesting schedule. These options have a ten year life and had a grant date fair value ranging from $4.59 to $5.04 per share.

For the nine months ended September 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $5,873,153 and $2,976,069, respectively, related to other share based compensation which is included in general and administrative expenses. For the three months ended September 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $2,511,926 and $109,671 respectively, related to other share based compensation which is included in general and administrative expenses.

The following table summarizes the stock options available and outstanding as of September 30, 2011, as well as activity during the nine months then ended:

	Options Available for Grant		Weighted Average Exercise
	Under 2010 Plan	Outstanding Options	Price
Balance at December 31, 2010	2,275,000	3,725,000	1.60
Additional options authorized under amended plan	6,000,000	-	-
Granted	(7,540,000)	7,540,000	7.46
Forfeited	-	(520,000)	6.08
Balance at September 30, 2011	735,000	10,745,000	5.50

The options outstanding as of September 30, 2011 have been segregated into 2 ranges for additional disclosure as follows:

	Outstanding Options			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable	Weighted Average Exercise Price
$1.50 - $3.00	3,605,000	1.61	8.82	1,610,000	$1.57
$7.00 - $8.00	7,140,000	7.46	9.76	1,190,000	7.48
	10,745,000	5.50	9.45	2,800,000	4.08

The aggregate intrinsic value of options outstanding and options exercisable was $11,327,500 and $7,003,900, respectively, at September 30, 2011.

The following table presents the future non-cash stock compensation expense for the Company’s outstanding restricted stock grants and stock options at September 30, 2011, which it expects to recognize during the vesting periods ending December 31:

2011	$3,262,520
2012	10,688,961
2013	9,462,065
2014	8,646,931
2015	2,352,000
Total	$34,412,477

The fair value of each option award is estimated on the date of grant.  The fair values of stock options were determined using the Black-Scholes option valuation method and the assumptions noted in the following table for 2011 and 2010.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

	2011	2010
Expected volatility	68.96%	74.39% - 83.99%
Expected term (in years)	5.5 - 6.5	6.0 - 7.3
Risk-free rate	3.43%	2.77% - 3.86%

The fair value of option grants during the nine months ended September 30, 2011 was $37,534,600.

Note D.  Long term debt

On September 21, 2011, Nevada ASEC (the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Macquarie Bank Limited (“Macquarie”) as administrative agent. The Credit Agreement is fully and unconditionally guaranteed by the Company (the “Guarantor”).  The Guarantor has pledged as collateral 100% of their stock in the Borrower.   The Borrower’s obligations under the Credit Agreement are secured by the Borrower’s interest in certain oil and gas properties and the hydrocarbons produced from such properties, as well as the proceeds of the sale of such hydrocarbons.

The Credit Agreement provides to the Borrower a revolving credit facility in an amount not to exceed $100 million and a term loan facility in an amount not to exceed $200 million. The interest rate on revolving loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 2.75% to 3.25% per annum, based on the borrowing base utilization, and the interest rate on term loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 7.50%. The maturity date of the revolving credit facility is September 21, 2015 and the maturity date of the term loan facility is September 21, 2014.  As part of the loan agreement, the Borrower needs to be in compliance with several debt covenants, including interest coverage ratio, current ratio, and leverage ratio.  The Company was in compliance with its application debt covenants at September 30, 2011.

The initial borrowing base and amount drawn on the revolving credit facility was $12 million.  The debt was initially recorded net of a debt discount of $10,917,981 related to warrants issued to the lenders as disclosed below.  This is a non-cash liability which is expected to amortize over the term of the credit facility. The outstanding amount on the revolving credit facility at September 30, 2011 was $12 million.  The accretion of interest expense on the debt discount as of September 30, 2011 was $101,092 and accordingly, the September 30, 2011 debt balance net of the discount was $1,183,111. The borrowing base is re-determined semiannually based on the reserve reports by category, oil and gas future sales prices as determined by the lenders, and amount of expenses necessary to produce the oil and gas.

The table below reflects the breakdown of the components of the revolving credit facility at September 30, 2011:

Debt proceeds	$12,000,000
Debt discount	(10,816,889)
Net revolving facility	$1,183,111

The term loan draws are subject to approval by the bank on a case by case basis. Each drilling program is submitted for bank approval and the bank will approve the program and advance funds for development. Alternatively, the Company may elect to submit successfully completed wells to the bank for review and reimbursement under the term loan. The outstanding balance on the term loan was zero at September 30, 2011.

In connection with the Credit Agreement, the Company issued to Macquarie Americas Corp. a five year warrant to purchase five million (5,000,000) shares of the Company’s common stock at a per share exercise price of $7.50. The warrant is exercisable on a cashless basis if there is no registration statement covering the underlying common stock. The warrant is also subject to customary anti-dilution provisions. The fair value of the 5,000,000 warrants issued to Macquarie was calculated using the Monte Carlo valuation model based on factors present at the time of closing. Macquarie can exercise these warrants at any time until the warrants expire in July 2016. The exercise price of the warrants is $7.50 per warrant, subject to “down round” adjustments.  The fair value at issuance date of $10,917,981 was recorded as a discount on the debt as described above.  See Note G for discussion of the subsequent valuation of the warrants.

Note E.  Asset Retirement Obligations

The Company's asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The Company's asset retirement obligation activity for the nine months ended September 30, 2011 and the year ended December 31, 2010 is as follows:

	2011	2010
Balance at beginning of period	$242,632	$237,378
Liabilities incurred from new wells	36,346	12,273
Accretion expense	11,713	15,607
Revisions due to increase in well life estimates	(16,562)	(22,626)
Balance at end of period	$274,129	$242,632

Note F. Commodity derivatives

To mitigate a portion of the exposure to potentially adverse market changes in oil and natural gas prices and the associated impact on cash flows, the Company has entered into various derivative commodity contracts.  The Company’s derivative contracts in place include swap arrangements for oil and natural gas.  As of September 30, 2011, and through the filing date of this report, the Company has commodity derivative contracts in place through the third quarter of 2014 for a total of approximately 81,965 Bbls of anticipated crude oil production and 734,519 MMBtu of anticipated natural gas production.

The Company’s oil and natural gas derivatives are measured at fair value and are included in the accompanying balance sheets as commodity derivative assets and liabilities.  The Company derives internal valuation estimates taking into consideration the counterparties’ credit ratings, the Company’s credit rating, and the time value of money.  These valuations are then compared to the respective counterparties’ mark-to-market statements.  The pertinent factors result in an estimated exit-price that management believes provides a reasonable and consistent methodology for valuing derivative instruments.  The derivative instruments utilized by the Company are not considered by management to be complex, structured, or illiquid.  The oil and natural gas derivative markets are highly active.  The fair value of oil and natural gas commodity derivative contracts was a net liability of $152,150 and $-0- at September 30, 2011, and December 31, 2010, respectively.

The Company recognizes all gains and losses from changes in commodity derivative fair values immediately in earnings. As of September 30, 2011, the Company had a realized gain on commodity derivatives of $17,279 and an unrealized loss of $152,150 included in other income (expense).

A summary of our commodity derivatives at September 30, 2011 is as follows:

Period of time	Barrels of Oil	Weighted Average Oil Prices	Estimated Fair Market Value
October 1, 2011 through October 31, 2014	81,965	$81.7	$(35,290)

Period of time	MMBtu of Natural Gas	Weighted Average Gas Prices	Estimated Fair Market Value
September 28, 2011 through September 26, 2014	734,519	$4.4	$(116,860)

Total fair market value			$(152,150)

The following table details the fair value of derivatives recorded in the accompanying balance sheets, by category:

	As of September 30, 2011
	Derivative Assets		Derivative Liabilities
	Balance Sheet		Balance Sheet
	Classification	Fair Value	Classification	Fair Value
Commodity Contracts	Current Assets	$134,548	Current Liabilities	$-
Commodity Contracts	Noncurrent Assets	-	Noncurrent Liabilities	(286,698)
Total commodity derivatives		$134,548		$(286,698)

The following table summarizes the unrealized and realized gain and loss from derivative cash settlements and changes in fair value of derivative contracts as presented in the accompanying statements of operations.

	For the Three	For the Nine
	Months Ended	Months Ended
	September 30, 2011	September 30, 2011
Cash settlement gain:
Oil and natural gas contracts	$17,279	$17,279
Total cash settlement gain	17,279	17,279

Unrealized loss on changes in fair value:
Oil and natural gas contracts	(152,150)	(152,150)
Total net unrealized loss on change in fair value	(152,150)	(152,150)
Total unrealized and realized derivative loss	$(134,871)	$(134,871)

Note G.    Derivative warrant instruments (liabilities)

As part of the July 15, 2011, private placement, the Company issued Series A and Series B Warrants to purchase common stock to certain accredited investors in connection with its sale of 2,260,870 share-based units for gross proceeds of approximately $13.0 million.  There are 1,130,435 Series A warrants with an exercise price of $9.00, subject to “down round” adjustments.  There are an undermined amount of Series B warrants at an exercise price of $0.001 per share.  Exercise of these warrants is subject to certain adjustment events.

In September of 2011, the Company issued warrants that will allow Macquarie the right to purchase up to 5,000,000 shares of fully-paid and non-assessable common stock at a per share purchase price of $7.50, subject to certain “down round” adjustments events.

Because of the adjustment events, the Warrants are not deemed to be “indexed to the Company’s own stock” and, therefore, do not qualify for the scope exception in ASC 815-40-15-5.  As such, the Company has concluded that these warrants are deemed to be derivative instruments and are recorded as liabilities at fair value, and marked-to-market at each financial statement reporting date, pursuant to the guidance in ASC 815-10.

During the three and nine months ended September 30, the fair value of the liability of the warrant derivative instruments decreased by $1,294,037, from their initial fair values. Such changes were recorded as unrealized gains on fair value of derivative warrant instruments in the accompanying consolidated statements of operations.

Activity for derivative warrant instruments during the nine months ended September 30, 2011 was as follows:

	Initial fair value as of July 15, 2011	Initial fair value as of September 21, 2011	Increase (decrease) in fair value of derivative liability	Fair value September 30, 2011
Derivative warrant instruments for Series A and Series B Warrants	$3,971,009	$-	$373,996	$4,345,005
Derivative warrant instruments for Macquarie warrants	-	10,917,981	(1,668,033)	9,249,948
	$3,971,009	$10,917,981	$(1,294,037)	$13,594,953

The fair value of the derivative warrant instruments is estimated using a probability-weighted scenario analysis model with the following assumptions as of September 30, 2011:

September 30, 2011
Common stock issuable upon exercise of warrants	6,130,435
Estimated market value of common stock on measurement date	$4.75 (1)
Exercise price	$$7.50 - $9.00
Expected volatility (2)	66.1% - 73.6%
Expected term (in months)	8.3 - 60
Risk-free rate (3)	0.06% - 0.96%
Expected dividend yields	-

(1)	The estimated market value of the stock is measured each period-end and is based on the reported public market prices.
(2)	The volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region.
(3)	The risk-free rate of return associated with the remaining term. Source: The Federal Reserve Board

Note H.    Fair value measurements

The Company follows fair value measurement authoritative guidance for all assets and liabilities measured at fair value.  That guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  Market or observable inputs are the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs.  The hierarchy for grouping these assets and liabilities is based on the significance level of the following inputs:

•	Level 1 — quoted prices in active markets for identical assets or liabilities

•
Level 2 — quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3 — significant inputs to the valuation model are unobservable

The following is a listing of the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and where they are classified within the hierarchy as of September 30, 2011:

	Level 1	Level 2	Level 3
Assets:
Commodity Derivatives	$-	$134,548	$-
Liabilities:
Commodity Derivatives	$-	$286,698	$-
Warrant derivatives	$-	$-	$13,594,953

The Company uses Level 2 inputs to measure the fair value its commodity derivatives.  Fair values are based upon interpolated data.  The Company derives internal valuation estimates taking into consideration the counterparties’ credit ratings, the Company’s credit rating, and the time value of money.  These valuations are then compared to the respective counterparties’ mark-to-market statements.  The considered factors result in an estimated exit-price that management believes provides a reasonable and consistent methodology for valuing derivative instruments.

The following table reflects the activity for warrant derivatives liability measured at fair value using Level 3 inputs:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Beginning balance	$-	$-	$-	$-
Additions	(14,888,990)	-	(14,888,990)	-
Net decrease in liabilities	1,294,037	-	1,294,037	-
Transfers in (out) of Level 3	-	-	-	-
Ending balance	$(13,594,953)	$-	$(13,594,953)	$-

Generally, market quotes assume that all counterparties have near zero, or low, default rates and have equal credit quality.  However, an adjustment may be necessary to reflect the credit quality of a specific counterparty to determine the fair value of the instrument.

The methods described above may result in a fair value estimate that may not be indicative of net realizable value or may not be reflective of future fair values and cash flows.  While the Company believes that the valuation methods utilized are appropriate and consistent with accounting authoritative guidance and with other marketplace participants, the Company recognizes that third parties may use different methodologies or assumptions to determine the fair value of certain financial instruments that could result in a different estimate of fair value at the reporting date.

The fair value of the warrants was calculated using the Monte Carlo valuation model based on factors present at the time of closing of the private placement offering on July 15, 2011 and the credit facility on September 21, 2011 and updated as of September 30, 2011.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company's consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets.  The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.  During the nine months ended September 30, 2011 and 2010, the Company recorded impairments of $-0- and $46,553.

Asset Retirement Obligations (“ARO”).  The initial recognition of AROs is based on fair value.  The Company estimates the fair value of AROs based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note E for a summary of changes in ARO for the periods ended September 30, 2011 and December 31, 2010.

Acquisitions.   Assets acquisitions are recorded at fair value.  The Company closed an asset acquisition on August 22, 2011, which was recorded at fair value as described in Note J.

Note I.  Major Customers

The Company's producing oil and natural gas properties are located in Texas, New Mexico, Arkansas, Oklahoma and North Dakota.  At September 30, 2011, the Company contracts with a number of various operators and notes that there are two operators in which revenues received were greater than 10% of total revenues.  Revenue from XOG is approximately 56% in 2011 and revenue from Clark is approximately 10% but is still passing through XOG until updated ownership documentation is complete with the operator.  Although operators are not the end purchasers of oil and natural gas, the Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and natural gas production as such production can be sold to other purchasers. In 2010, a significant portion of the Company’s oil production was sold primarily to one oil purchaser.  Similarly, a significant portion of the Company’s natural gas was sold to one gas purchaser.

Note J.  Asset Acquisitions

On August 22, 2011, the Company acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from XOG Group for approximately $14.6 million. A cash deposit of $13,500,000 was made on April 15, 2011 and the Company subsequently issued 208,200 shares of common stock upon closing, which was valued at $1,093,050 using the stock price of $5.25 on the closing date. The acquisition was recorded at fair value as XOG Group and the Company were not under common control at the time of the asset acquisition.

Additionally, at September 30, 2011, the Company has a $1.5 million deposit relating to property being evaluated for potential acquisition.

Note K.  Related Party Transactions

XOG.  XOG is currently contracted to operate the existing wells held by the Company in the Permian Basin region. XOG historically performed this service for Geronimo and CLW. XOG, Geronimo, CLW and Randall Capps combine as the largest shareholder in the Company and these entities are considered related parties to the Company. As a result, accounts receivable and accounts payable due from/to XOG are classified as accounts receivable and payables due from/to a related party.  For the three months ended September 30, 2011, sales through XOG were $1,744,009 and lease operating expenses were $336,338.  For the nine months ended September 30, 2011, sales through XOG were $6,583,498 and lease operating expenses were $1,022,401.

Randall Capps has controlling ownership of XOG, Geronimo and CLW, and is a member of the Company’s board of directors.  Through his ownership interest in the XOG Group, Mr. Capps is the largest shareholder of our common stock.  Mr. Capps is also the father-in-law of Scott Feldhacker, our chief executive officer and director.

Overriding Royalty and Royalty Interests.     In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any ORRI effects.

XOG Group Acquisitions.  The Company has made significant acquisitions of oil and gas properties and undeveloped leases from the XOG Group as discussed in Note A and Note J.

Note L.  Commitments and Contingencies

Employment Agreements.    At September 30, 2011, the Company’s cash contractual obligations related to its employment agreements with executive officers for the three months ended December 31, 2011 and each of the following five years ending December 31 and thereafter are as follows:

2011	$161,333
2012	662,000
2013	662,000
2014	220,667
Total	$1,706,000

Operating Leases.  The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $.50 per square foot annually thereafter.  For the nine months ended September 30, 2011 and 2010, the Company recorded lease expense of $65,392 and $-0-, respectively.

At September 30, 2011, the future minimum lease commitments under the non-cancellable operating leases for the three months ended December 31, 2011 and each of the following four years ending December 31 and thereafter are as follows:

2011	$20,654
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$452,003

Drilling Commitments.  At September 30, 2011, the Company had various oil and natural gas wells in multiple stages of drilling and completion of which the balance of the Company’s unpaid approval for expenditures was estimated to be approximately $3,817,000.

Note M.  Subsequent Events

On November 15, 2011, we signed a letter of intent with XOG, Geronimo, HNL Royalty Company and/or their respective subsidiaries and affiliates to acquire approximately 80,000 net acres across the Permian Basin, Eagle Ford shale formation and the Eagle Bine in Texas, the Williston Basin in North Dakota, the Niobrara shale formation in Wyoming and Nebraska, and the Mississippian shale formation in Oklahoma.   We intend to fund the acquisition primarily through the issuance of shares of our common stock, a promissory note, and cash at closing.  The transaction remains subject to customary due diligence and the negotiation and execution of definitive agreements.

On November 22, 2011, we entered into a letter of intent with Cross Border Resources, Inc., (“Cross Border”) which memorialized the Company’s intent to acquire Cross Border (the “Proposed Business Combination”) and granted to us the exclusive right to enter into such a transaction with Cross Border between November 22, 2011 and January 31, 2012 (the “Term”). We terminated this letter of intent pursuant to its terms on December 16, 2011.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO CONSOLIDATED AUDITED FINANCIAL STATEMENTS

Consolidated Financial Statements of American Standard Energy Corp.

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-22

Consolidated Statements of Operations for the years ended December 31, 2010 and 2009	F-23

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2010 and 2009	F-24

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-25

Notes to Consolidated Financial Statements	F-26 - F-38

Unaudited Supplementary Information	F-38 - F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Standard Energy Corp.
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of American Standard Energy Corp. and subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Notes A, H and J, the Company engages in significant transaction with related parties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Standard Energy Corp. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Houston, Texas
June 13, 2011

American Standard Energy Corp. and Subsidiary
Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009
ASSETS
Current assets:
Cash	$519,996	$-
Oil and gas sales receivable – related parties	701,754	639,764
Oil and gas sales receivable, net	89,630	47,154
Stock subscription receivable	1,557,698	-
Other current assets	7,850	-
Total current assets	2,876,928	686,918

Oil and natural gas properties, at cost, successful efforts method:
Proved properties	29,983,274	21,245,375
Drilling in progress	1,431,790	18,732
Unproved properties	8,522,564	1,303,916
Accumulated depletion and depreciation	(10,044,746)	(8,442,928)
Total oil and natural gas properties, net	29,892,882	14,125,095

Other assets, net of accumulated depreciation of $1,023	29,670	-

Total assets	$32,799,480	$14,812,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$925,654	$98,197
Accounts payable – related parties	2,856,312	17,613
Accrued liabilities –third parties	1,708,695	55,018
Total current liabilities	5,490,661	170,828

Asset retirement obligations	242,632	237,378
Total liabilities	5,733,293	408,206

Commitments and contingencies (Notes I and J)

Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $.001 par value;70,000,000 shares authorized; 28,343,905 shares issued and outstanding	28,344	-
Additional paid-in capital	28,841,004	-
Net investment	-	13,399,130
Retained earnings (accumulated deficit)	(1,803,161)	1,004,677
Total stockholders' equity	27,066,187	14,403,807

Total liabilities and stockholders' equity	$32,799,480	$14,812,013

The accompanying notes are an integral part of these consolidated financial statements.

 American Standard Energy Corp. and Subsidiary
Consolidated Statements of Operations
Years Ended December 31, 2010 and 2009

	2010	2009
Revenues:
Oil and gas revenues	$6,861,385	$5,666,710
Gain on sale of oil and gas natural gas leases	35,560	-
Total revenue	6,896,945	5,666,710

Operating costs and expenses:
Oil and natural gas production costs	2,163,887	1,786,280
Exploration expenses	247,463	240,382
General and administrative expenses	5,674,985	553,542
Impairment of oil and natural gas properties	46,553	253,258
Depreciation, depletion and amortization	1,556,288	1,490,926
Accretion of asset retirement obligations	15,607	12,399
Total operating costs and expenses	9,704,783	4,336,787

Loss from operations before income taxes	(2,807,838)	1,329,923

Income tax benefit	-	-

Net income (loss)	$(2,807,838)	$1,329,923

Proforma amounts for change in tax status (unaudited):
Income before taxes	$(2,807,838)	$1,329,923
Income tax benefit (expense)	-	92,000
Net income (loss)	$(2,807,838)	$1,421,923

Weighted average common shares outstanding - basic and diluted (1)	23,755,750	18,695,849
Income (loss) per share - basic and diluted	$(0.12)	$0.08

(1) Proforma presentation

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2010 and 2009

			Additional			Total
	Common Stock		Paid-In	Accumulated	Net	Stockholders’
	Shares	Amount	Capital	Deficit	Investment	Equity

Balance at January 1, 2009	-	$-	$-	$(325,246)	$13,942,564	$13,617,318
Transfer to XOG Group	-	-	-	-	(543,434)	(543,434)
Net income	-	-	-	1,329,923	-	1,329,923

Balance at December 31, 2009	-	-	-	1,004,677	13,399,130	14,403,807

Transfer from XOG Group	-	-	-	-	4,783,839	4,783,839
Initial capitalization of ASEC	17,526,526	17,527	18,165,442	-	(18,182,969)	-
Shares of shell treated as issued in connection with reverse merger	3,540,290	3,540	(3,540)	-	-	-
Issuance of common stock for compensation	4,081,632	4,082	3,342,012	-	-	3,346,094
Stock option expense	-	-	881,180	-	-	881,180
Issuance of common stock for cash	2,275,442	2,275	4,254,713	-	-	4,256,988
Exercise of warrants	910,015	910	2,674,707	-	-	2,675,617
Issuance of common stock for services	10,000	10	26,490	-	-	26,500
Cash paid to Geronimo - deemed distribution	-	-	(500,000)	-	-	(500,000)
Net loss	-	-	-	(2,807,838)	-	(2,807,838)

Balance at December 31, 2010	28,343,905	$28,344	$28,841,004	$(1,803,161)	$-	$27,066,187

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,807,838)	$1,329,923
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	1,556,288	1,490,926
Impairment of oil and natural gas properties	46,553	253,258
Accretion of asset retirement obligations	15,607	12,399
Gain on sale of oil and natural gas leases	(35,560)	-
Exploration expenses	247,463	240,382
Non-cash stock compensation expense	4,227,274	-
Common stock issued for services	26,500	-
Changes in operating assets and liabilities:	-	-
'Oil and gas sales receivable	(104,466)	(266,341)
'Other current assets	26,282	(100,617)
'Accounts payable and accrued liabilities	541,522	(23,247)

Net cash (used in) provided by operating activities	3,739,625	2,936,683

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(13,092,537)	(2,393,249)
Proceeds from sale of oil and natural gas leases	244,855	-
Other property additions	(30,693)	-

Net cash used in investing activities	(12,878,375)	(2,393,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from changes in predecessor net investment	4,783,839	(543,434)
Cash payment to Geronimo - deemed distribution	(500,000)	-
Proceeds from the sale of stock , net	3,506,985	-
Proceeds from exercise of warrants	1,867,922	-

Net cash provided by financing activities	9,658,746	(543,434)

Net increase in cash and cash equivalents	519,996	-

Cash and cash equivalents at beginning of period	-	-

Cash and cash equivalents at end of period	$519,996	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accounts payable and accrued liabilities for oil and natural gas properties additions	$4,744,180	$(13,994)
Stock and warrants subscription receivable	$1,557,698	$-
Additions and revisions to asset retirement cost and related obligation	$(10,354)	$(6,482)

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note A. Organization and Basis of Presentation

American Standard Energy Corp. (“ASEC” or the “Company”) was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties  from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW. On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to ASEC in return for 80% of the common stock of ASEC. The contribution to ASEC was accounted for as a transaction under common control and accordingly, ASEC recognized the assets and liabilities acquired at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result of the acquisition of assets under common control, the historical assets, liabilities and operations of the contributed assets were included in the ASEC historical financial statements and are thereby included in the accompanying consolidated financial statements retrospectively for all periods presented.  ASEC's principal business is the acquisition, development and exploration of oil and natural gas properties primarily in the Permian Basin of West Texas, the Eagle Ford Shale formation of South Texas and the Bakken Shale formation in North Dakota.

Famous Uncle Al’s Hot Dogs & Grille, Inc. (“FDOG”) was incorporated as National Franchise Directors, Inc., under the laws of the State of Delaware on March 4, 2005.  On October 1, 2010, FDOG entered into a Share Exchange Agreement (the “Agreement”), dated October 1, 2010, with its then controlling shareholder and American Standard Energy Corp., a Nevada Corporation, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Agreement, FDOG (1) spun-off its franchise rights and related operations to its controlling shareholder in exchange for and cancellation of 25,000,000 shares of FDOG’s common stock and (2) acquired 100% of the outstanding shares of common stock of ASEC and additional consideration of $25,000 from the ASEC shareholders. In exchange for the ASEC stock and the additional consideration, the XOG Group was issued 22,000,000 shares of FDOG’s common stock representing approximately 86.1% of FDOG’s common stock on a fully diluted basis. As a result, ASEC acquired control of FDOG and the transaction was accounted for as a recapitalization with ASEC as the accounting acquirer of FDOG. Accordingly, the financial statements of ASEC became the historical financial statements of FDOG. In connection with the Share Exchange Agreement, FDOG changed its name to American Standard Energy Corp.

On December 1, 2010, the Company entered into an agreement with Geronimo whereby the Company acquired certain oil and natural gas properties located in North Dakota for $500,000 cash and 1,200,000 shares of the Company’s common stock.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result, the historical assets, liabilities and operations of such properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented.

On February 11, 2011, the Company entered into another agreement with Geronimo to acquire certain oil and natural gas properties located in Texas, Oklahoma and Arkansas for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets will be recognized.  As a result, the historical assets, liabilities and operations of such properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented. The $7,000,000 cash payment was recorded by the Company during 2011, the period in which the payment was made as a deemed distribution.

On March 1, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2010, whereby the Company purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $3,000,000 and issued 883,607 shares of common stock valued at $5,787,626.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values.  As a result, the historical assets, liabilities and operations of the Bakken Properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented. Certain of the acquired mineral rights, with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, accordingly, are not included in the accompanying consolidated financial statements but were reflected in the Company's March 31, 2011 interim consolidated financial statements. The $3,000,000 cash payment was recorded by the Company during 2011, the period in which the payment was made as a deemed distribution.

The oil and gas properties acquired on May 1, 2010, December 1, 2010, February 11, 2011, and March 1, 2011 are collectively referred to as the “Acquired Properties”.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For the periods prior to the acquisition dates of the Acquired Properties, the financial statements have been prepared primarily on a “carve out” basis from the XOG Group’s combined financial statements using historical results of operations, assets and liabilities attributable to the Acquired Properties, including allocations of expenses from the XOG Group. This carve-out presentation reflects the fact that the Acquired Properties represented only a portion of the XOG Group and did not constitute separate legal entities. The consolidated financial statements including the carve outs may not be indicative of the Company’s future performance and may not reflect what its results of operations, financial position and cash flows would have been had the Company owned the Acquired Properties during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Acquired Properties or the Company, it is reflected in the accompanying consolidated financial statements.

 Prior to the Company’s acquisition of the Acquired Properties, the XOG Group provided corporate and administrative functions to the Acquired Properties including executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Acquired Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Acquired Properties been operating as a separate entity for all of the periods presented. The charges for these functions are included in general and administrative expenses for all periods presented.

Prior to the Company’s acquisition of the Acquired Properties, the Company’s net investment represented the XOG Group’s interest in the recorded net assets of the Acquired Properties. The net investment balance represented the cumulative net investment by the XOG Group in the Acquired Properties through the dates of the Company’s acquisition of the Acquired Properties.

Note B. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary.  All material intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations, accrued revenue and expenses, fair value of stock-based compensation, and allocations of general and administrative expenses.

Oil and Gas Sales Receivable

The Company sells its oil and natural gas production to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. Management concluded that no allowance for doubtful accounts was necessary at December 31, 2010 and 2009.

Oil and Natural Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

Ordinary maintenance and repair costs are expensed as incurred.

Costs of unproved properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at December 31, 2010 and 2009 were, $9,954,354 and $1,322,648 respectively.

Management of the Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, The Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.  During the years ended December 31, 2010 and 2009, the company recorded impairments of $46,553 and $253,258, respectively.

Management of the Company reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company's share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and in doing so take more or less than their respective entitled percentage. For the years ended December 31, 2010 and 2009, the Company did not have any oil and natural gas imbalances.

Asset Retirement Obligations

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

In addition to general and administrative (“G&A”) costs incurred directly by the Company, the accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for general and administrative (“G&A”) expenses. The amounts allocated to the properties are for the period prior to ownership by ASEC.  These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been related to the Acquired Properties had the Acquired Properties existed as a stand-alone company.

In the view of management, the most accurate and transparent method of allocating G&A expenses is by using the historical cost basis of the Acquired Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Acquired Properties for the years ended December 31, 2010 and 2009 was approximately $416,827 and $553,542, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation at fair value in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation”, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. Under the provisions of ASC Topic 718, stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense in the consolidated statements of operations  pro ratably over the employee’s or non-employee’s requisite service period, which is generally the vesting period of the equity grant. The fair value of stock option awards is generally determined using the Black-Scholes option-pricing model. Restricted stock awards and units are valued using the market price of the Company’s common stock on the grant date. Additionally, stock-based compensation cost is recognized based on awards that are ultimately expected to vest, therefore, the compensation cost recognized on stock-based payment transactions is reduced for estimated forfeitures based on the Company’s historical forfeiture rates. Additionally, no stock-based compensation costs were capitalized for the years ended December 31, 2010 and 2009. The Company provides compensation benefits to employees and non-employee directors under share-based payment arrangements, including various employee stock option plans. See Note C for further discussion of the Company’s stock-based compensation plans.

ASC Topic 230, “Statement of Cash Flows”, requires the cash flows resulting from tax deductions in excess of the compensation cost recognized for equity awards (excess tax benefits) to be classified as financing cash flows. However, as the Company is not able to use these tax deductions (see Note F), it has no excess tax benefits to be classified as financing cash flows.

Income Taxes

Prior to the Company’s acquisition of the Acquired Properties, the Acquired Properties were part of a pass-through entity for federal income tax purposes with taxes being the responsibility of the XOG Group owners.  As a result, the accompanying financial statements do not present any income tax liabilities or assets related to the Acquired Properties prior to the Company’s acquisition of the Acquired Properties.  Pro forma income taxes in the statements of operations for all periods presented reflect income tax expense or benefit resulting from income or losses before taxes, as if the Acquired Properties had been included in a C corporation prior to their acquisition by the Company.

Subsequent to the Company’s acquisition of the properties from the XOG Group, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

At May 1, 2010, a conversion event occurred from a non-taxable to a taxable entity and accordingly a cumulative adjustment for the difference in tax and GAAP tax reporting was recorded in the amount of an $845,000 deferred tax liability.

Related to the properties acquired from Geronimo on December 1, 2010, the Company received a step-up in tax basis to fair market value.  The deferred tax asset associated with the excess of tax basis over book basis of $1,090,000 and the related valuation allowance have been recorded to additional paid-in capital.

The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of cash, oil and gas sales receivable, stock subscription receivable, other current assets, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.

Loss per Common Share

Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares outstanding plus the assumed issuance of common shares for all potentially dilutive securities. Diluted earnings per share equals basic earnings per share for the periods presented because the effects of potentially dilutive securities are antidilutive.

Weighted-average number of shares for the years ended December 31, 2010 and 2009 was computed on a pro forma basis as if the 17,520,526 and 883,607 common shares issued to the XOG Group in connection with the Company’s acquisition of the Acquired Properties during 2010 and 2011, respectively, and the 285,716 shares purchased by Randall Capps in the February 2011 private placement were issued and outstanding for all periods presented.

Recent Accounting Pronouncements

Oil and Natural Gas.  In September 2009, the FASB issued an update to the Oil and Gas Topic, which makes a technical correction regarding the accounting and disclosures for natural gas balancing arrangements. The topic amends prior guidance because the SEC staff has not taken a position on whether the entitlements method or sales method is preferable for natural gas-balancing arrangements that do not meet the definition of a derivative. With the entitlements method, sales revenue is recognized to the extent of each well partner's proportionate share of natural gas sold regardless of which partner sold the natural gas. Under the sales method, sales revenue is recognized for all natural gas sold by a partner even if the partner's ownership is less than 100% of the natural gas sold.

The Oil and Gas Topic update included an instruction that public companies must account for all significant natural gas imbalances consistently using one accounting method. Both the method and any significant amount of imbalances in units and value should be disclosed in regulatory filings. The accompanying financial statements account for all natural gas imbalances under the sales method and make all required disclosures. As of December 31, 2010 and 2009, there were no oil and natural gas imbalances.

Reserve Estimation.  In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule,   Modernization of the Oil and Gas Reporting Requirements    (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

Note C.  Stockholders' Equity

Founders Stock

On April 13, 2010, the Company issued 1,887,755 shares of its common stock to non-management individuals valued at $1.47 per share and recorded non-cash stock compensation expense of $2,775,000 for the year ended December 31, 2010.

Additionally, on April 13, 2010, the Company issued 2,193,877 shares of its common stock to management.  These shares are restricted and vest over four years.  The Company valued these shares at $1.47 per share and recorded non-cash stock compensation expense of $571,094 related to the amortization of the fair value of these shares through December 31, 2010.  None of these shares have vested as of December 31, 2010.

Private Placements of Common Stock and Warrants

On April 20, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering cost, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.  The Company incurred costs of $33,022 related to this offering.

On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.  The total proceeds of $1,557,698 were received during 2011 before the issuance of the financial statements and accordingly are recorded as a stock subscription receivable in the accompanying balance sheet.

Deferred Compensation Program

On April 15, 2010, the Company’s Board of Directors approved the 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time retainer fee consisting of common stock options in lieu of salary through December 31, 2010. The total number of options granted under the plan was 1,600,000. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  None of these options were exercisable as of December 31, 2010.  For the year ended December 31, 2010, the Company has recorded non-cash stock compensation expense of $559,396 related to the amortization of the fair value of these options which is included in general and administrative expenses.

Equity Incentive Plan

On April 15, 2010, the Company’s Board of Directors approved the 2010 Equity Incentive Plan which authorized the issuance of up to 6,000,000 common stock options. As part of managements’ employment agreements,1,850,000 options were issued on April 15, 2010. The exercise price of the options is $1.50 and the options vest over 52 months.  These options have a ten year life and had a grant date fair value of $1.03 per share.  None of these options were exercisable as of December 31, 2010.  For the year ended December 31, 2010, the Company has recorded non-cash stock compensation expense of $321,784 related to the amortization of the fair value of these options which is included in general and administrative expenses.  As part of managements’ employment agreements, management will receive at least 2,600,000 stock options per year over the four year employment term.

On November 23, 2010, the Company granted 300,000 common stock options to its independent director.  The exercise price of the options is $2.70 and the options vest quarterly over 5 years.  These options have a ten year life and had a grant date fair value of $1.95 per share.  None of these options were exercisable as of December 31, 2010.

The following table presents the future non-cash stock compensation expense for the Company’s outstanding restricted stock grants and stock options at December 31, 2010, which it expects to recognize during the vesting periods ending December 31:

2011	$2,216,436
2012	1,756,625
2013	1,361,757
2014	626,153
2015	107,077
Total	$6,068,048

The fair value of each option award is estimated on the date of grant.  The fair values of stock options were determined using the Black-Scholes option valuation method and the assumptions noted in the following table for the year ended December 31, 2010.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

Expected volatility	74.39% - 83.99%
Expected dividends	0
Expected term	6.0-7.3years
Risk free rate	2.77% - 3.86%

The fair value of options granted during the year ended December 31, 2010 was $4,295,323.

Note D.   Asset Retirement Obligations

The Company's asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company's asset retirement obligation activity for the years ended December 31, 2010 and 2009:

	2010	2009

Balance at beginning of period	$237,378	$231,461
Liabilities incurred from new wells	12,273	5,108
Accretion expense	15,607	12,399
Revisions due to increase in well life estimates	(22,626)	(11,590)
Balance, end of period	$242,632	$237,378

 Note E.   Disclosures About Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company's consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets. The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

The Company periodically reviews its proved oil and natural gas properties that are sensitive to oil and natural gas prices for impairment. During the years ended December 31, 2010 and 2009, the Company recorded impairments of $46,553 and $253,258, respectively.

Asset Retirement Obligations (“ARO”).The initial recognition of AROs is based on fair value.   The Company estimates the fair value of AROs based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note D for a summary of changes in ARO for the years ended December 31, 2010 and 2009.

Note F.  Income Taxes

The following reconciles the Company’s provision for income taxes for the year ended December 31, 2010, included in the consolidated statements of operations with the provision which would result from application of the statutory federal tax rate to pre-tax financial loss:

Loss before tax	$(2,807,838)
Statutory rate	34%
Expected benefit at federal statutory rate	$(954,665)
Increase (decrease) resulting from:
State income taxes, net of federal income tax effect	(220,475)
Pass-through income not subject to federal tax	(874,465)
Non-deductible stock compensation	448,192
One time charge for conversion to taxable entity	845,248
Change in valuation allowance	756,164

Provision for income taxes	$-

Effective rate	0%

The components of the Company’s net deferred tax liability as of December 31, 2010 were as follows:

Deferred tax assets:
Equity compensation	$1,101,723
Asset retirement obligations	1,295
Net operating loss carry forward	2,742,764
Valuation allowance	(2,158,748)
1,687,034
Deferred tax liability:
Differences between book and tax basis of property	(1,687,034)

Net deferred tax liability	$-

The Company’s net operating loss carry forward (“NOL”) at December 31, 2010, was $7,218,000 and will expire in 2030.   The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration. Management monitors Company-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Company's NOLs and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration. At December 31, 2010, the Company had a valuation allowance of $2,158,748 related to its deferred tax assets.

As of December 31, 2010, the Company had no unrecognized tax benefits. 2010 is the only taxable year that is open to examination by the major taxing jurisdictions to which the Company is subject.

Note G.  Major Customers and Concentrations

The Company's producing oil and natural gas properties are located in Texas, New Mexico, Oklahoma, Arkansas and North Dakota.

The following purchasers and operators accounted for 10% or more of the Company's oil and natural gas sales for the years ended December 31:
	2010	2009
XOG Operating LLC	48%	60%
John M Clark, Inc.	16%	18%
Reliance Energy, Inc.	10%	13%

 Note H.  Related Party Transactions

XOG. XOG is currently contracted to operate certain of the Company’s oil and gas properties. XOG historically performed this service for Geronimo and CLW. XOG, Geronimo and CLW hold a combined majority stock position in the Company and these companies are considered related parties to the Company. As a result, accounts receivable and accounts payable due from/to XOG are classified as accounts receivable and payables due from/to a related party.

Overriding Royalty and Royalty Interests.  In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any ORRI effects.

XOG Group Acquisitions. The Company has made significant acquisitions of oil and gas properties from the XOG Group as discussed in Note A.

Note I.  Commitments and Contingencies

Employment Agreements. The Company’s contractual obligations related to its employment agreements with executive officers for the years ending December 31 are as follows:

2011	$540,000
2012	540,000
2013	540,000
2014	180,000
Total	$1,800,000

Operating Leases. The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $.50 per square foot annually thereafter.  For the year ended December 31, 2010, the Company recorded imputed lease expense of $14,495.

At December 31, 2010, the future minimum lease commitments under the non-cancellable operating leases for each of the next five years ending December 31 and thereafter are as follows:

2011	$47,004
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$478,353

Drilling Commitments. At December 31, 2010, the Company had 23 oil and natural gas wells in various stages of drilling and completion of which the balance of the Company commitments was estimated to be approximately $786,000.

Note J.  Subsequent Events

On February 1, 2011, the Company closed a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 317,118 shares of common stock, the terms and exercise price of which correspond to the terms and conditions of warrants issued to investors in the private placement.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $0.8 million in connection with this offering.

In connection with the February 1, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated February 1, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after February 1, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of February 1, 2011, they are required to pay in common stock 1% of the aggregate purchase price on the monthly anniversary of the February 1, 2011 private placement closing date until an S-1 is filed.  The Company has incurred a cumulative 4% penalty as of June 13, 2011.

On March 31, 2011, the Company closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 102,425 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $1.5 million in connection with this offering.

In connection with the March 31, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated March 31, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after March 31, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of March 31, 2011, they are required to pay in common stock 1% of the aggregate purchase price on the monthly anniversary of the March 31, 2011 private placement closing date until an S-1 is filed.  The Company has incurred a cumulative 2% penalty as of June 13, 2011.

On February 10, 2011, the Company acquired certain oil and natural gas properties located in Texas, Oklahoma and Arkansas from Geronimo for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values. As a result, the historical assets, liabilities and operations of these properties have been included in the accompanying consolidated financial statements of the Company on a retrospective basis.

On March 1, 2011, the Company acquired certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $3,000,000 and issued 883,607 shares of common stock.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired at their historical carrying values and no goodwill or other intangible assets were recognized. As a result, the historical assets, liabilities and operations of the Bakken Properties have been included in the accompanying consolidated financial statements of the Company on a retrospective basis.

On April 8, 2011, the Company acquired undeveloped leasehold acreage located in Mountrail County of North Dakota's Williston Basin from Geronimo for $1,860,858 cash, which includes a $1,000,000 cash down payment made on March 25, 2011.  The acquisition will be accounted for as a transaction under common control and accordingly, the Company will record the assets and liabilities acquired from Geronimo at their historical carrying values.   The historical assets, liabilities and operations of these properties have not been included in the accompanying consolidated financial statements

On April 26, 2011, the Company announced the pending acquisition of additional undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for $13,536,004.23 cash and the issuance of 155,400 shares of the Company’s common stock valued at $999,999. A Deposit of $13,500,000 was made on April 15, 2011. During the Due Diligence period and prior to close the pending acreage has been adjusted to 11,371 acres with the total purchase price reduced to $13,670,220 cash only. The Company is currently evaluating the method of accounting to be used for this transaction.

On May 31, 2011 the Company signed non-binding letters of intent to purchase additional oil and natural gas properties from Geronimo.  It is expected that when these transactions close, the Company and Geronimo will not be under common control and accordingly these acquisitions will be recorded at their fair market values.

American Standard Energy Corp.
Unaudited Supplementary Information

Costs Incurred

Costs incurred for oil and natural gas producing activities during the year ended December 31, 2010 and 2009 was as follows:

	2010	2009

Unproved property acquisition costs	$7,729,953	$1,247,723
Exploration	5,787,926	930,236
Development	4,308,484	194,814

Total	$17,826,363	$2,372,773

Reserve Quantity Information

The following information represents estimates of the proved reserves as of December 31, 2010 and 2009.  The Company’s proved reserves as of December 31, 2010 and 2009 have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-period pricing.

The following table summarizes the average prices utilized in the reserve estimates for 2010 and 2009 as adjusted for location, grade and quality:
	As of December 31,
	2010	2009

Prices utilized in the reserve estimates:
Oil per Bbl(a)	$75.30	57.06
Gas per MCF(b)	$5.31	4.10

a)
The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month West Texas Intermediate posted price as adjusted for location, grade and quality.

b)	The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month Henry Hub spot price as adjusted for location, grade and quality.

The SEC has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of the proved reserves and related estimated discounted future net cash flows at December 31, 2010 and 2009 included in this report have been prepared based on what we and our independent reserve engineer believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates prepared applying more specific SEC interpretive guidance.

The Company’s proved oil and natural gas reserves are located primarily in the Permian Basin of West Texas and in the Bakken Shale formation located primarily in North Dakota. The estimates of the proved reserves at December 31, 2010 and 2009 are based on reports prepared by an independent petroleum engineer. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a roll forward of the total net proved reserves for the years ended December 31, 2010 and 2009, as well as disclosure of proved developed and proved undeveloped reserves at December 31, 2010 and 2009.

		Natural
	Oil	Gas	Total
	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1, 2010	2,047,616	13,508,944	4,299,107
Revisions	173,505	1,527,388	428,070
Discoveries	126,366	15,370	128,928
Production	(56,657)	(540,072)	(146,669)

Balance, December 31, 2010	2,290,830	14,511,630	4,709,436

Proved developed reserves	759,642	9,370,893	2,321,457
Proved undeveloped reserves	1,531,188	5,140,737	2,387,979

Total proven reserves	2,290,830	14,511,630	4,709,436

Total Proved Reserves:
Balance, January 1, 2009	1,542,479	13,113,295	3,728,028
Revisions	548,974	1,002,095	715,991
Discoveries	12,166	4,016	12,835
Production	(56,003)	(610,462)	(157,747)

Balance, December 31, 2009	2,047,616	13,508,944	4,299,107

Proved developed reserves	532,070	8,602,907	1,965,888
Proved undeveloped reserves	1,515,546	4,906,037	2,333,219

Total proven reserves	2,047,616	13,508,944	4,299,107

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying at December 31, 2010 and 2009 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carry forwards and credits and applying the current tax rates to the difference.

Discounted future cash flow estimates like those shown herein are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future net cash flows at December 31, 2010 and 2009:

	2010	2009

Future production revenues	$249,528,763	$172,193,898
Future costs:
Production	(69,359,315)	(62,588,923)
Development	(15,618,950)	(19,408,950)
Income taxes	(50,368,060)	(29,826,950)
10% annual discount factor	(64,504,117)	(36,850,255)

Standardized measure of discounted cash flows	$49,678,321	$23,518,820

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table provides a roll forward of the standardized measure of discounted future net cash flows for the years ended December 31, 2010 and 2009:

	2010	2009
Increase (decrease):
Extensions and discoveries	$4,626,389	$352,041
Net changes in sales prices and production costs	19,421,293	(4,150,217)
Oil and gas sales, net of production costs	(4,697,498)	(3,880,430)
Change in estimated future development costs	1,871,994	(8,889,048)
Revision of quantity estimates	10,483,274	19,549,956
Changes in income taxes	(6,290,341)	(1,157,674)
Accretion of discount	2,351,883	1,898,720
Changes in production rates, timing and other	(1,607,493)	808,271

Net increase	26,159,501	4,531,619
Standardized measure of discounted future cash flows:
Beginning of year	23,518,820	18,987,201

End of year	$49,678,321	$23,518,820

AMERICAN STANDARD ENERGY CORP.

20,261,804 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is [     ], 2011

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$11,059
Accounting fees and expenses	$5,000	*
Legal fees and expense	$50,000	*
Printing and miscellaneous expenses	$1,000	*
Total	$67,059	*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the registrant’s bylaws.

The registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the registrant’s payment of expenses incurred or paid by an director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant carries directors’ and officers’ liability insurance covering its directors and officers for a period of one year commencing on October 2010. The limit of liability of such insurance is $5,000,000 in the aggregate for the insured period.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

Item 15. Recent Sales of Unregistered Securities

Credit Facility

On September 21, 2011, in connection with the credit agreement, we issued to Macquarie Americas Corp. a five year warrant to purchase five million (5,000,000) shares of our common stock at a per share exercise price of $7.50.

Such Securities were not registered under the Securities Act of 1933.  The issuance of the Securities was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These Securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the Securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, the size of the offering and the manner of the offering and number of the Securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, Macquarie Americas Corp. had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that the Securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Leasehold Acquisitions

On August 22, 2011, we acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for approximately $14.8 million which comprised of $13.5 million in cash on April 15, 2011 and 208,200 shares of the Company’s common stock at a price per share of $6.435.

On March 1, 2011, we entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2010, whereby we purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties, we paid Geronimo $3,000,000 and issued 883,607 shares of common stock valued at $5,787,626, for a total transaction value of $8,787,626.

On December 1, 2010, we entered into an agreement with Geronimo whereby we acquired certain oil and natural gas properties located in North Dakota for $500,000 cash and 1,200,000 shares of the our common stock.   This transaction was valued at $4,460,000.

Such Securities were not registered under the Securities Act of 1933.  The issuance of the Securities was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These Securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the Securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, the size of the offering and the manner of the offering and number of the Securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that the Securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Private Placement Offerings

On July 15, 2011, we completed a closing of an offering of our securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share,   (ii) Series A Warrants to purchase 1,130,435 shares of common stock at a per share exercise price of $9.00; and (iii) Series B Warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of the our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A Warrant Shares sold in the Third PIPE, and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences. If made exercisable pursuant to (A) in the preceding sentence, the Series B Warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

On March 31, 2011, pursuant to a securities purchase agreement we completed the closing of the offering of our securities for total subscription proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of our common stock at a price of $5.75 per share and (ii) five-year warrants of 1,848,502 shares of common stock at an exercise price of $9.00 per share, to certain accredited investors.  We also issued to Northland Capital Markets, as placement agent, warrants to purchase 102,425 shares of common stock.

On February 1, 2011, pursuant to a securities purchase agreement, we completed the closing of the offering of our securities for total subscription proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into an aggregate of 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively to certain accredited investors.    We also issued to Northland Capital Markets, as placement agent, warrants to purchase 317,118 shares of common stock.

Issuance of securities to the investors and the Placement Agent were not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of investors, which included, in pertinent part, that such investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the investors that (a) the investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available and (b) making write description of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished and (b) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

On December 23, 2010, we closed a private placement offering by raising proceeds of $750,000, through the sale of 230,770 shares of our common stock at a price of $3.25 per share and a number of four-month warrants exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Placement at an exercise price of $3.50 per share to an accredited investor

Such Securities were not registered under the Securities Act of 1933.  The issuance of the Securities was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These Securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the Securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, the size of the offering and the manner of the offering and number of the Securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that the Securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 20, 2010, we closed on a private placement offering by raising proceeds of $1,200,000, through the sale of 452,830 shares of our common stock at a price of $2.65 per share and a number of four-month warrants exercisable into a number of shares of common stock equal to 150% of the number of common shares underlying the placement at an exercise price of $2.75 per share to two accredited investors.

Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under the safe harbor provided by Section 4(2) of the Securities Act. We made this determination based on the representations of investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and upon such further representations from the investors that (a) the investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the investor agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising involved in the sale securities.

October 1, 2010, we issued to the Nevada ASEC shareholders approximately 22,000,000 common shares pursuant to a Share Exchange Agreement.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the first quarter of 2008 we issued 414,000 shares at $ 0.25 per share for a total of $103,500 cash as follows:  January 30, 2008 we issued 44,000 shares for $11,000; February 12, 2008 we issued 160,000 shares for $40,000; February 29, 2008 we issued 200,000 shares for $50,000; and on March 25, 2008 issued 10,000 shares for $2,500.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the second quarter of 2008 211,000 shares of common stock of the Company were issued as payment of $59,080 for services. During the second quarter of 2008 we received $50,000 for 200,000 shares at $ 0.25 per share, to be issued.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the third quarter of 2008, we issued 614,000 shares of common stock in exchange for $153,500 in cash.  We also issued 716,000 shares of stock in receipt of services valued at $261,080 or about $0.36 per share.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Share Exchange Agreement by and between the Company, American Standard and the American Standard Shareholders, dated October 1, 2010 (1)
3.1	Articles of Incorporation (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006 )
5.1	Opinion of Blank Rome LLP
10.1	Scott Feldhacker Employment Agreement (1)
10.2	Richard Macqueen Employment Agreement (1)
10.3	Not used
10.4	Scott Mahoney Employment Agreement (1)
10.5	Scott Feldhacker Deferred Compensation Agreement (1)
10.6	Richard Macqueen Deferred Compensation Agreement (1)
10.7	2010 Equity Compensation Plan (1)
10.8	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Bakken, ND) (1)
10.9	Lease Purchase Agreement by and between American Standard Energy Corp. and CLW South Texas 2008, LP dated April 28, 2010 (Eagle Ford, TX) (1)
10.10	Lease Purchase Agreement by and between American Standard Energy Corp. and XOG Operating LLC dated April 28, 2010 (University, TX) (1)
10.11	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Wolfberry, TX) (1)
10.12	Form of Subscription Agreement dated October 26, 2010 (2)
10.13	Form of Warrant dated October 26, 2010 (2)
10.14	Agreement for the purchase of Partial Leaseholds between Geronimo Holdings Corporation and American Standard Energy Corp. dated December 1, 2010 (4)
10.15	Form of Subscription Agreement dated December 27, 2010 (5)
10.16	Form of Warrant dated December 27, 2010 (5)
10.17	Securities Purchase Agreement dated February 1, 2011 (6)
10.18	Form of Warrant dated February 1, 2011 (6)
10.19	Registration Rights Agreement dated February 1, 2011 (6)
10.20	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated February 10, 2011 (7)
10.21	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated March 1, 2011 (8)
10.22	Amendment No.1 to Securities Purchase Agreement dated March 28, 2011 (originally dated February 1, 2011) (9)
10.23	Amendment No.1 to the Registration Rights Agreement dated March 28, 2011 (originally dated February 1, 2011) (9)
10.24	Securities Purchase Agreement dated March 31, 2011 (10)
10.25	Form of Warrant dated March 31, 2011 (10)
10.26	Registration Rights Agreement dated March 31, 2011 (10)
10.27	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated April 8, 2011 (11)
10.28	Securities Purchase Agreement dated July 15, 2011 (12)
10.29	Form of Series A Warrant dated July 15, 2011 (12)
10.30	Form of Series B Warrant dated July 15, 2011 (12)
10.31	Registration Rights Agreement dated July 15, 2011 (12)
10.32	Form of Joint Operating Agreement
10.33	Credit Agreement by and among American Standard Energy Corp., a Nevada corporation, and Macquarie Bank Limited and certain lender parties thereto, dated September 21, 2011 (14)
10.34
Pledge and Security Agreement by and among American Standard Energy Corp., a Delaware corporation, and Macquarie Bank Limited, as administrative agent, and certain lender parties thereto dated September 21, 2011 (14)

10.35
Guaranty Agreement by and among American Standard Energy Corp., a Delaware corporation, and Macquarie Bank Limited, as administrative agent, and certain lender parties thereto dated September 21, 2011 (14)

23.1	Consent of BDO USA, LLP
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)

23.3	Consent of Bryant M. Mook, B.Sc. M.Eng.
99.1	Williamson Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2009 (1)
99.2	Williamson Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2008 (1)
99.3	American Standard Energy Corp. Company Corporate Profile Fact Sheet (3)
99.4	Reserve Report by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor as of December 31, 2010 (13)

(1)	Incorporated by reference to Form 8-K filed on October 4, 2010.

(2)	Incorporated by reference to Form 8-K filed on October 26, 2010.

(3)	Incorporated by reference to Form 8-K filed on November 17, 2010.

(4)	Incorporated by reference to Form 8-K filed on December 6, 2010.

(5)	Incorporated by reference to Form 8-K filed on December 27, 2010.

(6)	Incorporated by reference to Form 8-K filed on February 2, 2011.

(7)	Incorporated by reference to Form 8-K filed on February 16, 2011.

(8)	Incorporated by reference to Form 8-K filed on March 7, 2011.

(9)	Incorporated by reference to Form 8-K filed on April 1, 2011.

(10)	Incorporated by reference to Form 8-K filed on April 1, 2011.

(11)	Incorporated by reference to Form 8-K filed on April 14, 2011.

(12)	Incorporated by reference to Form 8-K filed on July 13, 2011.

(13)	Incorporated by reference to Form 10-K/A filed on March 22, 2011.

(14)	Incorporated by reference to Form 8-K filed on October 4, 2011.

Item 17.Undertakings

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, American Standard Energy Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scottsdale, State of Arizona on this 3rd day of January, 2012.

American Standard Energy Corp.

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer, Director
(Principal Executive Officer)

By:	/s/ Scott Mahoney
Name: Scott Mahoney
Title: Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Feldhacker	Chief Executive Officer and Director	January 3, 2012
Scott Feldhacker

/s/ Scott Mahoney	Chief Financial Officer, Principal Accounting Officer	January 3, 2012
Scott Mahoney

/s/ Richard MacQueen	President and Director	January 3, 2012
Richard MacQueen

/s/ Robert J. Thompson	Chairman of the Board of Directors	January 3, 2012
Robert J. Thompson

/s/ Randall Capps	Director	January 3, 2012
Randall Capps

/s/ James R. Leeton, Jr.	Director	January 3, 2012
James R. Leeton, Jr.

/s/ Scott David	Director	January 3, 2012
Scott David

/s/ William Killian	Director	January 3, 2012
William Killian